UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to § 240.14a-12

PLANTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

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PROXY STATMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 1, 2013
To our Stockholders:

Our 2013 Annual Meeting of Stockholders will be held on Thursday, August 1, 2013 at 10:00 a.m., PDT, at the headquarters of Plantronics, Inc. located at 345 Encinal Street, Santa Cruz, California 95060. Our Board of Directors is soliciting proxies for the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. We ask that you please read it carefully.

The purpose of the Annual Meeting is to:

1.	Elect seven (7) directors to serve until the next Annual Meeting or until their successors are duly elected and qualified.

2.
Approve amendments to the 2003 Stock Plan including, among other things, an increase of 1,000,000 shares of common stock issuable thereunder and limitations on the number of shares that may be awarded annually to our independent directors.

3.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Plantronics, Inc. for fiscal year 2014.

4.	Advisory vote to approve the compensation of Plantronics named executive officers.

5.	Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only Plantronics stockholders of record at the close of business on June 6, 2013 are entitled to vote at the Annual Meeting. To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. If you prefer, you may also request a paper proxy card to submit your vote by mail. Any stockholder of record attending the Annual Meeting may vote in person, even if she or he has voted over the Internet, by telephone or returned a completed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Rich Pickard
Rich Pickard
Secretary
Santa Cruz, California
June 13, 2013

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE. PLEASE VOTE OVER THE INTERNET AT WWW.PROXYVOTE.COM OR BY TELEPHONE 1-800-690-6903. ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU MAY COMPLETE, SIGN AND RETURN BY MAIL.

PROXY STATEMENT
FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors ("Board") is soliciting proxies for the 2013 Annual Meeting of Stockholders (the "Annual Meeting"). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. Your vote is very important.

We have elected to provide access to our proxy materials over the Internet. Accordingly, on or about June 14, 2013, we will mail a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") to our stockholders of record as of the close of business on June 6, 2013. On the date of mailing of the Notice of Internet Availability, all of the proxy materials will be made available free of charge on the website referred to in the Notice of Internet Availability. The Notice of Internet Availability will provide instructions on how you may view the proxy materials for the Annual Meeting on the Internet and how you may request a paper copy of such materials.

Our Annual Meeting will be held at 10:00 a.m. PDT on Thursday, August 1, 2013 at our headquarters located at 345 Encinal Street, Santa Cruz, California. Please follow the instructions provided in the Notice of Internet Availability, or on the proxy card, if you plan to attend the Annual Meeting in person.

We will pay the costs of soliciting proxies from stockholders. We have engaged The Proxy Advisory Group, LLC to assist with the solicitation of proxies and provide proxy related advice and informational support. Fees for these services, plus customary disbursements, are not expected to exceed $15,000 in total. We may also compensate brokerage firms and other persons representing beneficial owners of shares for their customary fees and expenses in forwarding the voting materials to the beneficial owners. Our directors, officers and regular employees may solicit proxies on our behalf, without additional compensation, personally or by telephone.

Our principal executive offices are located at 345 Encinal Street, Santa Cruz, California 95060. Our telephone number at that location is (831) 426-5858 or (800) 544-4660 and our website is www.plantronics.com.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Who Can Vote?

The Board set June 6, 2013 as the record date for the Annual Meeting. All stockholders of record who owned Plantronics common stock at the close of business on June 6, 2013 may attend and vote at the Annual Meeting or any adjournments thereof. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. Stockholders may not cumulate their votes for the election of directors. At the close of business on June 6, 2013, there were 44,043,092 shares of common stock outstanding.

How Many Votes Are Required to Conduct Business at the Annual Meeting?

The required quorum for the transaction of business at the Annual Meeting is the presence in person or by proxy of a majority of shares of common stock that were issued and outstanding on the record date. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter.

How Are Abstentions and Broker Non-Votes Treated?

Shares that are voted "ABSTAIN" and "broker non-votes" are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker non-votes are considered votes cast for purposes of determining the outcome of a proposal requiring the approval of a majority of the votes cast, so they will not affect the outcome of the vote assuming a quorum is obtained. Broker non-votes are also not included in the tabulation of the voting results on proposals requiring the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal and, therefore, will not affect the outcome of the vote on such proposals assuming a quorum is obtained. Further, for purposes of the proposal to amend the 2003 Stock Plan, which requires approval under the rules of the New York Stock Exchange ("NYSE"), broker non-votes will not be counted as a vote for purposes of either the requirement that the proposal be approved by a majority of the votes cast or the requirement that over 50% in interest of all securities entitled to vote on the proposal have voted. A broker non-vote occurs when a nominee holding shares for a beneficial owner is not permitted to vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How Many Votes Are Required to Pass a Proposal?

For Proposal One, Election of Directors, directors will be elected by a vote of a majority of the votes cast with respect to that nominee. In this context, a majority of the votes cast means that the number of votes "FOR" a nominee must exceed the number of votes cast "AGAINST" the nominee. For Proposal Two, the Approval of Amendments to the 2003 Stock Plan, approval of the proposal by a majority of votes cast is required, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on it. For Proposal Three, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014, the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote on the matter is required. For Proposal Four, the non-binding advisory vote to approve the compensation of our named executive officers, the approval of a majority of the shares represented in person or by proxy at the Annual Meeting is required, but such Proposal Four is advisory only.

How Does the Board Recommend I Vote on each of the Proposals?

The Board recommends that you vote:

•	FOR each of the nominees for the Board listed in this Proxy Statement.

•
FOR the approval of amendments to the 2003 Stock Plan including, among other things, an increase of 1,000,000 shares of common stock issuable thereunder, and limitations on the number of shares that may be awarded annually to our independent directors.

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Plantronics for fiscal year 2014.

•	FOR the approval of the compensation of Plantronics named executive officers.

What Is the Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner?

Set forth below are certain distinctions between shares held by a stockholder of record and those owned beneficially or in "street name":

Stockholder of Record If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are considered, with respect to those shares, the stockholder of record, and the Notice of Internet Availability is being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the Proxyholders nominated by the Board and named in the proxy card distributed or made available to you concurrently with this Proxy Statement (the "Proxyholders") or to vote in person at the Annual Meeting.

Beneficial Owner Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and the Notice of Internet Availability is being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting; however, you may not cast a vote at the Annual Meeting without signed authorization from your broker or nominee in the form of a legal proxy. Your broker or nominee should have enclosed with the Notice of Internet Availability, or otherwise provided to you, a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

HOWEVER, SINCE YOU ARE NOT THE STOCKHOLDER OF RECORD, YOU MAY NOT VOTE THESE SHARES IN PERSON AT THE ANNUAL MEETING UNLESS YOU OBTAIN A SIGNED LEGAL PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES. YOU WILL NEED TO REQUEST THE FORM OF LEGAL PROXY DIRECTLY FROM YOUR BROKER, BANK OR OTHER NOMINEE.

How Can I Vote?

Stockholder of Record Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

•	You may vote over the Internet by timely following the instructions at www.proxyvote.com or on the Notice of Internet Availability.

•	You may vote by telephone by calling 1-800-690-6903.

•
You may request a proxy card from us and cast your vote by completing, signing and dating the card where indicated and by thereafter timely mailing or otherwise returning the card in the enclosed prepaid, pre-addressed envelope.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 PM Eastern Time on July 31, 2013. If you are voting by proxy card, it must be mailed in time to be received by July 31, 2013 in order to ensure your vote is cast at the Annual Meeting.

Beneficial Owner If your shares are held by a broker, bank or other nominee, you must timely follow the instructions on the form you receive from such broker, bank or other nominee in order for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must request signed authorization in the form of a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification satisfactory to the Secretary at the Annual Meeting to vote your shares.

Based on the instructions provided by the broker, bank or other nominee, you may typically vote by one of the following methods:

By Mail - If you requested that printed copies of the proxy materials be mailed to you, you may vote by signing, dating and timely returning your voting instruction card in the enclosed prepaid, pre-addressed envelope;

By Methods Listed on Voting Instruction Card - Please refer to your voting instruction card or other information provided by your bank, broker or other nominee to determine whether you may vote by telephone or electronically on the Internet, and timely follow the instructions on the voting instruction card or other information provided by your bank, broker or other nominee; or

In Person With a Proxy from the Record Holder - A street name stockholder who wishes to cast his or her vote at the Annual Meeting will need to obtain signed authorization in the form of a legal proxy from his or her bank, broker or other nominee. Please consult the voting instruction card provided to you by your bank, broker or other nominee to determine how to timely obtain a legal proxy in order to cast your vote in person at the Annual Meeting.

All shares entitled to vote and which are represented by properly and timely completed proxies submitted via mail, telephone or the Internet before the Annual Meeting and not revoked will be voted at the Annual Meeting as instructed. If you are a stockholder of record and timely submit a properly signed proxy by mail, telephone or the Internet, but do not indicate how your shares should be voted on a matter, the shares represented by your returned proxy will be voted as the Board recommends.

How Can I Vote My Shares in Person at the Annual Meeting?

Stockholder of Record Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person at the Annual Meeting, please bring proof of identification satisfactory to the Secretary.

Beneficial Owner Shares held in street name may be voted in person by you only if you timely obtain signed authorization in the form of a legal proxy from the stockholder of record giving you the right to vote the shares. Submitting the proxy over the Internet, by telephone or by returning a completed proxy card does not affect your right to vote in person at the Annual Meeting.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED ABOVE SO THAT YOUR SHARES WILL BE VOTED IF YOU LATER DECIDE NOT TO ATTEND.

What Happens if Additional Proposals are Presented at the Annual Meeting?

Except for the proposals described in this Proxy Statement, we do not expect any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as Proxyholders will have the discretion to vote your shares on additional matters properly presented for a vote at the Annual Meeting, if any. Under our bylaws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

Can I Change My Vote?

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by (i) executing a new proxy bearing a later date (which automatically revokes the earlier proxy) and delivering it to Plantronics Secretary ("Secretary") at our principal executive office located at 345 Encinal Street, Santa Cruz, California 95060 at or prior to the taking of the vote at the Annual Meeting; (ii) voting again on a later date on the Internet or by telephone (only your latest proxy timely submitted prior to the Annual Meeting will be counted); (iii) advising the Secretary at our principal executive office at the address stated above in writing before the Proxyholders vote your shares; or (iv) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote in person at the Annual Meeting. For shares you hold beneficially, you may accomplish this by timely submitting new voting instructions to your broker, bank or other nominee.

What Happens if I Do Not Cast a Vote?

If you hold your shares in street name and you do not instruct your broker how to vote in the election of directors (Proposal One), no votes will be cast on your behalf. Your broker will also be unable to vote your shares without your instruction on the proposal to amend the 2003 Stock Plan (Proposal Two) and the advisory vote to approve the compensation of our named executive officers (Proposal Four). Your broker will, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm for fiscal year 2014 (Proposal Three). If you are a stockholder of record and you do not timely cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

How Can I Contact Plantronics to Request Materials or Information Referred to in these Questions and Answers?

You may contact us:

•	By mail addressed to:
Plantronics, Inc.
345 Encinal Street
Santa Cruz, California 95060
Attn: Investor Relations

•	By calling (831) 426-5858 or (800) 544-4660 and asking for Investor Relations

•	By leaving a message on the Investor Relations portal of our website at: www.plantronics.com

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by using electronic delivery of our stockholder communications materials. If you have questions about electronic delivery, please call our Investor Relations office at the numbers set forth above. To sign up for electronic delivery:

Stockholder of Record If you are a stockholder of record (you hold your Plantronics shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.proxyvote.com to enroll.

Beneficial Owner If you are a beneficial owner (your shares are held by a bank, broker or other nominee), visit www.proxyvote.com to enroll.

What is "Householding"?

We generally send a single Notice of Internet Availability and other stockholder communications to any household at which two or more stockholders reside unless we receive contrary instructions. This process is called "householding." If your Notice of Internet Availability is being householded and you wish to receive separate copies of the Notice of Internet Availability, or, if you are receiving multiple copies and would like to receive a single copy, you may contact our Investor Relations office by mail, telephone or the Internet, as described above. If you would like to opt out of this practice for future mailings, please contact us at Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations, or by phone at 831-426-5858 and ask for Investor Relations.

What is the Deadline for Receipt of Stockholder Proposals for the 2014 Annual Meeting of Stockholders?

You may present proposals for action at a future stockholder meeting only if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission ("SEC") and our bylaws. In order for a stockholder proposal to be included in our Proxy Statement and form of Proxy for our 2014 Annual Meeting of Stockholders ("2014 Annual Meeting") under rules set forth in the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), we must receive the proposal no later than February 13, 2014.

Stockholders wishing to present business at an annual meeting can do so by filing with the Secretary a "Business Solicitation Statement" which contains, among other things, certain information concerning the business the stockholder intends to bring before the annual meeting and the stockholder proposing such business. Stockholders wishing to nominate a director for election to the Board can do so by filing with the Secretary a "Nominee Solicitation Statement" which contains, among other things, certain information about the nominee and the stockholder nominating such nominee.

The Business Solicitation Statement or the Nominee Solicitation Statement, as applicable, must be filed with our Secretary not later than the close of business on the 60th day (July 2, 2014) nor earlier than the close of business on the 90th day (June 2, 2014) prior to the one-year anniversary of the preceding year's annual meeting of stockholders. In the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year's annual meeting, then, for notice by the stockholder to be timely, it must be received by the Secretary not later than the 10th day following the day on which a public announcement (as described in the bylaws) of the date of such meeting is first made by us. The deadlines for the Annual Meeting have passed, but please follow these instructions for purposes of the 2014 Annual Meeting.

Our bylaws contain additional detail about the contents of the Business Solicitation Statement and the Nominee Solicitation Statement as well as certain procedural requirements for the proposal of business and the nomination of directors. You should also review our Corporate Governance Guidelines and our Director Candidates Nomination Policy which contain additional information about the nomination of directors. Our bylaws, Corporate Governance Guidelines and Director Candidates Nomination Policy are available on the Corporate Governance portal in the Investor Relations section of our website at www.plantronics.com.

What is the Date of Our Fiscal Year End?

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and related matters. Some of the information is stated as of the end of our fiscal year 2013 and some information is provided as of a more current date. Our fiscal years end on the Saturday closest to the last calendar day of March. Our fiscal year 2013 ended on March 30, 2013. For purposes of consistent presentation, we have indicated in this Proxy Statement that each fiscal year ended "March 31" of the given year, even though the actual fiscal year end may have been on a different calendar date.

CORPORATE GOVERNANCE

Strong corporate governance is an integral part of our core values. Our corporate governance policies and procedures are available on the Corporate Governance portal in the Investor Relations section of our website at www.plantronics.com. The Corporate Governance portal includes the Corporate Governance Guidelines, Access to Board of Directors Policy, Director Candidates Nomination Policy, Bylaws, Board Committee Charters, Code of Conduct and the link to Report Accounting Issues. This information is also available in print to any stockholder by making a written request addressed to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations.

Code of Conduct

We have a Code of Conduct (the "Code") which applies to all employees, our executive officers, and directors. Any waiver of any provision of the Code for a director or executive officer must be approved in writing by the Board and promptly disclosed to our stockholders by posting such waiver on our website or filing a Current Report on Form 8-K with the SEC. For further information see the Corporate Governance portal in the Investor Relations section of our website at www.plantronics.com.

Ethics Hotline Policy

Our Audit Committee has established an ethics hotline and website available to all employees, stockholders, and the general public for the anonymous submission of suspected legal, ethical or other violations including but not limited to accounting, internal controls, auditing matters, conflicts of interest, bribery, fraud, harassment, policy violations, environmental violations, substance abuse, theft or workplace violence. For further information see the Code or Report Accounting Issues link on our Corporate Governance portal in the Investor Relations section of our website at www.plantronics.com.

Access to Board of Directors Policy

Our Access to Board of Directors Policy outlines methods by which stockholders or any interested party may contact the Board, any member of our Board, including the presiding director or the non-employee directors as a group. For further information see the Corporate Governance portal in the Investor Relations section of our website at www.plantronics.com.

Board Leadership Structure

We have a policy set forth in our Corporate Governance Guidelines requiring that the roles of Chair of the Board and the Chief Executive Officer ("CEO") are separate. The Chair of the Board is, at all times, selected from our non-employee directors. The Board has determined that this structure of corporate governance is appropriate and believes it is considered a good governance practice by our stockholders. This structure allows the CEO to focus on the overall strategy and execution of our business and the Board to focus on Plantronics' governance, including management of the Board agenda, making major strategic decisions, assessing the performance of the CEO and management, and overseeing our strategy and execution. However, no single leadership model is right for all companies and at all times. The Board recognizes that depending on the circumstances, other leadership models might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

A key responsibility of the Board is ensuring that an effective process is in place to provide continuity of leadership over time at all levels within the Company. Annually, the Nominating and Corporate Governance Committee conducts a review on succession planning and reports its recommendations to the Board. During this review, the Nominating and Corporate Governance Committee and Board, respectively, may discuss a variety of issues, including future candidates for senior leadership positions, succession timing for those positions, and development plans for the candidates that each believes have the highest potential. The entire Board, together with the Nominating and Corporate Governance Committee, nominates and evaluates potential successors to the CEO and may similarly do so for other senior leadership positions. This process promotes continuity of leadership over the long term, and it forms the basis on which we make ongoing leadership assignments. It is a key success factor in managing our long-term planning for the executive leadership of our business.

Board Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management which is designed to support the achievement of long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and management's process for managing those risks but also determining the appropriate level of risk for us. Our management is responsible for day-to-day business risk management, including disaster and crisis management, business and financial risk, strategic risk, legal risk and corporate governance and compliance risk. The Board, as a whole and through its committees, has the ultimate oversight responsibility for the risk management process.

Each of the committees of the Board focuses on particular aspects of risk management. The Audit Committee regularly discusses and evaluates policies with respect to risk assessment and risk management, including our major financial, compliance and operational risk exposures and the steps that management has taken to monitor and control such exposures. The Audit Committee also oversees our independent registered public accounting firm and our annual audit, including reviewing our key financial risk areas with our independent auditors.

In its design of our overall compensation policies, programs and philosophy, the Compensation Committee assists the Board in managing incentives for short and long-term performance. In its evaluation and design of incentives for employee compensation programs, the Compensation Committee assesses and seeks to avoid or mitigate incentives that the Compensation Committee reasonably believes have the potential to encourage employees to take imprudent risks to achieve financial or other business objectives.

The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for directors and executive officers, and corporate governance. This Committee reviews our corporate governance structures and recommends compliance and corporate governance principles and practices to the Board.

The Strategy Committee examines our business strategy and provides guidance with respect to balancing risk and potential reward with respect to our strategic choices. This Committee also assesses risk associated with any material mergers, acquisitions, and divestitures that we may be contemplating.

Director Independence

The Board has determined that, except for director Ken Kannappan, each of the current directors is independent under the rules of the NYSE. In determining director independence, the Board reviewed not only relationships between a director and Plantronics, but also relationships between Plantronics and the organizations with which the director is affiliated. After considering the relevant facts and circumstances, the Board determined that none of these individuals has a material relationship with Plantronics (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us), other than as a director of Plantronics, and that each of these directors is free from any relationship with Plantronics that would impair the director's ability to exercise independent judgment. Mr. Tseu is the Chair of the Board and presides at executive sessions of the independent directors.

The Board has also determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees prescribed by the NYSE and the SEC. The Board has further determined that directors Marv Tseu, Marshall Mohr and Gregg Hammann are audit committee financial experts as defined in Item 407(d)(5) of Regulation S-K as promulgated by the SEC.

Director Education

Our Corporate Governance Guidelines provide that our directors will participate in continuing education programs on an "as needed" basis. The Board has a practice of receiving regular updates on corporate governance at Board meetings. In addition, each director has discretion to attend board education programs that the director deems appropriate.

Directors' Attendance at Annual Meetings

We recognize that directors' attendance at annual meetings of our stockholders can provide investors with an opportunity to communicate with directors about issues affecting us. Although we have not adopted a formal policy, we highly encourage all of our directors to attend our annual meeting each year. In the event a director cannot attend in person, we encourage directors to attend telephonically. One director attended the 2012 Annual Meeting of Stockholders in person and six directors attended telephonically.

Board Meetings and Committees

The Board held a total of five regular meetings during fiscal year 2013. The directors met four times in executive session without director Kannappan present. During the last fiscal year during the period served, each director attended at least 75% of the meetings of the Board and at least 75% of the aggregate number of Board and applicable Committee meetings.

The Board has four standing committees, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategy Committee, each of which is described below. See the table in Proposal One "Election of Directors" for a listing of the members and chairs of each of these committees as of the end of fiscal year 2013. Each of the four standing committees of the Board has adopted a written charter which is available at the Corporate Governance portal in the Investor Relations section of our website at www.plantronics.com. This information is also available in print to any stockholder by making a request to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations.

The Board also has an informal Mergers & Acquisitions Committee ("M&A Committee") to advise management during the early stages of merger, acquisition and divestiture activity. Any merger, acquisition or divestiture transaction that involves the transfer of $5 million or greater of consideration will be reviewed by the Board and is subject to its approval, in addition to any input from the M&A Committee and Strategy Committee, prior to completion.

Audit Committee

The Audit Committee met nine times during fiscal year 2013. This Committee is responsible for overseeing actions taken by our financial reporting staff, internal control processes, and for hiring and supervising the independent registered public accounting firm, among other matters. The Board has determined that each member of the Audit Committee does, and did at all times during fiscal year 2013, meet the requirements of independence as defined by the NYSE listing standards as well as Rule 10A-3(b) of the Securities Exchange Act and that directors Mohr, Hammann and Tseu are each audit committee financial experts as defined by the SEC. A report of the Audit Committee is attached to this Proxy Statement as Appendix A.

Compensation Committee

The Board has determined that each member of the Compensation Committee does, and did at all times during fiscal year 2013, meet the requirements for independence as defined by the NYSE listing standards and each member of the Compensation Committee was a non-employee director as defined under Rule 16b-3 of the Securities Exchange Act and an outside director as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee met seven times during fiscal year 2013. This Committee has overall responsibility for evaluating and recommending for approval by the Board, as necessary, our various compensation plans, policies and programs and determining and approving salaries, incentives and other forms of compensation for directors, executive officers, including our CEO and other highly compensated employees, and administers various incentive compensation and benefit plans. The Compensation Committee may form and delegate subcommittees when appropriate. A report of the Compensation Committee is attached to this Proxy Statement as Appendix B. See also, the section entitled "Executive Compensation" for additional information regarding our compensation policies and practices.

The Compensation Committee has delegated to the Management Equity Committee the authority to make equity grants to employees who are not executive officers within guidelines established by the Compensation Committee and as set forth in our 2003 Stock Plan, as amended. The Management Equity Committee consists of our CEO, our Senior Vice President, Chief Financial Officer, our Senior Vice President of Human Resources and our Vice President of Legal.

Nominating and Corporate Governance Committee

The Board has determined that each member of the Nominating and Corporate Governance Committee does, and did at all times during fiscal year 2013, meet the requirements for independence as defined by NYSE listing standards. The Nominating and Corporate Governance Committee held two meetings during fiscal year 2013. Under the direction of the Board, the Nominating and Corporate Governance Committee is responsible for identifying and interviewing potential additions or replacement members of the Board and assists the Board in determining the appropriate governance guidelines for us, the Board and management.

Identification of Director Candidates; Stockholder Nominations and Recommendations; and Director Qualifications

Generally, it is the policy of the Nominating and Corporate Governance Committee to review the qualifications of and consider any director candidates who have been properly recommended or nominated by a stockholder on the same basis as those candidates who have been identified by management, individual members of the Board and, if the Nominating and Corporate Governance Committee determines, a search firm hired to identify candidates. When evaluating candidates, whether recommended or nominated by stockholders or identified by any other party, the Nominating and Corporate Governance Committee evaluates the current composition and size of the Board, the qualifications of such candidate, the needs of the Board and the respective committees of the Board, and such other factors it may consider appropriate; however, the Nominating and Corporate Governance Committee has not established any specific minimum qualifications that must be met by each candidate for the Board or specific qualities or skills that are necessary for one or more members of the Board to possess.

The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of professional experience, skills, backgrounds, gender, race, national origin and ethnicity such that each director brings a different viewpoint and skills to the Board. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the directors represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials in the context of these standards.

Stockholders wishing to nominate persons for election to the Board can do so by timely filing a Nominee Solicitation Statement with our Secretary which, in accordance with our Director Candidates Nomination Policy and our bylaws, contains, among other things, certain information concerning the nominee and the stockholder nominating such nominee as set forth in our bylaws and otherwise complying with the bylaws. The Nominee Solicitation Statement must be delivered to or mailed and received at our principal offices located at 345 Encinal Street, Santa Cruz, CA 95060, Attn: Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting of stockholders. In the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year's annual meeting, then, for notice by the stockholder to be timely, it must be so received by our Secretary not later than the 10th day following the day on which we first publicly announce (as described in the bylaws) the date of such annual meeting. Additional information regarding our policies with respect to director nominations can be found in our bylaws, our Corporate Governance Guidelines and our Director Candidates Nomination Policy, all of which are posted on the Corporate Governance portal in the Investor Relations section of our website at www.plantronics.com.

Director Change in Job or Responsibility Policy

The Nominating and Corporate Governance Committee initially reviews the appropriateness of the continued service of directors who change a job or responsibility that they held when they were elected or appointed to the Board. In the event that a director changes his or her job or responsibility during his or her term, such director shall submit a letter to the Board that (i) describes the circumstances surrounding such change in job or responsibility; and (ii) contains an offer to resign from the Board. The Board shall then evaluate the circumstances surrounding such change in job or responsibility and determine if the circumstances will adversely affect the director's ability to perform his or her duties as a member of the Board. In such case, the Board will accept the director's offer to resign.

Director Commitments

Each director must ensure that other existing and anticipated future commitments do not materially interfere with a director's service to us. In any event, no director shall serve on more than four additional public company boards. This limitation does not apply to any person who was a director of Plantronics on or before June 1, 2007. Directors should advise the Nominating and Corporate Governance Committee of any invitations to join a board of any other public company prior to accepting another directorship. With respect to serving on the Audit Committee, no director may serve on the boards of directors of more than three public companies unless our Board determines such simultaneous service and related time commitments do not impair his or her ability to effectively serve on the Audit Committee, he or she takes steps to address any related issues and we disclose that determination in our proxy statement.

Strategy Committee

The Board has determined that each member of the Strategy Committee does, and did at all times during fiscal year 2013, meet the requirements for independence as defined by NYSE listing standards. The Strategy Committee held four meetings during fiscal year 2013. Under the direction and in support of the Board or management, the Strategy Committee is responsible for meeting with management periodically to review and evaluate targeted areas of business development and implementation of our corporate strategy, review and assess material transactions and investments which we make that were designed to implement our corporate strategy, and to recommend areas of improvement and to provide feedback to management.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

Seven directors have been nominated for election to the Board at the Annual Meeting. All nominees listed below are standing for re-election. Unless otherwise instructed, the Proxyholders will vote the proxies held by them for each of the seven nominees named below. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director and all nominees have consented to act as a director. The term of office for each person elected as a director will continue until the next annual meeting or until a successor has been elected and qualified.

The names of the nominees and certain information about them as of June 6, 2013 are set forth below:

Name of Nominee	Age	Director Since	Board	Audit	Compensation	Nominating and Corporate Governance	Strategy	Mergers and Acquisitions
Marv Tseu	65	1999	Chair	Member	Member	Chair	Member
Ken Kannappan	53	1999	Member
Brian Dexheimer	50	2008	Member	Member			Member	Member
Robert Hagerty	61	2011	Member			Member	Chair	Chair
Gregg Hammann	50	2005	Member	Member	Chair
John Hart	67	2006	Member		Member	Member	Member
Marshall Mohr	57	2005	Member	Chair				Member

Vote Required

Each director will be elected by the vote of the majority of the votes cast with respect to the nominee at which a quorum is present. In this context, a majority of the votes cast means that the number of shares voted "FOR" a director must exceed the number of votes cast "AGAINST" that director.

As a condition to nomination, each director has submitted a contingent resignation of his directorship in writing to the Chair of the Nominating and Corporate Governance Committee to be used with regard to majority voting in director elections. The resignation becomes effective only if the director fails to receive a sufficient number of votes for election or re-election at the Annual Meeting as described in the bylaws and the Board accepts the resignation. If the director nominee fails to receive the requisite vote contemplated by the bylaws, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

Business Experience of Directors

Mr. Tseu has been a member of the Board since 1999 and serves as Chair of the Board and the Presiding Director of executive sessions. Mr. Tseu has served as Chief Operating Officer of Exponential Interactive since June 2009. Exponential Interactive, Inc. is a leading global provider of advertising intelligence and digital media solutions to brand advertisers. Mr. Tseu has also served as a managing partner, since 2008, of Waypoint Strategies, a firm which advises companies' boards, CEOs and management on alignment of roles, responsibilities and actions to improve corporate performance. From May 2006 to November 2007, Mr. Tseu served as Chief Executive Officer and director of Axesstel, Inc., a designer and developer of fixed wireless voice and broadband data products. From October 2002 to March 2006, Mr. Tseu served as the Chief Executive Officer and a founder of Active Reasoning, Inc., a private company that produces resource management software to help enterprises manage their IT operations that was acquired by Oracle Corporation in 2007. From 2000 to 2002, Mr. Tseu served as a consulting venture partner with ComVentures, LLP, a venture capital firm focusing on communications companies. From February 2001 to July 2001, Mr. Tseu was Chief Executive Officer of Method Networks, Inc., an Internet technology company helping enterprises automate the management of their Internet networks. From October 1999 to October 2000, Mr. Tseu was President and Chief Executive Officer of SiteSmith, Inc., a provider of outsourced Internet site operations that he co-founded. From August 1998 to July 1999, Mr. Tseu served as President of Structured Internetworks, Inc., a company engaged in the design and marketing of bandwidth allocation products. Mr. Tseu has a Bachelor of Arts degree in Economics from Stanford University.

Through his more than 30 years of professional experience founding, developing and leading networking and communication companies, Mr. Tseu has demonstrated leadership capability and extensive knowledge of complex financial, managerial and operational issues facing a broad variety of companies. Moreover, Mr. Tseu has been a member of the Board since 1999 and thus has the benefit of historical experience relating to Plantronics and the headset industry as a whole.

Mr. Kannappan serves as our President and CEO(1) and has been a member of the Board since 1999. He joined Plantronics in February 1995 as Vice President of Sales and was promoted to various positions prior to being named President and Chief Operating Officer in March 1998. In January 1999, Mr. Kannappan was promoted to CEO. Prior to joining Plantronics, Mr. Kannappan was Senior Vice President of Investment Banking for Kidder, Peabody & Co. Incorporated, where he was employed from 1985 to 1995. Mr. Kannappan currently serves as Chairman of the Board of Directors of Mattson Technology, Inc., a supplier of advanced process equipment for the semiconductor industry. Mr. Kannappan has a Bachelor of Arts degree in Economics from Yale University and a Master of Business Administration from Stanford University.

Mr. Kannappan's extensive experience as part of our management team and his in-depth knowledge of the headset industry as a whole make him uniquely qualified to serve as a member of the Board.

Mr. Dexheimer has been a member of the Board since 2008. Mr. Dexheimer held various sales marketing and executive management roles over 25 years at Seagate Technology, an industry leading company focused on core elements of data storage in the enterprise and consumer markets, until his retirement in July 2009. Mr. Dexheimer's roles at Seagate included Chief Sales & Marketing Officer, Executive Vice President - Sales, Marketing and Customer Service, and Executive Vice President - Storage Businesses and Corporate Strategy, where he was primarily responsible for company strategy, product road map and all go to market aspects for the company. In his most recent role he served as President - Consumer Solutions, where he was responsible for the development, manufacturing and go-to-market of Seagate's branded direct attached and network attached consumer products and services. Mr. Dexheimer has a Bachelor of Business Administration degree in Marketing from the University of Portland, a Master of Business Administration from Pepperdine University and Director Certification from UCLA.

Mr. Dexheimer has extensive experience in strategy, sales, marketing and general management relating to commercial and consumer products and services from his roles at Seagate Technology. In addition, he has substantial knowledge of supply chain management. His deep knowledge of these areas brings valuable insight to our Board.

_____________________________
(1) On April 14, 2013, we announced that Mr. Kannappan commenced a temporary medical leave of absence to address a treatable form of cancer. Mr. Kannappan is expected to be on leave for approximately four months. During this time he will stay involved in directing the Company to the extent practical and will remain a member of the Board. Our Senior Vice President & Chief Financial Officer, Pamela Strayer, will serve as the acting Interim Chief Executive Officer during Mr. Kannappan's absence.

Mr. Hagerty has been a member of the Board since September 2011. He has served as CEO of iControl Networks, Inc., a software and services company for the broadband home management market, since September 2011. From 1998 to May 2010, Mr. Hagerty served as CEO, President and Chairman of Polycom, Inc., a provider of personal video systems, video and voice collaboration infrastructures and conference phones. Prior to joining Polycom, Mr. Hagerty served as President of Stylus Assets, Ltd., a developer of software and hardware products for fax, document management and Internet communications. He also held several key management positions with Logitech, Inc., including Operating Committee Member to the Office of the President, and Senior Vice President/General Manager of Logitech's retail division and worldwide operations. In addition, Mr. Hagerty's career includes positions as Vice President, High Performance Products for Conner Peripherals and key management positions at Signal Corporation and Digital Equipment Corporation. Mr. Hagerty is currently a director of Smart Technologies, Inc. and Eye IO (a private Company). He has served on several boards of directors in the past including Palm from 2007 to 2010, Modulus Video, Inc. from 2007 to 2009, and as Chairman of the Board of Polycom. Mr. Hagerty holds a Bachelor of Science degree in Operations Research and Industrial Engineering from the University of Massachusetts and a Masters of Arts degree in Management from St. Mary's College of California.

Mr. Hagerty has more than 13 years of experience as a CEO of a public communications technology company and has served on the board of directors for several technology companies. Through his professional experience, Mr. Hagerty has demonstrated leadership capability and extensive knowledge of the communications technology industry. In particular, his deep understanding of the unified communications market is invaluable to a key market in our growth strategy.

Mr. Hammann has been a member of the Board since 2005. Since 2009, Mr. Hammann has been an Operating Partner with the private equity firm of J.H. Whitney & Co. and acting Chief Executive Officer of Power Plate North America Inc. which makes a technologically advanced exercise product used to improve athletic performance. Since 2007 he has also acted as Chief Executive Officer of Action Advisors. From 2003 to 2007 he was Chairman, President and Chief Executive Officer of Nautilus, Inc., a home fitness equipment manufacturer. He has held executive positions at Levi Strauss & Company and Coca-Cola Company. Mr. Hammann also has held management positions at Famous Footwear, The Rayovac Corporation, and Procter & Gamble. Mr. Hammann earned a BBA from the University of Iowa and has a Master of Business Administration from the University of Wisconsin.

Mr. Hammann brings extensive experience as a chief executive officer to our Board and over twenty years of marketing experience with world class brands such as Coca-Cola and Levi Strauss. His contribution to the Board is valuable to our growth plans as we seek to grow our brand value on a global basis.

Mr. Hart has been a member of the Board since March 2006. From September 1990 to September 2000, he was Senior Vice President and Chief Technology Officer of 3Com Corporation where he was responsible for the overall strategic direction of the company during the 10 year period. Prior to 3Com, Mr. Hart was Vice President of Engineering at Vitalink Communications Corporation where he led the group that invented, patented and shipped the industry's first Ethernet switching products. Mr. Hart holds a Bachelor of Science in Mathematics from the University of Georgia.

Mr. Hart's experience determining the strategic direction for large technology companies is valuable to the Board because he can provide experienced and detailed advice to management on business and technological strategies.

Mr. Mohr has been a member of the Board since 2005. Since March 2006, he has been Senior Vice President and Chief Financial Officer of Intuitive Surgical, Inc., a provider of surgical robotics. Prior to joining Intuitive Surgical, from 2003 to 2006 Mr. Mohr was Vice President and Chief Financial Officer of Adaptec, Inc., a computer hardware company. Prior to joining Adaptec, Mr. Mohr was an audit partner with PricewaterhouseCoopers LLP where he served in a variety of roles, concluding as the managing partner of the firm's West Region Technology Industry Group and led its Silicon Valley accounting and audit advisory practice. Mr. Mohr has been a member of the Board of Directors of Pacific Biosciences of California, Inc., a developer of integrated platforms for high resolution genetic analysis, since January 2012, and serves on its Audit and Compensation Committees. Mr. Mohr was a member of the Board of Directors of Atheros Communications, Inc., a developer of semiconductor system solutions for wireless communications products, from November 2003 to May 2011 when Atheros was sold to QUALCOMM, Incorporated. Mr. Mohr also served as the Chairman of Atheros, Inc.'s Audit Committee. Mr. Mohr received his Bachelor of Business Administration in Accounting and Finance from Western Michigan University.

Mr. Mohr's experience in financial and accounting matters is important to the Board's duty to oversee our financial reporting and to manage our relationship with our independent auditors.

COMPENSATION OF DIRECTORS

In fiscal year 2013, each director, other than Mr. Kannappan, and each chair and member of the Audit, Compensation, Nominating and Corporate Governance and Strategy committees received quarterly retainer fees in the amounts indicated in the table below. On March 12, 2013, the Compensation Committee recommended changes to the equity compensation awarded annually to our non-employee directors that took effect at the commencement of fiscal year 2014 which are discussed in further detail below. No changes have been made to the quarterly retainer fees paid to our non-employee directors for fiscal year 2014.

Fiscal Year 2013 Quarterly Retainer Fee
Board of Directors
Chair*	$17,500
Member	12,500
Audit Committee
Chair*	5,000
Member	2,500
Compensation Committee
Chair*	3,750
Member	1,875
Nominating and Corporate Committee
Chair*	2,500
Member	1,250
Strategy Committee
Chair*	2,500
Member	1,250
M&A Committee
Chair*	—
Member	—

* The amounts payable to the Chair of the Board and each of the applicable committees are in lieu of, and not in addition to, the amounts paid to the members of the Board and committees.

No attendance fees were paid to directors for meetings of the Board or any of the committees in fiscal year 2013. Directors were, however, entitled to reimbursement of expenses incurred in connection with attendance at Board and committee meetings. Neither of these policies were changed for fiscal year 2014.

In March 2012, the Compensation Committee's independent compensation consultant at the time, Mercer (US), Inc. ("Mercer"), recommended changes in the equity component of non-employee director total compensation to replace share-based annual awards with value-based annual awards to mitigate year-over-year volatility in compensation resulting from fluctuations in the price of our common stock. After consideration, on May 15, 2012, the Compensation Committee recommended to the Board, and the Board adopted, changes to the equity compensation for non-employee directors effective April 1, 2012, which changes were approved by the affirmative vote of our stockholders at our 2012 Annual Meeting. Accordingly, during fiscal year 2013, newly elected or appointed non-employee directors were not entitled to receive equity awards. Directors who continued to serve as non-employee directors following the 2012 Annual Meeting and who had continually served in such capacity for at least six months immediately preceding the 2012 Annual Meeting, each received the following automatic, non-discretionary equity grants: (1) a non-qualified stock option with a grant date Black-Scholes value of $50,000; and (2) a restricted stock award with a fair market value of $75,000 based on the closing price of our common stock as reported on the NYSE on the date of grant, August 10, 2012. The actual number of shares awarded to each non-employee director in the form of stock option and restricted stock awards are set forth in the "Non-Employee Director Compensation Fiscal Year 2013" table set forth below.

On March 12, 2013, the Compensation Committee recommended to the Board, and the Board approved, the following two modifications to the annual equity component of non-employee director compensation after discussion with the Compensation Committee's current independent compensation consultant, Compensia: (1) revising the 2003 Stock Plan to limit the aggregate grant date fair value of equity awards that each non-employee director may receive to $500,000 per fiscal year; and (2) changing the compensation policy for non-employee directors to provide equity awards to newly elected or appointed directors, which awards may be pro rated depending on the quarter in which their terms as directors commence between annual meetings. The modifications to the 2003 Stock Plan are being submitted to our stockholders for approval in Proposal Two discussed in further detail below.

Mr. Kannappan is an employee of Plantronics and, as such, is not eligible to receive compensation as a director, including the automatic grants awarded to non-employee directors.

The following table summarizes the compensation paid to our directors, other than Mr. Kannappan (whose compensation is disclosed in the section entitled "Summary Compensation Table" below), for the fiscal year ended March 31, 2013:

NON-EMPLOYEE DIRECTOR COMPENSATION FISCAL YEAR 2013

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (1)(3)	All Other Compensation (4)	Total
Marv Tseu	$102,500	$74,998	$49,993	$2,011	$229,502
Brian Dexheimer	65,000	74,998	49,993	1,961	191,952
Robert Hagerty	65,000	74,998	49,993	611	190,602
Gregg Hammann	75,000	74,998	49,993	2,011	202,002
John Hart	67,500	74,998	49,993	2,011	194,502
Marshall Mohr	70,000	74,998	49,993	2,011	197,002

(1)
Option award and stock award amounts reported are the aggregate grant date fair value of stock-related awards in fiscal year 2013 computed in accordance with FASB ASC Topic 718. Refer to Note 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Note 11 – Stock Plans and Stock-Based Compensation to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 as filed with the SEC on May 24, 2013 for the assumptions used to value such awards.

(2)
The aggregate number of stock awards outstanding at March 31, 2013 for each director is: Mr. Tseu 5,038 shares; Mr. Dexheimer 5,038 shares; Mr. Hagerty 2,038 shares; Mr. Hammann 5,038 shares; Mr. Hart 5,038 shares; and Mr. Mohr 5,038 shares.

(3)
The aggregate number of option awards outstanding at March 31, 2013 for each director is: Mr. Tseu 19,238 shares; Mr. Dexheimer 25,238 shares; Mr. Hagerty 16,238 shares; Mr. Hammann 11,363 shares; Mr. Hart 13,610 shares; and Mr. Mohr 19,238 shares.

(4)	Consists of dividends paid on unvested restricted stock awards.

PROPOSAL TWO
APPROVAL OF AMENDMENTS TO THE 2003 STOCK PLAN

General

Stockholders are being asked to approve several amendments to the 2003 Stock Plan, as amended and restated (the "Plan"), as described in further detail below. The Plan was originally adopted by our Board on May 5, 2003 and approved by our stockholders on June 27, 2003. Since its original adoption and approval, it has been amended several times. The Board adopted the current version as amended and restated on June 11, 2012, which our stockholders subsequently approved at our 2012 Annual Meeting held on August 10, 2012. The Plan does not have an expiration date although the Board may amend, alter, suspend or terminate the Plan at any time.

Our Named Executive Officers ("NEO" or "NEOs") and directors have an interest in this proposal as each of them is eligible to receive grants under the Plan. On May 31, 2013, the fair market value of a share of our common stock as determined in accordance with the terms of the Plan was $46.20.

Stockholders are being asked to approve an increase in the number of shares of common stock authorized for issuance under the Plan from 12,900,000 shares to 13,900,000 shares, an increase of 1,000,000 shares. As of May 31, 2013, 2,468,358 shares remained available for future awards under the Plan. There are no shares remaining for grant under our 1993 Stock Option Plan (together with the Plan, the "Stock Plans"). As of May 31, 2013, there were options to purchase 2,049,676 shares of our common stock outstanding combined under the Stock Plans; this includes 1,986,692 options outstanding under the Plan. These options to purchase 2,049,676 shares had a weighted average exercise price of $30.27 and a weighted average remaining contractual life of 4.28 years. As of May 31, 2013, 1,037,797 shares of restricted stock were issued and outstanding, and 269,588 restricted stock units, granted at no cost, were outstanding and remained unvested. Subject to stockholder approval of the increase of 1,000,000 shares, there would then be 3,468,358 shares available for issuance under the Plan, based on shares available for issuance on May 31, 2013.

We currently expect to grant options and full value awards (likely in the form of awards of restricted stock or restricted stock units) covering approximately 1,100,000 shares over the next 12 months which is equal to approximately 2.5% of our common shares outstanding as of May 31, 2013. Each year, we experience some cancellation of outstanding options and other awards. We anticipate cancellation of options and forfeitures of restricted stock awards and restricted stock units of approximately 150,000 shares in fiscal year 2014 which is less than our historical cancellation rates. The decrease is primarily attributable to changes implemented to our equity practices over the last several years during which we awarded more equity in the form of restricted stock as opposed to stock options. Because our practice is to award shares of restricted stock at a rate 2.5 times less than stock options, the number of shares subject to cancellation or forfeiture is decreasing. If our expectation for cancellations in fiscal year 2014 proves correct, our net grants (grants less cancellations) would be approximately 950,000 shares in fiscal year 2014, or approximately 2.2% of our common stock outstanding as of May 31, 2013. Our actual net grants in fiscal year 2013 were 561,518 shares or 1.3% of our common stock outstanding as of May 31, 2013 which was lower than the 850,000 shares forecast in our 2012 proxy statement due primarily to (i) fewer equity grants to employees than estimated and (ii) the cancellation of a greater number of equity awards as the result of the termination of employment or retirement of senior executives, including Ms. Scherer.

From the beginning of fiscal year 2012 through the end of fiscal year 2013, we reduced our common shares outstanding by 5,031,564 shares from 48,314,529 shares to 43,282,965 shares. This decrease is primarily a result of our stock buyback program in which we repurchased 8,778,993 shares of our common stock through the use of both open market purchases along with privately negotiated transactions, including accelerated share repurchase agreements. These 8,778,993 repurchased shares were partially offset by option exercises, net grants of restricted stock awards, shares issued out of treasury to satisfy purchases under our 2002 Employee Stock Purchase Plan and cancellation of restricted stock of 3,747,429 shares since the beginning of fiscal year 2012. Consequently, we reduced our outstanding common stock by 10% over the last two fiscal years. Our stock buyback program returned capital to our stockholders while being positively accretive to our earnings per share. Along with these significant benefits to stockholders, our stock buyback program increases the "overhang" of our Stock Plans due to the fewer number of shares issued and outstanding. Overhang refers to the number of shares potentially issuable under our Stock Plans in relation to our total shares issued and outstanding. The shares potentially issuable under our Stock Plans are the aggregate of (i) shares awarded under existing equity grants, and (ii) shares available for future grant, including the 1,000,000 shares for which stockholder approval is being requested under this Proposal Two. Based on the 5,825,419 shares available for issuance under our Stock Plans and 44,048,888 shares outstanding as of May 31, 2013, the potential dilution in stockholder voting power as a consequence of our Stock Plans was 11.68% (13.42% if the additional one million shares requested under this Proposal Two are approved by stockholders).

We strongly believe that the increase of shares issuable under the Plan is essential to our continued success. Our employees are our most valuable assets. The Board believes that grants of stock options and other awards available under the Plan help create long-term equity participation in Plantronics and thereby assist in attracting, retaining, motivating and rewarding employees and directors. Accordingly, on March 12, 2013 our Board determined it is in the best interest of Plantronics and its stockholders to increase the shares issuable under the Plan and approved an increase of 1,000,000 shares for issuance under the Plan, subject to stockholder approval at the Annual Meeting. If stockholders do not approve the increase, it will not be implemented, and we may have to limit the number of awards or shares granted in the current or future fiscal years.

In addition, the Board approved an amendment to the Plan limiting the maximum value of equity awards issuable in any fiscal year to non-employee directors under the Plan. Under existing provisions of the Plan, any participant (as defined below) may be awarded, in any fiscal year: (i) options to purchase up to 500,000 shares (and options to purchase up to an additional 500,000 shares in connection with the participant's initial employment with the Company); (ii) restricted stock awards with an aggregate value of up to $2,000,000; and (iii) restricted stock units with an aggregate value of up to $2,000,000. Historically, annual equity awards to each non-employee director have been significantly below the foregoing thresholds. In fiscal year 2013, equity awards to each non-employee director had an aggregate grant date fair market value of slightly less than $125,000. Nevertheless, the Board determined that it would be in the best interests of the Company and our stockholders to expressly limit its discretionary authority to issue its members equity awards. Consequently, if approved by our stockholders at the Annual Meeting, the Plan will be amended to limit the authority of our Board to award any non-employee director equity awards during any fiscal year with a grant date fair market value in excess of $500,000 (provided the limitation does not apply to the extent a non-employee director has been or becomes an employee of the Company during the fiscal year).

Notwithstanding the approval of the foregoing $500,000 limitation described above, the Board intends to continue its current practice under its Outside Director Compensation Policy of limiting aggregate fiscal year equity awards to each non-employee director to $125,000, subject to future modification by the Board in its discretion. Under this policy each non-employee director continuing in office after the date of each annual meeting will receive the following automatic, non-discretionary equity grants: (i) a nonstatutory stock option for the right to purchase that number of shares of our common stock equal to a grant date Black-Scholes value of $50,000; and (ii) a restricted stock award with a fair market value of $75,000 based on the closing price of our common stock as reported on the NYSE on the date of grant.

The Board did, however, modify the Outside Director Compensation Policy as it relates to newly appointed or elected non-employee directors effective March 12, 2013. As adopted, each newly elected or appointed non-employee director will automatically receive equity awards of up to an aggregate grant date fair market value of $125,000 apportioned between nonstatutory stock options and restricted stock awards consistent with the allocation of equity awards to existing non-employee directors. However, the aggregate grant date fair market value of equity awarded to a newly elected or appointed non-employee director will be reduced pro rata on a quarterly basis. As such, the number of shares awarded will vary depending on the date the newly elected or appointed non-employee director commences his or her term of office in relation to the anniversary of the immediately preceding annual meeting of stockholders. The Board believes awarding newly elected or appointed non-employee directors equity on or shortly after commencement of their terms of office helps align their interests with those of our stockholders.

We believe that approval of the proposed Plan amendments is important to our continued success. See Appendix C for the complete text of the Amended and Restated 2003 Stock Plan.

Vote Required

The affirmative vote of a majority of votes cast is required to approve the amendments to the Plan, provided that the total number of votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE 2003 STOCK PLAN.

Summary of the 2003 Stock Plan

The following is a summary of the principal features of the Plan and its operation. The following summary is qualified in its entirety by reference to the Plan, as it is proposed to be amended and restated, as set forth in Appendix C, attached hereto.

Purposes

The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentive for our directors, employees and consultants; and to promote the success of our business.

Administration

The Plan is administered by the Board or any committee of individuals appointed by the Board, referred to as the Administrator. The Administrator may make any determinations deemed necessary or advisable for the Plan. The Administrator has full power to select the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the Plan. The interpretation and construction of any provision of the Plan by the Administrator will be final and conclusive.

Term of the Plan

The Plan became effective as of September 24, 2003, and will continue until terminated by the Board.

Eligibility

Nonstatutory stock options, restricted stock awards ("RSAs") and restricted stock units ("RSUs") may be granted to our employees, non-employee directors and consultants and those of our parent or subsidiary companies (each referred to herein as a "participant"). As of May 31, 2013, there were approximately 1,300 participants, including our CEO and six non-employee directors, who may be entitled to receive grants under the Plan.

Shares Subject to the Plan

As of May 31, 2013, the maximum number of shares of our common stock available for issuance under the Plan is 12,900,000 shares, of which 2,468,358 shares are available for future grant under the Plan. On March 12, 2013, the Board approved an increase of 1,000,000 shares of common stock issuable under the Plan, subject to stockholder approval. Shares subject to options and full value awards will be counted against the share reserve as 1 share for every 1 share subject thereto. It has been our practice and will continue to be our practice internally to consider the value of a full value award to be 2.5 times the value of an option when determining the number of shares awarded. Many factors are considered when determining the equity value to be awarded to any participant.

Stock Options

Each option granted under the Plan is to be evidenced by a written award agreement between us and the participant and is subject to the following additional terms and conditions:

(a) Maximum Grant An individual may not be granted options to purchase more than 500,000 shares during any fiscal year. Notwithstanding this limit, in connection with an individual's initial employment with us, he or she may be granted options to purchase up to an additional 500,000 shares. Additional limitations regarding equity awards to our non-employee directors during any fiscal year are further described in "Non-Employee Director Annual Equity Award Limitations" below.

(b) Grants to Non-Employee Directors We may grant options to our non-employee directors. In all cases, Awards granted to non-employee directors shall be administered by a Committee comprised solely of two (2) or more independent directors and are further limited as described in "Non-Employee Director Annual Equity Award Limitations" below.

(c) Exercise of the Option The Administrator determines when options become exercisable; however, options generally are not exercisable until at least 12 months have passed following the date of the option grant. An option is exercised by giving written or electronic notice of exercise to us, specifying the number of full shares of our common stock to be purchased and tendering payment of the purchase price to us. The acceptable methods of payment for shares issued upon exercise of an option are set forth in the award agreement and may consist of (1) cash, (2) check, (3) certain shares of common stock, (4) the delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, will require to effect a cashless exercise of the option and delivery to us of the amount of proceeds required to pay the exercise price, (5) a reduction of our liability to the participant, (6) any combination of the foregoing methods, or (7) such other consideration and method of payment permitted under applicable law; provided, however, that the issuance of a promissory note is not a permissible method of payment.

(d) Exercise Price The exercise price of options granted under the Plan is determined on the date of grant. The exercise price of a stock option must be at least 100% of the fair market value per share at the time of grant. The fair market value of a share of our common stock will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the NYSE on the date of grant.

(e) Termination If a participant's directorship, employment or consulting relationship with us (or our parent or subsidiary corporations) is terminated for any reason, including death or total and permanent disability, options may be exercised after such termination as to all of the shares as to which the participant was entitled to exercise at the date of such termination. The options may be exercised after termination within the period of time as is specified in the award agreement. If such period of time is not specified in the award agreement, then such period of time will equal 90 days or a period of 12 months in the case of termination upon death, disability or retirement. Notwithstanding the foregoing, all shares under an option must be exercised prior to the expiration of the term set forth in the award agreement.

(f) Term and Termination of Options At the time an option is granted, the Administrator determines the period within which the option may be exercised. In no event may the term of an option be longer than seven years. No person may exercise an option after the expiration of its term.

(g) Other Provisions The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Restricted Stock Awards

Each restricted stock award granted under the Plan is to be evidenced by an award agreement between us and the participant and is subject to the following additional terms and conditions:

(a) Limitation During any fiscal year no participant may receive restricted stock having an aggregate value greater than $2,000,000 as determined based on the value of the shares on the date of grant. Additional limitations regarding equity awards to our non-employee directors during any fiscal year are further described in "Non-Employee Director Annual Equity Award Limitations" below.

(b) Termination Subject to the terms of an agreement between us and a participant, if a participant's directorship, employment or consulting relationship with us is terminated for any reason, including death or total and permanent disability, any unvested shares will be forfeited to us or we may repurchase any unvested stock obtained by the participant pursuant to a restricted stock award. Unless the Administrator provides otherwise, the purchase price of the repurchased shares will equal the price originally paid by the participant, if any, for such shares.

(c) Term of Restricted Stock Awards The Administrator determines the period during which a restricted stock award will vest, which period generally must be at least one year from the date of grant. In addition, if a restricted stock award is not subject to the achievement of performance goals, then such award generally will fully vest over a period of at least three years from the grant date.

(d) Other Provisions The restricted stock award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Restricted Stock Units

Restricted stock units are awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the Administrator are achieved or the awards otherwise vest. Each award of restricted stock units will be evidenced by an award agreement between us and the participant and is subject to the following additional terms and conditions:

(a) Limitation During any fiscal year, no participant may receive restricted stock units having an aggregate value greater than $2,000,000 as determined based on the value of the shares on the date of grant. Additional limitations regarding equity awards to our non-employee directors during any fiscal year are further described in "Non-Employee Director Annual Equity Award Limitations" below.
(b) Terms of Restricted Stock Unit Awards The Administrator will establish organizational, individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of restricted stock units to be paid out to participants. The vesting period generally must be at least one year from the date of grant, provided that if an award is not subject to the achievement of performance goals, then such award generally will fully vest over a period of at least three years from the grant date (except in France where local law requires a two year vesting period and a two year holding period).

(c) Other Provisions The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Non-Employee Director Annual Equity Award Limitations

In addition to the limitations on the number of shares participants may receive in any fiscal year in the form of an option grant and the aggregate grant date fair value of shares which may be awarded to participants in the forms of restricted stock awards and restricted stock units described above, equity awards granted to non-employee directors during any fiscal year are subject to an overall aggregate grant date fair market value limitation. Non-employee directors may not receive equity awards in the form of stock options, restricted stock awards, restricted stock units, or any combination of the three in any fiscal year in excess of an aggregate grant date fair market value of $500,000; provided, however, the foregoing $500,000 limitation does not apply to the extent a non-employee director has been or becomes an employee of the Company during the fiscal year.

Performance Goals

The granting or vesting of awards of restricted stock and restricted stock units under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code and may provide for a targeted level or levels of achievement including: (1) stock price, (2) revenue, (3) profit, (4) bookings, (5) cash flow, (6) customer development, (7) customer retention, (8) customer satisfaction, (9) sales channel retention, (10) sales channel satisfaction, (11) sales channel development, (12) associate retention, (13) associate satisfaction, (14) associate development, (15) net bookings, (16) net income, (17) net profit, (18) operating cash flow, (19) operating expenses, (20) total earnings, (21) earnings per share, diluted or basic, (22) earnings per share from continuing operations, diluted or basic, (23) earnings before interest and taxes, (24) earnings before interest, taxes, depreciation and amortization, (25) pre-tax profit, (26) net asset turnover, (27) asset utilization, (28) inventory turnover, (29) capital expenditures, (30) net earnings, (31) operating earnings, (32) gross or operating margin, (33) profit margin, (34) debt, (35) working capital, (36) return on equity, (37) return on net assets, (38) return on total assets, (39) return on capital, (40) return on investment, (41) return on sales, (42) net or gross sales, (43) market share, (44) economic value added, (45) cost of capital, (46) change in assets, (47) technical development, (48) expense reduction levels, (49) debt reduction, (50) productivity, (51) new product introductions, (52) delivery performance, (53) implementation or improvement of new or existing business systems, and (54) total stockholder return. The performance goals may differ from participant to participant and from award to award and may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index.

Nontransferability of Awards

Awards granted under the Plan are generally not transferable by a participant; however, the Administrator may grant limited transferability of identified and vested awards (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (as such term is defined in the general instructions to Form S-8 under the Securities Act of 1933, as amended, or any successor thereto) through gifts or domestic relations orders, as permitted by the instructions to Form S-8 of the Securities Act of 1933, as amended.

Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control

Changes in Capitalization Subject to any required action by our stockholders, in the event that our common stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments will be made in the number of shares of common stock subject to the Plan, the number of shares of common stock subject to any outstanding award under the Plan, the exercise price of any such outstanding award, and any per-person or other share limits under the Plan. The Board will make any such adjustment and its determination in that respect will be final, binding and conclusive.

Dissolution or Liquidation In the event of a liquidation or dissolution, any unexercised award will terminate. The Administrator may, in its sole discretion, provide that a participant will have the right to exercise all or any part of his or her award, including shares as to which the award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any shares purchased upon exercise of an award will lapse as to all such shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.

Merger or Change of Control In connection with a merger of us with or into another corporation, or a "change in control," as defined in the Plan, each outstanding award will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If there is no assumption or substitution of outstanding awards, the Administrator will notify the participant that he or she has the right to exercise his or her options and as to all of the shares subject to the award for a period of 15 days from the date of such notice and that the award will terminate upon the expiration of such period; moreover, all restrictions on restricted stock and all performance goals or other vesting requirements for restricted stock units will lapse.

Amendment and Termination of the Plan

The Plan does not contain a set term or date on which it will automatically expire. Accordingly, unless and until terminated by the Board, the Plan will continue in full force and effect. The Board may amend the Plan at any time or from time to time or may terminate the Plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the Plan for which stockholder approval would be required under applicable law or regulation (including the requirements of the NYSE), as in effect at the time. In addition, pursuant to the terms of the Plan, the Board may not, without the approval of the stockholders, (i) materially increase the number of shares issuable under the Plan (unless such increase is made as an adjustment to a change in our capitalization), (ii) materially modify the requirements for eligibility to participate in the Plan, or (iii) reprice options issued under the Plan by lowering the exercise price of a previously granted option, by canceling options and issuing replacements or by otherwise replacing existing options with substitute options with a lower exercise price.

Federal Tax Aspects

The following paragraphs are a brief summary of the general federal income tax consequences to U.S. taxpayer participants and the Company due to awards granted under the Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of our stock is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss subject to appropriate holding periods.

Restricted Stock Awards and Restricted Stock Units A participant generally will not have taxable income at the time an award of RSAs or RSUs is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture. However, the recipient of a RSA (but not an award of RSUs) may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Section 409A Section 409A of the Internal Revenue Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual's election to defer compensation and the individual's selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual's separation from service, a predetermined date, or the individual's death). Section 409A imposes restrictions on an individual's ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are considered our "specified employees," Section 409A requires that such individual's distribution commence no earlier than 6 months after such individual's separation from service. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A's provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states (such as California) have laws similar to Section 409A and as a result, failure to comply with such similar laws may result in additional state income, penalty and interest charges.

Tax Effect for the Company We will generally be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our CEO and to each of the other three most highly compensated executive officers, other than our CFO. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000; however, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. The Plan has been designed to permit the Administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH AN ELIGIBLE INDIVIDUAL MAY RESIDE.

Plan Benefits

The number of shares of our common stock a participant may receive under the Plan pursuant to equity awards is at the discretion of the Compensation Committee or Board and therefore cannot be determined in advance.

The following table sets forth (a) the aggregate number of shares subject to options granted under the Plan during fiscal year 2013, (b) the average per share exercise price of such options, and (c) the fair market value on the grant date of the restricted stock grants during fiscal year 2013:

		(a)	(b)	(c)	(d)
Name	Position	Number of Shares Subject to Options Granted	Average Per Share Option Exercise Price (5)	Number of Restricted Stock Shares Granted	Market Value of Restricted Stock Shares Awards (6)
Ken Kannappan	Director, President and CEO	130,000	$32.51	20,000	$32.07
Pam Strayer	Senior Vice President and CFO	40,000	$31.92	10,000	$31.92
Joe Burton	Senior Vice President, Engineering and Development and Chief Technology Officer	40,000	$32.51	9,000	$32.07
Don Houston	Senior Vice President, Sales	35,000	$32.51	8,000	$32.07
Renee Niemi	Senior Vice President, Communication Solutions	30,000	$32.51	7,000	$32.07
Executive Group (1)(2)		289,000	$32.42	61,000	$32.05
Non-Employee Director Group (3)		25,428	$36.80	12,228	$36.80
Non-Executive Officer Employee Group (4)		113,700	$34.47	510,389	$32.14

(1)	The Executive Group is comprised of 7 Executive Officers.

(2)
Barbara Scherer, who was our Senior Vice President, Finance and Administration and Chief Financial Officer, announced her retirement in February 2012 and remained employed in such role until July 2012 until her successor, Pam Strayer, commenced her employment. Ms. Scherer did not receive any equity awards in fiscal year 2013.

(3)	The Non-Employee Director Group is comprised of all members of the Board except Ken Kannappan.

(4)	The Non-Executive Officer Employee Group is comprised of all our employees worldwide minus the Executive Group.

(5)	The average per share exercise price of stock options is calculated as a weighted average.

(6)	Based on the market value of our common stock on the date of grant of restricted stock shares granted during fiscal year 2013.

Under the Outside Director Compensation Policy in effect during fiscal year 2013, Non-Employee Directors newly elected or appointed to the Board were not entitled to receive any automatic equity awards. Non-Employee Directors who continued in office as non-employee directors following the 2012 Annual Meeting and who had continually served in such capacity for at least six months immediately preceding the 2012 Annual Meeting, each received the following automatic, non-discretionary equity grants: (1) a nonstatutory stock option with a grant date Black-Scholes value of $50,000; and (2) a restricted stock award with a fair market value of $75,000 based on the closing price of our common stock as reported on the NYSE on the date of grant, August 10, 2012. Accordingly, immediately after the 2012 Annual Meeting each non-employee director received a grant of 4,238 shares in the form of a stock option and an award of 2,038 shares in the form of a restricted stock award. No non-employee directors were newly elected or appointed to the Board in fiscal year 2013.

Fiscal Year 2014 Officer and Director Awards

On April 25, 2013, the Committee approved for grant on May 10, 2013, an aggregate of 216,500 shares of our common stock in the form of stock options and restricted stock awards for all of our executives, including those executives who are fiscal year 2013 NEOs. The Committee furthermore preliminarily targeted an additional 120,500 shares for grant in November 2013 for the second half of the total recommended equity grants to our executives. The number of shares to be awarded to our non-employee directors in fiscal year 2014 is currently indeterminable in that the amount is dependent on the closing price of our common stock on the NYSE on the date of the Annual Meeting, August 1, 2013. If the closing price of our common stock on the date of the Annual Meeting is the same as the closing price of our common stock on May 31, 2013, $$46.20, the aggregate number of shares awarded to our non-employee directors in the form of stock options and restricted stock awards on that date would be 25,122 and 9,738, respectively.

To the extent we hire or promote new executives or appoint or elect new non-employee directors in fiscal year 2014, the number of shares awarded in fiscal year 2014 will increase by a currently unknown amount.

Equity Compensation Plan Information

The following table sets forth information with respect to our equity compensation plans as of March 30, 2013, the end of our most recently completed fiscal year:

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	2,566,951	(2)	$26.30	(3)	3,580,935	(4)
Equity compensation plans not approved by security holders	73,895	(5)	$—		—
Total	2,640,846		$26.30		3,580,935

(1)
Includes the 1993 Stock Option Plan, the 2003 Stock Plan and the 2002 Employee Stock Purchase Plan ("ESPP") but does not include the additional 1,000,000 shares for the 2003 Stock Plan for which stockholder approval is being requested at the Annual Meeting.

(2)	Includes 2,415,074 shares subject to stock option awards and 151,877 shares subject to RSUs. Excludes purchase rights accruing under the ESPP.

(3)
RSUs, which are included in the number of outstanding options, warrants and rights, do not have an exercise price and therefore, reduce the weighted-average exercise price of outstanding rights. Excluding RSUs, the weighted-average exercise price of outstanding options is $26.30.

(4)	Consists of shares available for future issuance as follows: the 1993 Stock Option Plan (no shares remaining for future grants), the 2003 Stock Plan (3,121,721), and the ESPP (459,214).

(5)
Granted as a material inducement of employment to certain employees in connection with the acquisition of Tonalite in fiscal year 2013. The material features of this plan are substantially the same as those of the 2003 Stock Plan which are more fully described in the Form S-8 filed by Plantronics with the SEC on August 13, 2012 and in Note 11 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 filed on May 24, 2013.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), independent registered public accounting firm, to audit our consolidated financial statements for fiscal year 2014. The Board recommends that stockholders vote for ratification of such appointment. If this Proposal Three is not approved, the Audit Committee will reconsider its selection.

PricewaterhouseCoopers has audited our consolidated financial statements annually since 1988. A representative of PricewaterhouseCoopers will be available at the Annual Meeting to respond to questions and will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Audit and Related Fees

The following is a summary of pre-approved fees and services approved by the Audit Committee and performed by our independent registered public accounting firm for each of the fiscal years ended March 31, 2013 and 2012:

	Fiscal Year Ended March 31,
Fee Category	2013	2012
Audit Fees	$2,071,143	$2,267,615
Audit-Related Fees	—	—
Tax Fees	232,482	253,429
All Other Fees	14,739	18,416
Total	$2,318,364	$2,539,460

Audit Fees Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for (i) the audit of our annual consolidated financial statements included in our Form 10-K; (ii) review of our interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) services rendered by PricewaterhouseCoopers in connection with the audit of the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002; and (iv) consents and assistance in connection with other filings, including statutory audits and services, and other documents filed with the SEC.

Audit-Related Fees Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services include accounting consultations in connection with transactions, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We had no such fees in fiscal years 2013 or 2012.

Tax Fees Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for tax compliance, tax advice and tax planning.

All Other Fees Consists of fees billed to us for products and services provided by PricewaterhouseCoopers and not reported under "Audit Fees," "Audit-Related Fees" and "Tax Fees."

Our Audit Committee believes that the services rendered by PricewaterhouseCoopers that led to the fees reported under "Audit Fees," "Tax Fees" and "All Other Fees" are compatible with maintaining PricewaterhouseCoopers' independence.

Our Audit Committee has the authority to adopt pre-approval policies or procedures, so that all fees for services expected to be rendered by our independent registered public accounting firm are pre-approved by the Audit Committee. All audit and non-audit services provided by PricewaterhouseCoopers to us must be pre-approved in advance by our Audit Committee; provided, however, the Chair of our Audit Committee has the authority to approve fees for audit and non-audit services of up to $100,000 in any fiscal quarter. All other permitted services must be pre-approved by either the Audit Committee or a delegate of the Audit Committee. If pre-approval is obtained from a delegate of the Audit Committee, the service may be performed provided that the service is presented to the Audit Committee at the next scheduled meeting. All of the services performed by PricewaterhouseCoopers referenced above were pre-approved by our Audit Committee.

Vote Required

Approval of the ratification of the appointment of PricewaterhouseCoopers as the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL FOUR
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

General

Our compensation program is designed to link executive compensation to Company performance and to the individual contribution of each executive as well as to provide incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our NEOs is based on the achievement of performance goals which are designed to enhance long-term stockholder value as well as long-term equity incentives that align the interests of the NEO with stockholders.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation program is designed and how our practices reflect our compensation philosophy. The Compensation Committee and the Board believe that our compensation program design and practices are effective in implementing our guiding principles.

 Under Section 14A of the Securities Exchange Act of 1934, as amended, we are required to submit this proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our NEOs. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

RESOLVED, that the Company's stockholders approve the compensation of the Company's named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the "Compensation Discussion and Analysis" section, the compensation tables and other narrative compensation disclosures.

We hold an advisory vote on NEO compensation annually. Accordingly, the next vote will occur at our 2014 Annual Meeting.

Vote Required

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for approval of this Proposal Four. However, this vote is advisory and therefore, not binding on us, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of our stockholders and will take the vote of the stockholders on this Proposal into account in their evaluation of the design and philosophy of our executive compensation program in the future.

THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

ADDITIONAL INFORMATION

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information with respect to beneficial ownership of our common stock as of May 31, 2013 (except as noted below) as to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors and each nominee for director, (iii) the CEO, the CFO and former CFO, and each of our three other most highly compensated executive officers (collectively, the "NEOs"), and (iv) all directors and Executive Officers as a group. Except as otherwise indicated, we believe that the beneficial owners of our common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws. The information below is calculated in compliance with SEC rules, but does not necessarily indicate beneficial ownership for any other purpose.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class (3)
Royce & Associates, LLC (4)	5,324,045	12.1%
745 Fifth Avenue
New York, NY 10151

PRIMECAP Management Company (5)	4,892,850	11.1%
225 South Lake Ave., Suite 400
Pasadena, California 91101

BlackRock, Inc. (6)	3,336,313	7.6%
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc. (7)	2,521,299	5.7%
100 Vanguard Blvd.
Malvern, PA 19355

Ken Kannappan	515,349	1.2%
Don Houston	203,006	*
Renee Niemi	141,246	*
Joe Burton	62,139	*
Brian Dexheimer	39,192	*
Pam Strayer	33,829	*
Marv Tseu	25,600	*
Marshall Mohr	22,600	*
Gregg Hammann	14,725	*
John Hart	12,472	*
Robert Hagerty	7,288	*
Barbara Scherer (8)	—	*

All Directors and All Executive Officers as a Group (14 persons)	1,186,233	2.6%

* Less than 1%.

(1)	Unless otherwise indicated, the address for each beneficial owner named in the table is c/o Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060.

(2)	Includes stock options held by directors and NEOs that are exercisable within 60 days of May 31, 2013, as follows:

Director/Named Executive Officer	Stock Options
Ken Kannappan	353,849
Don Houston	147,250
Renee Niemi	93,936
Joe Burton	22,222
Brian Dexheimer	18,562
Pam Strayer	13,334
Marv Tseu	9,562
Marshall Mohr	12,562
Gregg Hammann	4,687
John Hart	6,934
Robert Hagerty	5,250
Barbara Scherer (8)	—

All Directors and All Executive Officers as a Group (14 persons)	743,397

(3)
For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group calculated pursuant to Rule 13d-3 of the Securities Exchange Act and set forth in the table by the sum of 44,048,888 shares of common stock outstanding on May 31, 2013 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of May 31, 2013 as set forth in footnote 2 above.

(4)
As of December 31, 2012, Royce & Associates, LLC claims sole voting power and sole dispositive power as to 5,324,045 shares. Information provided herein is based solely upon Royce & Associates, LLC's Schedule 13G/A, Amendment No. 2 filed on January 17, 2013.

(5)
As of December 31, 2012, PRIMECAP Management Company ("PRIMECAP") claimed sole dispositive power as to 4,892,850 shares and neither sole nor shared voting power over these shares, based solely upon PRIMECAP's Schedule 13G/A, Amendment 17, filed on February 14, 2013. PRIMECAP has supplementally informed Plantronics that 3,701,500 of these 4,892,850 shares were held by Vanguard Chester Funds – Vanguard PRIMECAP Fund, which is managed by PRIMECAP. In Amendment No. 21 to Schedule 13G/A filed February 14, 2013, Vanguard Chester Funds – Vanguard PRIMECAP Fund reported that, as of December 31, 2012 it had sole voting power over 3,701,500 of these shares and neither sole nor shared dispositive power over any of these shares. The address of Vanguard Chester Funds – Vanguard PRIMECAP Fund is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
As of December 31, 2012, BlackRock, Inc., claims sole voting power and sole dispositive power as to 3,336,313 shares. Information provided herein is based solely upon BlackRock, Inc.'s Schedule 13G/A, Amendment No. 3 filed on February 8, 2013. BlackRock, Inc. is a publicly held entity listed on the NYSE.

(7)
As of December 31, 2012, The Vanguard Group, Inc. claims sole dispositive power as to 2,459,417 shares, shared dispositive power as to 61,882 shares and sole voting power as to 63,882 shares. Information provided herein is based solely upon The Vanguard Group, Inc.'s Schedule 13G/A, Amendment No. 2 filed on February 11, 2013.

(8)
Ms. Scherer resigned as our Senior Vice President, Finance and Administration and CFO on July 16, 2012. Her last day of employment was September 7, 2012. Based solely on information provided to us by Ms. Scherer, she no longer holds any interest in our common stock.

Stock Ownership Requirements

The Nominating and Corporate Governance Committee of the Board has established stock ownership guidelines for all Executive Officers and directors. Under the guidelines, Executive Officers should own, and directors must own, a certain amount of Plantronics' common stock as discussed below. For purposes of this requirement, "Executive Officers" are officers subject to the reporting requirements of Section 16(a) of the Exchange Act. As of the beginning of fiscal years 2014 and 2013, respectively, all directors and Executive Officers met these ownership guidelines.

Non-Employee Directors

All non-employee directors must hold the lesser of (i) that number of shares or the value of in-the-money vested stock options of our common stock equal in value to $25,000, or (ii) 1,000 shares of our common stock. Each non-employee director must attain the foregoing ownership threshold by the later of (i) July 25, 2010, or (ii) four years after his or her appointment to the Board. The value of the shares of common stock will be calculated based on the higher of the actual cost of the shares or their fair market value. The value of vested in-the-money stock options shall be the fair market value less the exercise price. Any subsequent change in the value of the shares during such fiscal year will not affect the amount of stock that the non-employee directors must hold during that year. The Board has the discretion to modify these guidelines, including on a case-by-case basis, as the Board deems appropriate.

President and Chief Executive Officer

The President and CEO should hold the lesser of (i) 25,000 shares of our common stock, or (ii) that number of shares of our common stock having a value equivalent to his or her annual base salary. We calculate achievement of this guideline by dividing his or her annual base salary by the market price of our common stock at the beginning of each fiscal year. In performing our calculation, the value of in-the-money vested stock options may be included. The ownership threshold should be attained by the later of (i) July 25, 2010, or (ii) four years after his or her acceptance of the position. The value of the shares is calculated at the beginning of each fiscal year and is based on the higher of the actual cost of the shares or their fair market value. The value of vested in-the-money stock options is the fair market value less the exercise price. Any subsequent change in the value of the shares during such fiscal year will not affect the amount of stock that the President and CEO must hold during that year. The Board may modify this requirement on a case-by-case basis if compliance reasonably creates a hardship for him or her.

Executive Officers

All Executive Officers (other than the President and CEO) should hold the lesser of (i) that number of shares of our common stock (or the value of in-the-money vested stock options) equal in value to $50,000, or (ii) 3,000 shares of our common stock. Each Executive Officer should attain the foregoing ownership threshold by the later of (i) July 25, 2010, or (ii) four years after his or her acceptance of the position. The value of the shares of common stock is calculated at the beginning of each fiscal year and is based on the higher of the actual cost of the shares or their fair market value. The value of vested in-the-money stock options is the fair market value less the exercise price. Any subsequent change in the value of the shares during such fiscal year will not affect the amount of stock that each such Executive Officer must hold during that year. The Board may modify this requirement on a case-by-case basis if compliance reasonably creates a hardship for any Executive Officer.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis focuses on the compensation paid to the individuals who served as our Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") during fiscal year 2013, as well as the three other most highly compensated executive officers (each, a "NEO" and collectively, the "NEOs"), although much of the discussion also applies to all of our executive officers as they are defined on pages 9-11 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 24, 2013 ("Executives") generally. For fiscal year 2013, our NEOs were:

•Ken Kannappan, President and Chief Executive Officer
•Pam Strayer, Senior Vice President and Chief Financial Officer
•Joe Burton, Senior Vice President of Engineering and Development & Chief Technology Officer
•Don Houston, Senior Vice President, Sales
•Renee Niemi, Senior Vice President, Communication Solutions
•*Barbara Scherer, former Senior Vice President, Finance and Administration and Chief Financial Officer

*Ms. Scherer, announced her retirement in February 2012 but continued to perform as our principal financial officer until Ms. Strayer commenced her employment in July 2012.

The first part of the Compensation Discussion and Analysis, entitled "Summary of Strategic Executive Compensation Practices in Fiscal Year 2013," discusses compensation decisions of our Compensation Committee of the Board of Directors (for purposes of this Compensation Discussion and Analysis, the "Committee" or "Board," as applicable) as they relate to our Executives for fiscal year 2013. The second part, entitled "Our Compensation Framework," discusses in greater detail our compensation philosophy and practices. The third part, entitled "Fiscal Year 2013 Named Executive Officer Compensation" discusses actual compensation earned by our NEOs during fiscal year 2013.

SUMMARY OF STRATEGIC EXECUTIVE COMPENSATION PRACTICES IN FISCAL YEAR 2013

Aligning Executives' Compensation to Corporate Performance and Stockholder Interests

Our approach to Executive compensation is designed to align our Executives' compensation, including that of the NEOs, with stockholder interests and overall corporate goals while concurrently encouraging Executive achievement, retention, and engagement. For fiscal year 2013, overall corporate performance was consistent with or above the pre-established corporate goals set for our Executives by our Board and the Committee. Key highlights of Executive compensation in fiscal year 2013 included:

Short Term Cash Incentive Plans

•
Cash incentive bonus program paid annually. Our cash bonus payouts are based on annual results and are intended to associate fiscal year achievement with calculation and payment of bonuses. This is intended to align Executive bonuses with our stockholders' interests by eliminating the payment of cash bonuses based on short-term quarterly accomplishments rather than full fiscal year performance.

•
Funding metrics are directly linked to business objectives. We continue to fund our short-term cash incentive plan based on achievement of Operating Income and Asset Utilization metrics which track our results on key balance sheet metrics. Additionally, net revenue was added as a funding metric for fiscal year 2013 to reflect its importance as a key driver and indicator of our growth and profitability.

•
Short-term cash incentive plan funded through direct achievement of metrics.  Our short-term executive cash incentive plan is funded only upon achievement of pre-determined performance metrics and no bonuses are paid to Executives in excess of these pre-determined amounts.  The Committee retains discretion to reduce or eliminate bonuses.  As opposed to short-term cash bonus plans of other companies that may fully fund at the maximum amount upon achievement of threshold minimum targets, our short-term incentive plan is funded directly in correlation to corporate performance against objectives.

The correlation between incentives paid out under our short term cash incentive plans and performance are illustrated in the table below which identifies the average amounts paid to our NEOs under the short-term cash incentive plans in effect in each of the last five years as they relate to the three key funding metrics: (1) Net Revenue; (2) Operating Income; and (3) Asset Utilization. The table depicts over- and under-performance against the three metrics, overlaid with the average NEO payout.

* Net revenue was introduced as a funding metric in fiscal year 2013; prior fiscal year net revenue results are shown for illustrative purposes only.

CEO Total Direct Compensation

•
CEO Base Salary. Our CEO's base salary increased modestly and at a lower percentage than our U.S.-based employees generally over the last two years. In fiscal year 2012, Mr. Kannappan did not receive any increase in his base salary. In fiscal year 2013, after careful consideration of relevant peer data and in light of the fact that Mr. Kannappan's base salary was not modified in fiscal year 2012, the Board increased his base salary by $25,000, an increase of 3.70% over the two-year period. During fiscal year 2012 and fiscal year 2013, the base salary budget for our U.S.-based employees increased by 3.75% and 3.85%, respectively.

•
CEO Incentive-Based Compensation. Performance-based short-term and long-term incentives continue to represent a significant percentage of our CEO's targeted total direct compensation. For the past three years, when considering Mr. Kannappan's annual base salary and targeted short-term cash compensation and long-term equity grants, the Committee reviewed the ratio of his base salary to short- and long-term incentives, and thereafter targeted his base salary to comprise, on average, approximately 20% of his total direct compensation. The table below illustrates the targeted allocation of base salary, short term cash incentives, and long term equity-based incentives as percentages of his total direct compensation.

* The term "TDC" in the table above means target "total direct compensation." The components of TDC are described in the section entitled "Total Direct Compensation" of "Compensation Elements" below.

Long Term Incentives

•
Award of long-term incentives are staggered. To balance the impact of stock market volatility on the exercise price of stock options, we continued the practice of awarding equity grants to Executives, including the NEOs, on a semi-annual basis at pre-determined periods and after assessment of individual and corporate performance during the year.

Other Executive Benefits

•
Perquisites were minimal. We provide limited additional benefits to Executives, including the NEOs, relative to our non-executive employees. The few perquisites we do provide to our Executives include: an auto allowance; a non-taxable health expense reimbursement program; financial, estate and tax services reimbursement; business club membership reimbursement; personal liability insurance reimbursement; and a permanent total disability policy for our CEO.

•
Severance agreements remained conservative. Severance agreements with the majority of our Executives, which include change of control based severance compensation, provide cash compensation of one year base salary, target annual cash incentive bonus and COBRA contributions, and accelerated vesting of equity awards. For our CFO, we provide cash compensation of two years base salary, target annual cash incentive bonus and COBRA contributions, and accelerated vesting of equity awards. Although our CEO has broader and additional severance arrangements, they remain consistent with a range of similar provisions for CEOs at comparable companies. (A more detailed description of the executive severance arrangements is included in the section entitled "Employment and Change of Control Severance Agreements for Our NEOs," below). No material changes to our Executives' severance arrangements were made in fiscal year 2013.

The Committee continues to review and refine our Compensation Framework to effectively tie Executive compensation to corporate performance.

OUR COMPENSATION FRAMEWORK

Our Compensation Philosophy and Guiding Principles

Our executive compensation philosophy is that compensation should be competitive and vary with actual performance. Accordingly, our compensation program is designed to link Executive compensation to corporate goals and to the individual contributions of each Executive and his or her team to the achievement of those goals. The compensation program consists of: (i) base salary; (ii) variable cash incentives that reward Executives for the achievement of performance goals intended to enhance stockholder value both over the year and long-term; (iii) equity incentives meant to align the interests of the Executives and stockholders over the long-term; and (iv) reasonable, competitive benefits consistent with comparable programs in industries and at companies against whom we compete for executive talent.

The guiding principles of our executive compensation program are to: (i) attract highly qualified executives and motivate them to perform at the highest levels; (ii) reward outstanding performance while avoiding excessive risk; (iii) retain executives whose skills are essential for maintaining and building upon the successes of our business and creating long-term value; (iv) establish annual short-term targets for cash incentives that are directly tied to metrics we deem important to financial performance as well as to individual areas of accountability; (v) create greater stockholder value by awarding long-term equity compensation tied to the achievement of consistent positive corporate results; and (vi) to recruit and retain successful individuals by providing comprehensive compensation packages competitive with those of executives in similar positions at comparable companies.

Role of the Compensation Committee

The compensation policies for Executives, including the NEOs, are overseen by the Committee. Each Committee member is an independent, non-employee, outside director as defined under applicable New York Stock Exchange ("NYSE") listing standards, Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code of 1986, as amended, respectively, with experience managing executives and making executive compensation decisions. The Committee solicits input from the CEO when making compensation decisions for Executives other than the CEO.

The Committee believes that compensation must be viewed holistically and, therefore, evaluates compensation based upon Total Direct Compensation ("TDC"). TDC is composed of base salary, non-equity cash incentives, long-term equity incentives ("LTI"), benefits, and perquisites. LTI is typically composed of equity granted in the form of (i) stock options, and (ii) awards of restricted stock ("RSAs"), restricted stock units ("RSUs") or a combination of RSAs and RSUs, as the Committee deems appropriate.

Role of Our Stockholder Say-on-Pay Votes

We provide stockholders with the opportunity to cast an annual advisory vote on our executive compensation ("say-on-pay"). At our 2011 Annual Meeting of Stockholders which occurred during fiscal year 2012, 98% of the votes cast on our say-on-pay proposal were in favor of the proposal. The Committee believes this affirmed stockholders' strong support of our approach to executive compensation. Based on that stockholder support, the Committee did not make material structural changes to our approach to executive compensation for fiscal year 2013. At our 2012 Annual Meeting of stockholders held in fiscal year 2013, our stockholders re-affirmed their support for our executive compensation practices with 97% of the votes cast in favor of our annual say-on-pay proposal. Consequently, the Committee determined to again maintain its overall compensation approach for fiscal year 2014.

Role of the CEO and Senior Human Resources Executive

Each year, the CEO, our Senior Vice President of Human Resources and other appropriate personnel provide the Committee with an assessment of each Executive's prior year performance with respect to the specific performance objectives previously established by the CEO and the Committee for that particular Executive. The CEO also provides his assessment of how each Executive's performance influenced overall corporate performance. The CEO does not provide an assessment of his own performance. Based on the CEO's assessments, together with information provided by our compensation consultant, the CEO also recommends changes to the compensation package and performance objectives for each Executive other than himself. After the close of the fiscal year, the Committee makes the final decision on the amount and payment of annual bonuses to our Executives.

Role of the Compensation Consultant

The Committee retains a compensation consultant to provide information, analysis and advice regarding executive and director compensation.

The compensation consultant reports directly to the Committee Chair. The consultant may contact our employees for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Committee that the officers and employees may also receive. All decisions concerning the amount or form of executive and director compensation under our executive and director compensation programs are made by the Committee alone. In making its decisions, the Committee considers the assessment of the CEO and Senior Vice President of Human Resources, the information and advice provided by our compensation consultants and such other factors it deems relevant.

In fiscal year 2012 and for the first seven months of fiscal year 2013, the Committee retained Mercer (US) Inc. ("Mercer") as its compensation consultant. After the departure of our primary compensation advisor at Mercer, the Committee re-assessed its compensation advisory needs and, as a result, chose to retain Compensia as its compensation consultant beginning in November 2012. At the Committee's direction, Mercer and thereafter, Compensia, collectively provided the following services for the Committee in connection with fiscal year 2013 Executive compensation: (i) advice on Executive target award levels within the non-equity and long term equity incentive programs and, as needed, on Committee actions with respect to compensation of Executives; (ii) advice on short term incentive plan targets and funding metrics; (iii) ongoing advice on the design of our non-equity and long term equity incentive plans; and (iv) information on executive compensation trends.

Compensation Elements

The basic components of our fiscal year 2013 Executive compensation program were:

Base Salaries. Base salaries are typically established annually based on the scope of each Executive's responsibilities and benchmarked against compensation paid by similar sized companies for similar positions. To remain competitive, base salaries are evaluated against the median of the range of salaries for executives in similar positions; however, the Committee does not target a specific percentile when setting compensation levels.

Short-Term Cash Incentive Bonuses ("STI").

Overview.

The Committee established performance-based annual cash bonuses to encourage our Executives to focus on achieving Company-wide financial performance and functional goals. In fiscal year 2013, we had two forms of cash bonus Executive Incentive Plans, one intended to comply with Internal Revenue Code Section 162(m) ("Section 162(m)") for our CEO and one, for the Executives that report directly to our CEO, that was not intended to comply with Section 162(m) (collectively, the "EIPs"). The EIPs are identical except that the EIP for our CEO's direct reports included measurement of certain functional performance goals for each individual, weighted at 30% of the overall amount payable under the EIP, and allowed the Executives to receive a payout greater than the pool funding percentage, up to a maximum of 200%, provided that the sum of all payouts under our CEO's EIP and the EIPs of the other Executives could not exceed the maximum Corporate Pool Funding. The CEO's EIP was based entirely on the Corporate Pool Funding Metrics and the maximum amount payable to our CEO under his EIP was the lesser of (i) the Corporate Pool Funding percentage, or (ii) 150% of his target award for fiscal year 2013.

Plan Mechanics.

The fiscal year 2013 STI bonus pool was funded ("Corporate Pool Funding") based on meeting or exceeding the three funding metrics of the EIPs, comprised of Net Revenue, Non-GAAP Operating Income and Asset Utilization targets ("Funding Metrics"). The individual target award amounts were a percentage of base salary. Actual payouts could have been above or below the targeted award amounts based on a combination of performance against Company-wide performance goals ("Shared Corporate Goals"), weighted 70%, and the goals assigned to each Executive ("Functional Goals"), weighted 30%. For Executives eligible to participate under the EIPs during fiscal year 2013, including each of the NEOs, the minimum cash bonus payable was zero. For our CEO, the maximum payable was the lesser of (i) the Corporate Pool Funding percentage or (ii) 150% of his target award amounts for both the Shared Corporate Goals and the Functional Goals. For each of the other Executives, the maximum payable was 200% of their target award amounts for both the Shared Corporate Goals and the Functional Goals; provided, however, the sum of all payouts under our CEO's EIP and the EIPs of the other Executives could not exceed the maximum Corporate Pool Funding.

For awards to be paid under the STI in fiscal year 2013, the thresholds for the Corporate Pool Funding had to be met. Calculations, performance evaluations and expected payouts were determined, and actual payouts made, after the close of the fiscal year. Performance against the funding objectives determined the aggregate amount in the Corporate Pool Funding available for payout. Actual Corporate Pool Funding equaled the sum of all eligible Executives' individual target award amounts multiplied by the weighted average achievement of the Funding Metrics targets for the EIPs. Maximum Corporate Pool Funding was 150% of the targets.

To achieve competitive target total cash compensation levels, the Committee determined the appropriate total target award amounts for the eligible Executives. The determination was made in part by examining the median of the range of short-term cash incentives and the total cash compensation target for executives in similar positions with similar responsibilities at comparable companies; however, the Committee uses its own judgment in determining proper levels of compensation for the Executives.

The EIPs did not provide for payment to Executives in the event of voluntary resignation prior to the date on which cash bonuses under the EIPs are regularly scheduled for payment, although in certain circumstances this requirement may be waived. These provisions provide incentive for the Executives to remain employed through the duration of the fiscal year. The Committee maintains the right to require Executives to repay any amounts earned under the Plan in the case of a material financial restatement of results for a period of three years following payment of awards. For a further discussion of our right to recoupment, refer to the section entitled "2013 Executive Incentive Plan Targets, Performance and Payouts" of "The Benchmark Study" below.

Long-Term Equity Incentives ("LTI"). This term refers to equity incentives granted in the form of stock options, RSAs, RSUs or any combination of the three that are intended to reward our Executives for positive performance over periods greater than one year. LTI is designed to align Executive compensation with the interests of our stockholders by providing incentives to Executives to improve Company performance in ways that increase the value of our stock, thereby increasing the value of the equity awards granted to them. The value of stock options is calculated using the Black-Scholes option-pricing model. RSAs and RSUs are valued at the fair market value of our common stock which is the closing stock price as reported on the NYSE on the date of grant. The Committee makes awards of equity to Executives based upon the factors set forth in the section entitled "Total Direct Compensation" below.

Total Direct Compensation ("TDC"). The term TDC refers to the sum of LTI and the total cash compensation targeted for each Executive, or "TCC". "Actual TCC" is the sum of an Executive's annual base salary and the actual amount of STI cash compensation awarded under the EIPs for the fiscal year. "Target TCC" is the sum of an Executive's annual base salary and his or her target STI. The Committee considers the median of the range of TDC for executives in similar positions with similar responsibilities at comparable companies when evaluating the compensation of our Executives. When our performance is above pre-established target thresholds for a given fiscal year, Executives generally earn greater than median pay and when performance falls below target thresholds, Executives typically earn less than median pay. The Committee believes a compensation program that enables greater than median compensation when performance exceeds pre-established targets, supports its goal of providing incentives to our Executives to increase stockholder value.

Health and Welfare Benefits and Perquisites. In addition to TDC, we also provide Executives with employee benefits such as medical and dental insurance and a 401(k) plan that are generally available to all employees. The Committee also believes it is appropriate to offer Executives certain additional benefits that are reasonable, competitive and consistent with our overall Executive compensation program including: (i) an auto allowance; (ii) a non-taxable health expense reimbursement program; (iii) financial, estate and tax services reimbursement; (iv) business club membership reimbursement; (v) personal liability insurance reimbursement; and (vi) permanent total disability insurance policy for our CEO. Except for the permanent total disability insurance for our CEO, each additional benefit is either capped at a fixed amount or only reimbursable at a fixed percentage and is subject to applicable taxes and withholdings. The value of these additional benefits, constituting only a small percentage of each NEO's TDC, are included in the "Summary Compensation Table" elsewhere in this Proxy Statement.

In addition, prior to January 1, 2013, we also provided all of our employees, including the NEOs, with an accrued vacation plan. Under our paid vacation policy, Executives received one additional week of paid vacation for each of the first three years of their employment. We eliminated the accrued vacation plan for all U.S. salaried (exempt) employees, including the NEOs, effective December 31, 2012. In connection with the elimination of the plan, in December 2012 we provided each eligible employee with a lump sum payment equivalent to their accrued, but unused, vacation balances as of December 31, 2012. The lump sum payments received by our CEO and the other NEOs are reflected in the "Summary Compensation Table" elsewhere in this Proxy Statement.

Key Elements of Compensation in Fiscal Year 2013

Pay Element	Pay Element Description	Link to Performance	Benchmark Market Position	Intended Compensation Philosophy Element
				Market Competitive	Performance Based	Long-term Focused	Aligned with Stockholders	Equity Stake
Base Salary	Fixed salary provided to each Executive	Reflects market competitiveness, performance and time in role	Generally market median (1)	X	X
Short-Term Cash Incentive Bonuses
Annually calculated incentive awards (all payable after the close of the fiscal year) provided for performance during fiscal year 2013 based on achievement of Shared Corporate Goals and Functional Goals

For fiscal year 2013, the annual cash compensation incentive for Executives was based on achievement of Non-GAAP Operating Income, financial and operating goals (Shared Corporate Goals), and functional goals specified for each Executive. Performance for Shared Corporate Goals was 70% of target. For fiscal year 2013, the Corporate Pool Funding Percent was 106.3% of target.
			Generally market median (1)	X	X		X
Long-Term Incentives	A mix of any of stock options, RSAs and RSUs.
Equity awards are linked to long-term service and are intended to reward executives for positive long-term performance. Options provide value if the share price increases relative to the closing price of our common stock on the date of grant.
			Generally market median (1)	X	X	X	X	X

(1)
We review data from published surveys and proxy statements in assessing market levels (see the section entitled "The Benchmark Study" below for additional detail). We do not target a specific percentile when determining compensation levels).

Section 162(m)
When making compensation decisions for our Executives, the Committee considers whether the compensation arrangements are tax deductible under Section 162(m) of the Internal Revenue Code. However, tax deductibility is not the primary factor in determining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for tax deductibility, we may, if consistent with our compensation philosophy, enter into compensation arrangements under which payments are not fully deductible under Section 162(m).
For fiscal year 2013, the Committee intended that our CEO's EIP be compliant with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. Consequently, the maximum payable under the CEO's EIP in fiscal year 2013 was the lesser of (i) either the Corporate Pool Funding percentage or (ii) 150% of his target award amounts for both the Shared Corporate Goals and Functional Goals, meaning, his payout under the EIP could not have exceeded the pre-established Corporate Pool Funding metrics.

The EIP for fiscal year 2013 for Executives other than our CEO, including the NEOs, was slightly different. For them, the maximum payable was 200% of their target award amounts for both the Shared Corporate Goals and the Functional Goals; provided, however, the sum of all payouts under our CEO's EIP and the EIPs of the other Executives could not exceed the maximum Corporate Pool Funding. This higher potential individual payout to Executives other than our CEO was designed to more heavily emphasize achievement of key corporate goals by recognizing individual Executive performance. The correlation of pay to performance was balanced against the Committee's belief that it was unlikely that the Section 162(m) $1 million deduction limit would be exceeded by more than one Executive in fiscal year 2013.

In addition, the Committee intended that the equity awards granted to our Executives under our 2003 Stock Plan meet the requirements for obtaining tax deductibility under Section 162(m). We intend to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with Section 162(m) in the future to the extent consistent with our best interests.

The Benchmark Study

For fiscal year 2013, Mercer, in collaboration with the Committee, used the following surveys to gather objective external compensation data. The Committee agreed upon the following three sets of data sources to benchmark pay for our Executives prior to the start of fiscal year 2013:

•Radford Global Technology Survey;
•Mercer's Executive Remuneration Suite; and
•Mercer's Global Disclosure Database.

The Radford Global Technology Survey, filtered to approximately 98 companies, includes companies primarily in the high-technology industries, with $500 million to $999.9 million in annual revenue. A listing of these companies is set forth at Appendix D-1 to this Proxy Statement.

Mercer's US Executive Remuneration Suite, filtered to approximately 447 companies in various industries with trailing twelve-month annual revenue between $300 million to $1.4 billion, provides compensation data for executives from companies in all industries, not just high-technology companies. A listing of these companies is set forth at Appendix D-2 to this Proxy Statement.

Mercer's Global Disclosure Database includes data from recent proxy statement disclosures for approximately 59 companies with annual revenue between $300 million and $1.4 billion, of which 29 are reported to be in "Software and Services" and 30 in "Technology Hardware & Equipment," reflecting the Company's consideration of such industry-specific data. A listing of these companies is set forth at Appendix D-3 to this Proxy Statement.

Base Salary

In determining changes to salary levels for Executives for fiscal year 2013, including the NEOs, the Committee carefully considered the following:

•	Each Executive's then-current salary position relative to the market median based on the Benchmark Study;

•	CEO input on individual performance and recommendations for change; and

•	The Committee's own observations on the performance and contribution of each Executive.

Fiscal year 2013 base salary increases for our NEOs (other than Ms. Strayer who was hired during fiscal year 2013) averaged less than 5% of base salary. The result of the fiscal year 2013 salary decisions was that each of the NEO's salaries aligned with our philosophy of positioning fixed compensation relative to the market median. Base salary levels for the NEOs, including our CEO, approximated, on average, 110% of the market median. Our CEO's salary was increased in fiscal year 2013 by $25,000, a 3.70% increase over fiscal year 2012, as discussed in the section "Compensation of the Chief Executive Officer" below. His salary was unchanged in fiscal year 2012 from fiscal year 2011.

Short-Term Cash Incentive Bonuses

The EIPs for fiscal year 2013 consisted of a single annual cash bonus amount based on fiscal year 2013 performance. The target award amounts for each Executive were expressed as a percent of his or her base salary. As described above, funding of the STI bonus pool was based on the Corporate Pool Funding, which for fiscal year 2013 was based on EIP Funding Metrics consisting of Non-GAAP Operating Income, Asset Utilization and Net Revenue. Actual payouts could vary and be above, at, or below each Executive's potential target award amount depending on a combination of performance against Shared Corporate Goals and Functional Goals. For eligible Executives to participate under the EIPs during fiscal year 2013, including each of the NEOs, the minimum cash bonus payable was zero. For our CEO, the maximum payable was the lesser of (i) the Corporate Pool Funding percentage or (ii) 150% of his target award amounts for both the Shared Corporate Goals and the Functional Goals. For each of the other Executives, the maximum payable was 200% of their target award amounts for both the Shared Corporate Goals and the Functional Goals; provided, however, the sum of all payouts under our CEO's EIP and the EIPs of the other Executives could not exceed the maximum Corporate Pool Funding. For awards to be paid, the thresholds for the Corporate Pool Funding had to be met.

2013 Executive Incentive Plan Targets, Performance and Payouts

Under the provisions of the EIPs for fiscal year 2013, the Committee determined that Executives other than the CEO should have 70% of their individual annual target STI cash bonus opportunity based on Non-GAAP Operating Income; Market Share on a consolidated product category basis; Inventory Turns; On-time shipments; and Associate Engagement (collectively, the Shared Corporate Goals described in further detail below). An additional 30% of the potential cash bonus amounts were based on Functional Goals that varied by each Executive's area of responsibility. For the CEO, 100% of his potential annual target STI cash bonus was based solely on the Shared Corporate Goals. For fiscal year 2013, progress towards attainment of the Functional Goals was tracked quarterly for applicable goals but payment of all cash awards remained contingent on Corporate Pool Funding based on achievement of the Net Revenue, Non-GAAP Operating Income and Asset Utilization targets as of the end of the fiscal year.

The Committee chose the particular Shared Corporate Goals because it believed they were reasonable performance objectives likely to increase stockholder value. The Net Revenue metric was intended to correlate directly to business growth and profitability. The Non-GAAP Operating Income metric was designed to reward growth in operating income which should be a significant driver of corporate success. The Committee believed the Market Share objective was an important measure of our competitiveness in our target markets directly related to our ability to generate revenues. The Committee considered the Inventory Turns and On-time shipments objectives to be meaningful indicators of our effective utilization of assets. Finally, Associate Engagement was intended to reflect the Committee's desire to maintain a productive and enjoyable workplace that allows us to attract and retain talented employees critical to fulfilling the objectives most likely to increase our profitability and, ultimately, stockholder value. The targets for each of the metrics were set by the Committee as reasonable goals based on our business plan and historical analysis.

When setting the Funding Metrics of the EIPs for fiscal year 2013, the Committee took into account a range of factors including historical performance, the fiscal year 2013 business plan, and the external market. Overall, the structure was designed to achieve payout at target levels on average over time.

The table below shows the weighting and minimum, target, and maximum awards under the EIPs for fiscal year 2013:

Fiscal Year 2013 Funding Metrics for the EIPs	Weight	Minimum Award Multiplier 0.5x	Target Award Multiplier 1.0x	Maximum Award Multiplier 1.5x
Net Revenue	20%	$730M	$755M	$780M
Non-GAAP Operating Income	60%	$141M	$166M	$191M
Asset Utilization	20%	2.93	3.09	3.20
	100%
The Committee established and approved the Award Multipliers set forth in the table above with the Target 1.0x column for fiscal year 2013 as the goal for 100% Corporate Pool Funding. The Committee also set the minimum threshold for the annual Corporate Pool Funding, below which no performance based cash compensation would be paid.

The table below shows actual results for the annual Corporate Pool Funding for fiscal year 2013:

Performance to Fiscal Year 2013 Funding Metrics of the EIPs for Funding of Corporate Pool	Fiscal Year 2013 Results	% Achievement	Total Percentage of Bonus Earned after Award Multiplier	Weight	Weighted Bonus % Funding (1)
Net Revenue	$ 762.2M	101.0%	114.5%	20%	22.9%
Non-GAAP Operating Income	$ 160.4M	96.6%	89.1%	60%	53.5%
Asset Utilization	3.30	106.8%	150.0%	20%	30.0%
Fiscal Year 2013 Corporate Pool Funding					106.3%

(1)
Weighting of the Net Revenue, Non-GAAP Operating Income and Asset Utilization Funding Metrics of the EIPs was computed independently.  The sum of the Weighted Bonus Percentage Funding in the table above does not equal the three Funding Metrics due to rounding of percentages of the underlying Funding Metrics.  Actual funding of the Corporate Pool Funding was at 106.3%.

The Committee has the right to require any EIP participant to repay any amounts earned under the EIPs if there is a material financial restatement of results for prior years which resulted in overpayment under the EIPs; however, it is not our policy to automatically require repayments in such cases except for certain Executives as may be required under various laws and regulations. If, in the future, we are required to restate our financial results for prior years, the Committee will evaluate the facts and circumstances of any such case and may require repayment from certain individuals who received undue earnings based on a material financial restatement as a result of material or negligent misrepresentation of financial results.

Our right to recoupment expires unless demand is made within three years following payment of awards under the EIPs and does not apply to stock options, restricted stock or other securities that do not have performance-vesting criteria. Our recoupment right is in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities. Our right to repayment will be evaluated on a case-by-case basis, including a thorough evaluation of the rights and restrictions under state and federal laws, and our ability in practice to actually collect repayment, if legal under state and federal laws.

FISCAL YEAR 2013 NEO COMPENSATION

The tables below illustrate the specific fiscal year 2013 targets for each NEO with the financial objective measured at the consolidated level. For each of the NEOs, the metrics were defined as follows:

(i)     Non-GAAP Operating Income achievement was the achievement of Non-GAAP Operating Income against annual targets;

(ii)
Operational Effectiveness includes a target for Inventory Turns and On-time shipments. Inventory turns is calculated as (consolidated quarterly cost of revenues multiplied by 4) divided by (consolidated ending net inventory balance for such quarter) with the cost of revenues measured on a GAAP basis;

(iii)	Associate Engagement was measured through our percentile ranking amongst a benchmark group of companies in an annually administered Employee Engagement Survey; and

(iv)
Market Share was net revenues from Office and Contact Center ("OCC") products divided by the sum of such revenue plus OCC revenue as reported from a leading competitor. We measure Market Share in this manner as no other public data on the OCC revenue of other competitors was readily available to our knowledge.

Under the provisions of the EIPs, progress towards attainment of the goals was tracked quarterly for applicable metrics but the actual STI cash bonus payout remained contingent on achievement of the threshold as of the end of fiscal year 2013. The Committee retained discretion to adjust actual awards consistent with the terms of the EIPs.

If the financial objective was measured at a level below the consolidated level (such as geographic region or product category) and is not publicly disclosed information, the target itself is not included in the tables but the relative percent achieved is shown. Accordingly, Target and Actual achievement of these metrics have been intentionally omitted as they constitute competitively sensitive commercial and financial information.

Ken Kannappan

Ken Kannappan's fiscal year 2013 STI cash bonus plan and performance was as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands)	Consolidated	$166,000	$160,407	96.6%	65.0%	62.8%
Operational Effectiveness	Consolidated	—	—	106.9%	12.5%	13.4%
Associate Engagement		—	—	116.7%	12.5%	14.6%
Market Share	OCC	—	—	101.4%	10.0%	10.1%
Total Target Bonus (in whole $)		$700,000			100.0%	100.9%
Corporate Pool Funding Percent			106.3%
Actual Bonus Payout as Percent of Individual Target			100.9%
Total Bonus Payout			$706,300

All of Mr. Kannappan's objectives were Shared Corporate Goals focused on Company-wide objectives comprising 100% of his potential annual STI cash bonus award. During the five year period from fiscal year 2009 to fiscal year 2013, the range of achievement against objectives resulted in payouts under the then applicable short term incentive plan of 28% to 144% with an average over that period of 101.2%. In three of the five years, the payout was greater than 100%.

Pam Strayer

Pam Strayer's fiscal year 2013 STI cash bonus plan and performance was as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands)	Consolidated	$166,000	$160,407	96.6%	35.0%	33.8%
Operational Effectiveness	Consolidated	—	—	106.9%	12.5%	13.4%
Associate Engagement		—	—	116.7%	12.5%	14.6%
Market Share	OCC	—	—	101.4%	10.0%	10.1%
Functional Goals		—	—	100.0%	30.0%	30.0%
Total Target Bonus (in whole $)		$115,180			100.0%	101.9%
Corporate Pool Funding Percent			106.3%
Actual Bonus Payout as Percent of Individual Target			101.9%
Total Bonus Payout			$117,368

Four of Ms. Strayer's objectives (Non-GAAP Operating Income, Operational Effectiveness, Associate Engagement, and Market Share) were Shared Corporate Goals comprising 70% of her potential annual STI cash bonus award. The remaining 30% was tied to achievement of her Functional Goals consisting of her responsibilities as leader of the global Finance, Legal, Internal Audit, and Information Technology functions. Examples of Ms. Strayer's Functional Goals in fiscal year 2013 include maintaining and improving accounting quality and improving operational effectiveness based on achieving key project milestones for internal business projects.

Ms. Strayer joined Plantronics and began participating in the EIP in fiscal year 2013. Her payout was prorated for the portion of fiscal year 2013 from her employment commencement date to the end of the fiscal year.

Joseph Burton

Joseph Burton's fiscal year 2013 STI cash bonus plan and performance was as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands)	Consolidated	$166,000	$160,407	96.6%	35.0%	33.8%
Operational Effectiveness	Consolidated	—	—	106.9%	12.5%	13.4%
Associate Engagement		—	—	116.7%	12.5%	14.6%
Market Share	OCC	—	—	101.4%	10.0%	10.1%
Functional Goals		—	—	115.3%	30.0%	34.6%
Total Target Bonus (in whole $)		$243,750			100.0%	106.5%
Corporate Pool Funding Percent			106.3%
Actual Bonus Payout as Percent of Individual Target			112.9%
Total Bonus Payout			$275,169

Mr. Burton manages Product Development & Technology. Four of Mr. Burton's objectives (Non-GAAP Operating Income, Operational Effectiveness, Associate Engagement, and Market Share) were Shared Corporate Goals comprising 70% of his potential annual STI cash bonus award. The remaining 30% of his incentives were tied to his Functional Goals related to his functional responsibilities. Examples of his Functional Goals in fiscal year 2013 include increasing the efficiency of our product development process, driving innovation and increasing software features in our products, attaining certain revenues from our UC products and attracting and investing in talent according to our business plan.

Mr. Burton joined Plantronics and began participating in the EIP in fiscal year 2012. His payout under the EIP in fiscal year 2012 was 92.1%. His actual payout in fiscal year 2012 was prorated for the portion of the fiscal year from his employment commencement date to the end of fiscal year 2012.

Don Houston

Don Houston's fiscal year 2013 STI cash bonus plan and performance was as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands)	Americas & Asia Pacific	—	—	98.6%	35.0%	34.5%
Operational Effectiveness	Consolidated	—	—	106.9%	12.5%	13.4%
Associate Engagement		—	—	116.7%	12.5%	14.6%
Market Share	OCC	—	—	101.4%	10.0%	10.1%
Functional Goals		—	—	92.1%	30.0%	27.6%
Total Target Bonus (in whole $)		$244,426			100.0%	100.2%
Corporate Pool Funding Percent			106.3%
Actual Bonus Payout as Percent of Individual Target			102.2%
Total Bonus Payout			$249,813

Mr. Houston manages the Americas and Asia-Pacific sales regions. Accordingly, 35% of his incentives in fiscal year 2013 were tied to the direct operating margin for these geographic regions. In addition, 35% of his potential annual STI cash bonus award was tied to the Shared Corporate Goals for Operational Effectiveness, Associate Engagement, and Market Share.

The remaining 30% of his incentives were tied to his Functional Goals related to his functional responsibilities. Examples of Mr. Houston's Functional Goals in fiscal year 2013 include achieving revenue targets for our UC products and emerging markets, forecasting UC revenue within a certain range of accuracy, and attaining certain performance goals for our Plantronics Developer Community.

During the five year period from fiscal year 2009 to fiscal year 2013, the range of achievement against objectives resulted in payouts under the then applicable short-term incentive plans of 33% to 144% with an average over that period of 101.0%. In three of the five years, the payout was greater than 100%.

Renee Niemi

Renee Niemi's fiscal year 2013 STI cash bonus plan and performance was as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands)	Consolidated	$166,000	$160,407	96.6%	35.0%	33.8%
Operational Effectiveness	Consolidated	—	—	106.9%	12.5%	13.4%
Associate Engagement		—	—	116.7%	12.5%	14.6%
Market Share	OCC	—	—	101.4%	10.0%	10.1%
Functional Goals		—	—	114.0%	30.0%	34.2%
Total Target Bonus (in whole $)		$221,000			100.0%	106.1%
Corporate Pool Funding Percent			106.3%
Actual Bonus Payout as Percent of Individual Target			107.2%
Total Bonus Payout			$236,826

Ms. Niemi manages Communication Solutions. Four of Ms. Niemi's objectives (Non-GAAP Operating Income, Operational Effectiveness, Associate Engagement, and Market Share) were Shared Corporate Goals comprising 70% of her potential annual STI cash bonus award. The remaining 30% of her incentives were tied to her Functional Goals related to her functional responsibilities. Examples of her Functional Goals in fiscal year 2013 include attaining metrics for new product development, achieving certain revenue targets for our UC products, attaining certain software success metrics, attaining certain performance metrics for the Plantronics Developer Community, and achieving consumer targets for revenue and market share.

During the five year period from fiscal year 2009 to fiscal year 2013, the range of achievement against objectives resulted in payouts under the then applicable short-term incentive plans of 32% to 144% with an average over that period of 99.2%. In three of the five years, the payout was greater than 100%.

Barbara Scherer

Barbara Scherer served as our Senior Vice President, Finance and Administration and CFO for a portion of fiscal year 2013. Prior to the commencement of fiscal year 2013, Ms. Scherer informed us of her intention to retire. We subsequently entered into a Transition Agreement with her pursuant to which she agreed to continue serving in her then-current role while we sought her replacement and to remain employed for a transitional period after her replacement commenced employment with us. Under the terms of the Transition Agreement, we agreed to pay Ms. Scherer a pro rata portion of her potential annual STI cash bonus of $243,750 based on target achievement and STI cash bonus pool funding levels (in no event to exceed 100% of funding levels) under the fiscal year 2013 EIP if her successor commenced after the start of fiscal year 2013. Ms. Strayer succeeded Ms. Scherer on July 16, 2012 and after a short transition Ms. Scherer resigned effective September 7, 2012. Accordingly, Ms. Scherer was paid $72,321.43 as the pro rata portion of her potential STI cash bonus. For a complete description of compensation earned by Ms. Scherer in fiscal year 2013, please see the "Summary Compensation Table" elsewhere in this Proxy Statement.

Target Versus Actual Total Cash Compensation Earned in Fiscal Year 2013

The following table lists the Actual TCC each NEO (other than Ms. Scherer) earned during fiscal year 2013 in comparison to Target TCC.

	Target Incentive Compensation			Actual Incentive Compensation
Name and Position	Base Salary(1)	Executive Incentive Plan Target (Annual)	Target TCC	Actual Executive Incentive Plan Payout (Annual)	Actual TCC	Actual TCC as a Percentage of Target TCC
Ken Kannappan	$700,000	$700,000	$1,400,000	$706,300	$1,406,300	100.5%
Director, President and CEO
Pam Strayer (2)	$231,250	$115,180	$346,430	$117,368	$348,618	100.6%
Senior Vice President and CFO
Joseph Burton (3)	$375,000	$243,750	$618,750	$275,169	$650,169	105.1%
Senior Vice President Engineering and Development and Chief Technology Officer
Don Houston	$376,040	$244,426	$620,466	$249,813	$625,853	100.9%
Senior Vice President, Sales
Renee Niemi	$340,000	$221,000	$561,000	$236,826	$576,826	102.8%
Senior Vice President, Communication Solutions

(1)
Reflects base salaries in effect as of July 16, 2012 except for Ms. Strayer. As Ms. Strayer was hired during the course of fiscal year 2013, the target base salary shown is the actual base salary she earned in fiscal year 2013. Ms. Strayer's target base salary on a fully annualized basis in fiscal year 2013 was $325,000 and her annual STI cash bonus target based on a full fiscal year would have been $162,500.

(2)
Ms. Strayer also received a sign-on bonus of $25,000 in fiscal year 2013. Ms. Strayer's sign-on bonus was subject to applicable taxes and withholdings, and is repayable in-full should she voluntarily terminate her employment prior to the first anniversary of the commencement of her employment.

(3)
In addition to the compensation above, Mr. Burton received the second half of his hire-on bonus in the amount of $250,000 in fiscal year 2013. The second installment of Mr. Burton's hire-on bonus was subject to applicable taxes and withholdings. Should Mr. Burton voluntarily terminate his employment prior to the second anniversary of the receipt of the $250,000, which second anniversary will occur in May 2014, he will be obligated to repay $125,000. If Mr. Burton voluntarily terminates his employment on or after the second anniversary of receipt of the $250,000, he will have no obligation to repay any portion of his hire-on bonus.

Barbara Scherer was paid a salary of $165,865 in fiscal year 2013 through her resignation date of September 7, 2012. In accordance with the terms of her Transition Agreement, Ms. Scherer was also paid a STI cash bonus of $72,321. For a complete description of compensation earned by Ms. Scherer in fiscal year 2013, please see the "Summary Compensation Table" elsewhere in this Proxy Statement.

Long Term Equity Incentives - General

We offer long-term equity incentives to our Executives through our 2003 Stock Plan. In any given fiscal year, the Committee may approve and authorize grants of stock options, RSAs and RSUs, or a combination of any of the three, to Executives after consideration of a variety of factors including the following: (i) the equity granted to executives in similar jobs at comparable companies based on the bi-annual surveys discussed in "The Benchmark Study" above; (ii) the individual's scope of responsibilities; (iii) performance; (iv) input from the CEO (other than with respect to the CEO's long term equity incentives); and (v) the potential to influence our long-term growth and profitability. The Committee gives no particular weight to any factor. A subjective determination is made after considering the foregoing factors in the aggregate.

Stock options granted to Executives generally have a seven year term and vest over three years from the date of grant, with one-third of the number of shares subject to each option vesting on the anniversary of the date of grant and the remaining shares vesting monthly thereafter until fully vested and subject to the continued employment of the option holder on each vesting date. Grants of 10,000 or more shares which occurred prior to fiscal year 2013, and that were awarded in the form of RSAs and RSUs, generally vested and will continue to vest pro rata on a quarterly basis over a four-year period from the date of grant. In fiscal year 2013, we modified our policy such that all grants of RSAs and RSUs, regardless of the number of shares, vest in equal annual installments over a four-year period on the last day of the month following each anniversary of the award date until fully vested and are subject to the continued employment of the recipient of the award on each vesting date.

Stock Options and Restricted Stock Grants

Since fiscal year 2008, the Committee has been making annual equity awards to our Executives in two semi-annual installments to balance potential benefits or penalties to Executives that may result from price volatility of our common stock based on external economic factors. The Committee believes that this semi-annual approach to granting stock options is similar in concept to the investment approach of "dollar cost averaging." Further, the granting of equity in installments permits the Committee to assess executive performance throughout the year. The Committee retains the discretion to modify (including increasing, decreasing, or eliminating) the second installment altogether, based on performance.

In accordance with this process, the Committee establishes the targeted total number of equity shares to be awarded each fiscal year to our Executives, including all NEOs, typically in the first fiscal quarter of a fiscal year. Thereafter, the first half of the annual equity awards are granted at or shortly after the beginning of the fiscal year (typically in May) and the second half of the annual equity awards, if acceptable to the Committee after further review, are granted after corporate financial and operating results for the first half of the fiscal year are final (typically in November). The Committee believes this staggered timing approach to the granting of equity awards ties our equity incentives to actual performance during the fiscal year.

Committee approved equity awards are granted shortly after financial results are announced, typically three days after an applicable quarterly or annual earnings release. The Committee believes this follows best equity grant practices by allowing financial markets sufficient time to adjust to our operating results. The Committee furthermore believes this practice supports long-term growth in the value of our stock.

As noted in the section entitled "Role of the CEO and Senior Human Resources Executive" above, following the completion of each fiscal year the CEO and Senior Vice President of Human Resources provide the Committee with an assessment of each Executive's, including the NEOs', prior year performance based on specific performance objectives previously established for each particular Executive. The CEO also provides his assessment of how each Executive's performance influenced our overall corporate performance. The CEO does not provide an assessment of his own performance. Based on the CEO's assessments, together with information provided by our compensation consultants, the CEO also recommends the types of equity grants (typically stock options and RSAs and/or RSUs) and number of shares under each type for each Executive other than himself. The Committee thereafter makes the final decision as to the types of equity grants and number of shares granted to each Executive.

Mr. Kannappan considered the following information to develop his recommendations for equity grants to our Executives, including the NEOs, in fiscal year 2013, and the Committee considered the same information and such other information as the Committee deemed appropriate when deciding whether to accept his recommendations:

•
The history of prior equity awards to our Executives and the current and potential value of each of their vested and unvested holdings. The Committee furthermore considered each Executive's past performance, future contribution potential and other compensation elements previously awarded;

•	The total pool of our common stock budgeted for all employee awards for the fiscal year and the portion going to the Executives as a percentage of the total;

•	Our compensation consultant's review of market-competitive total direct compensation levels, as well as general market trends in long-term incentive grant practices;

•	The historical grant levels and historical market data regarding equity awards for comparable jobs in similar companies;

•	The anticipated value of the stock options and RSAs; and

•
An appropriate split of the total number of equity shares awarded between stock options and RSAs. The actual split for each Executive was based on an evaluation of market practice, Mr. Kannappan's assessment and recommendation, and the Committee's review and approval. In each case, factors considered included the benefit that would be received from stock options only if the stock price were to increase versus the fact that a benefit would be received from restricted stock whether the stock price increased or not.

Based upon all of the above-referenced factors, Mr. Kannappan determined that grants in fiscal year 2013 should take into consideration market-competitive LTI and total direct compensation levels, with appropriate variation based upon individual Executive performance. Mr. Kannappan reviewed his recommendations with our then compensation consultant, Mercer, and agreed to a mix equal to approximately 50% of the equity value in stock options and 50% of the equity value in RSAs. This mix was generally influenced by the significantly lower Black-Scholes value compared to the prior year, which Mercer advised was consistent with market practice.

The Committee evaluated Mr. Kannappan's recommendations, giving no particular weight to any factor and made a subjective determination, after considering all of the relevant factors in aggregate. Based on all of the above, the Committee accepted Mr. Kannappan's recommendations and granted equity awards as set forth below. For a discussion of Mr. Kannappan's own equity grants, see "Our CEO's Long Term Incentive Equity Grants" below.

The Committee approved equity awards to the NEOs in the amounts described below on two occasions in fiscal year 2013. On April 24, 2012, as part of its regular, semi-annual review of LTI for the Executives, the Committee met and approved a grant of options and RSAs as part of the fiscal year 2013 targeted equity grants. The total number of RSAs for fiscal year 2013 and the first portion of the total number of options targeted for fiscal year 2013 were approved and thereafter granted on May 4, 2012. Thereafter, on November 2, 2012, the Committee met again and approved the grant of the second half of the total number of options targeted for fiscal year 2013.

Equity awards granted to our NEOs during fiscal year 2013 were as follows:

	Equity Awards Granted in May 2012		Equity Awards Granted in November 2012
Name	RSA Shares	Shares Subject to Stock Options	Shares Subject to Stock Options	Total RSA Shares	Total Shares Subject to Stock Options
Ken Kannappan	20,000	65,000	65,000	20,000	130,000
Joe Burton	9,000	20,000	20,000	9,000	40,000
Don Houston	8,000	17,500	17,500	8,000	35,000
Renee Niemi	7,000	15,000	15,000	7,000	30,000

Ms. Strayer was hired subsequent to the Committee's annual compensation review process. As a result, the Committee separately considered her compensation, including her LTI, in connection with the recruitment and employment offer process prior to her start date of July 16, 2012. On July 16, 2012, Ms. Strayer was granted a nonstatutory stock option to purchase 40,000 shares of common stock with an exercise price based on the closing price of our common stock of $31.92 and having a Black-Scholes valuation of $10.23 per share. The option vests over a period of three years with one-third vesting on the first anniversary of her start date and the remaining two-thirds vesting monthly thereafter. In connection with her start of employment, Ms. Strayer also was granted a restricted stock award in the form of a RSA in the amount of 10,000 shares. The RSA award vests over a period of four years, with 25% vesting on the last day of the month of the each anniversary of her start date until fully vested.

Prior to the commencement of fiscal year 2013, Ms. Scherer informed us of her intention to retire. Thus, no equity awards were granted to her in fiscal year 2013.

Pay Mix for Fiscal Year 2013

A considerable portion of each Executive's TDC is variable as opposed to fixed. In fiscal year 2013, approximately 21% of Mr. Kannappan's target TDC consisted of base salary, 21% consisted of non-equity incentives (cash bonuses) and the remaining 58% consisted of long-term incentive equity grants. Excluding Ms. Scherer's Transition Agreement, the second half of Mr. Burton's hire-on bonus of $250,000 and Ms. Strayer's sign-on bonus of $25,000 and relocation benefits of $46,951 paid in fiscal year 2013, each of the other NEOs had a similar target TDC structure, with approximately 70% of their TDC consisting of variable compensation (non-equity and equity incentives).

Perquisites

In addition to the standard employee benefits package generally available to all of our employees, each Executive was eligible to receive the following perquisites in fiscal year 2013: (i) an auto allowance; (ii) a non-taxable health expense reimbursement program; (iii) financial, estate and tax services reimbursement; (iv) business club membership reimbursement; and (v) personal liability insurance reimbursement. Mr. Kannappan also has a permanent total disability insurance policy for which we pay an annual premium of $10,514. Mr. Kannappan was also entitled to gains and dividends on a Deferred Compensation Plan into which he elected to defer a portion of his compensation during the years 1997 through 1998. For more information concerning Mr. Kannappan's deferred compensation, please see the "Non-Qualified Deferred Compensation Table" elsewhere in this Proxy Statement.

In addition, prior to January 1, 2013, we also provided all of our employees, including the NEOs, with an accrued vacation plan. Under our paid vacation policy, Executives received one additional week of paid vacation for each of the first three years of their employment. We eliminated the accrued vacation plan for all U.S. salaried (exempt) employees, including the NEOs, effective December 31, 2012. In connection with the elimination of the accrued vacation plan, in December 2012 we paid each eligible employee a lump sum amount equivalent to their accrued, but unused, vacation balances as of December 31, 2012. The lump sum payments received by our CEO and other NEOs are reflected in the "Summary Compensation Table" elsewhere in this Proxy Statement.

Relocation Assistance

Periodically, we may also provide relocation benefits to our Executives and other select employees, including our NEOs, in order to induce job candidates to accept job offers or new roles for certain open positions we deem critical to our business needs. These benefits may include transportation of household goods and cars, travel, temporary housing, car rental, storage, miscellaneous relocation allowances, and house-hunting trips. We do not provide home sale and purchase assistance or tax protection to offset costs incurred by our executive officers as a result of these relocations. In fiscal year 2013, Ms. Strayer was paid relocation benefits in the amount of $46,951 in connection with the start of her employment. Relocation benefits provided to NEOs are also reported in the “All Other Compensation” column of the “Summary Compensation Table” below.

Severance Plan

We also maintain an ERISA-regulated severance plan (the "Severance Plan") that applies to (1) all of our U.S.-based employees whose jobs are terminated due to a reduction-in-force, and (2) any other employee we select to participate in the plan upon his or her termination of employment. Under the Severance Plan, eligible employees, including NEOs, may receive a cash severance payment, with any additional payments to be determined solely at our discretion. In addition, under the Severance Plan, we will pay the premiums for continued health benefits, if such benefits are continued pursuant to COBRA. Any severance arrangements with our executive officers, including our NEOs, whether paid pursuant to the Severance Plan or otherwise, require the prior approval of the Committee.

Compensation of Chief Executive Officer

As part of its assessment of the CEO's fiscal year 2012 performance and in connection with the review of compensation recommendations for him in fiscal year 2013, the Committee carefully considered his contribution to the organization and impact on the creation of value for stockholders. Similar to the factors considered for our other Executives, the Committee also evaluated competitive market data provided by Mercer, our business performance and Company-wide budget for salary increases, and particular to Mr. Kannappan, the Committee weighed the fact that Mr. Kannappan did not receive an increase to his base salary in the prior fiscal year. Based on its market research, Mercer found that Mr. Kannappan's TCC, comprised of an annual base salary and an annual STI cash bonus opportunity as set forth in the EIP, was approximately 9% above the peer group median. After considering the factors described above, effective July 1, 2012, the Committee increased his annual base salary by $25,000 from $675,000 to $700,000, an increase of 3.70%, which was less than the salary increase pool percentage established for our U.S.-based employees of 3.85%.

Our CEO's Long-Term Incentive-Equity Grants

In determining our CEO's long-term incentive equity grant, the Committee considered the same factors specified above in the section entitled "Stock Options and Restricted Stock Grants" used to establish equity awards for the other Executives. For Mr. Kannappan, the Committee targeted a value mix of approximately 65% stock options and 35% RSAs for fiscal year 2013. This mix is weighted more heavily toward stock options than for other Executives reflecting the desire of the Committee that the CEO's compensation be more leveraged and more at risk than for other Executives. The total number of stock options and RSAs awarded was determined by the amount needed to maintain Mr. Kannappan's prior year equity grant value while taking into account the market median for LTI.

In accordance with the Committee's assessment of Mr. Kannappan's performance in fiscal year 2013, it approved a grant to him of 20,000 shares in the form of a RSA and a non-qualified stock option for the purchase of 65,000 shares on May 4, 2012. The Committee furthermore preliminarily set as a target another stock option grant of 65,000 shares for award in November 2012, which was in fact granted to Mr. Kannappan, effective November 2, 2012. The Committee's decision was based upon Mr. Kannappan's performance; the equity grants that had been made to Mr. Kannappan during the prior year; and extensive discussions, input, and recommendations from Mercer.

The total value of the targeted equity grants for fiscal year 2013 was estimated to be $2,141,000 based on the closing price of our stock of $37.28 on April 13, 2012. The total value of the equity award consisted of approximately 65% of equity value in the form of stock options ($1,391,650) and 35% of the equity value in the form of the RSA ($749,350).

On April 25, 2013, the Committee approved for grant on May 10, 2013, 50,000 shares of our common stock in the form of a stock option for the first half of Mr. Kannappan's total recommended grant for fiscal year 2014 and preliminarily targeted an additional 50,000 shares for grant in November 2013 for the second half of his total recommended grant. Additionally, on April 25, 2013, the Committee approved for grant on May 10, 2013, the award of 30,000 shares in the form of a RSA as part of his fiscal year 2014 grant. The total estimated value of the two stock option grants and RSA based on the 30-day average closing price of our stock as of April 5, 2013 of $43.54 was approximately $2,657,200 consisting of approximately 51% of the equity value in the form of stock options ($1,351,000) and approximately 49% of the equity value in the form of the RSA ($1,306,200).

Risk

We designed our compensation programs to avoid excessive risk. The following are some of the features of our programs intended to help us appropriately manage business risk:

•
an assortment of vehicles for delivering compensation, both fixed and variable, short-term and long-term, including cash and equity, intended to focus our Executives on specific objectives that help us achieve our business plan and create an alignment with long-term stockholder interests;

•	diversification of incentive-related risk by employing a variety of performance measures;

•	a balanced weighting of the various performance measures to avoid excessive attention to achievement of one measure over another;

•	annual equity grants, so Executives always have unvested awards that could decrease significantly in value if our business is not managed for the long term;

•	annual goals and payment of cash bonuses under our EIP to discourage short-term risk-taking;

•	potential repayment of one or more years of unearned cash bonuses under our EIP in the event of a material financial restatement; and

•	fixed maximum award levels for performance-based awards.

Employment, Transition and Change of Control Severance Agreements for Our NEOs

Certain Named Executive Officers

To retain our Executives in the event of an acquisition of the Company, the Committee developed and approved change of control severance agreements (the "Change of Control Agreements") that were in effect throughout fiscal year 2013. In entering into these agreements, the Committee's primary objective is to ensure that we will have the continued dedication and objectivity of our Executives, notwithstanding the possibility of a change of control of the Company, thereby correlating the interests of our Executives with those of our stockholders.

In general, the Change of Control Agreements for Mr. Houston, Mr. Burton, and Ms. Niemi provide that, if a "Change of Control" (as defined in the Change of Control Agreements) occurs, then 100% of their respective outstanding equity awards will vest according to the vesting schedule specified in the 2003 Stock Plan. In addition, if an Executive's employment is terminated by us without "Cause" or by the Executive for "Good Reason" (as those terms are defined in the Change of Control Agreements) within twenty-four (24) months after a Change of Control, the Executive will be entitled to receive:

•	accrued compensation; and

•	a severance payment equal to the sum of:

◦	100% of the Executive's annual base salary in effect immediately prior to the Executive's termination date or (if greater) at the level in effect immediately prior to the Change of Control;

◦	that pro rata portion or all of the Executive's annual target incentive bonus that the Executive has earned but not yet been paid; and

◦	100% of the Executive's annual target STI cash bonus for the year in which the severance payment is triggered.

The Change of Control Agreements also provide for the Executive to receive the following severance benefits:

•	continuation of certain health benefits for the Executive and his or her eligible dependents for not more than 12 months following the termination date; and

•	full vesting of the Executive's equity awards to the extent outstanding on the termination date and not otherwise vested.

The receipt of benefits under the Change of Control Agreements are subject to compliance with the terms of (i) the standard confidentiality agreement between the Executive and us; (ii) an agreement not to solicit other employees to terminate their employment with us for a two year period; and (iii) a release of claims against us.

The Change of Control Agreements also contain provisions that are designed to provide to each Executive the greatest amounts of benefits after taking into account taxes that may be payable under Section 4999 of the Internal Revenue Code if any of the benefits constitute "parachute payments" under 280G of the Internal Revenue Code.

The Change of Control Agreements provide that cash severance benefits will be payable following the Executive's "separation from service" with us within the meaning of Section 409A and that such payments may be subject to a six-month delay period if required under Section 409A.

The Change of Control Agreement for Ms. Strayer is identical to the Change of Control Agreements of the other NEOs described in this section with the exception that she would be entitled to receive a severance payment equal to the sum of: (i) 200% of her annual base salary; (ii) that pro rata portion or all of her annual target STI cash bonus that she has earned but not yet been paid; and (iii) 200% of her annual target STI cash bonus for the year in which the severance payment is triggered. Ms. Strayer's consideration under the Change in Control Agreement is greater than the other NEOs (other than our CEO) because the Committee determined that the foregoing level of severance compensation, if the change of control payment is triggered, was appropriate for someone serving in the role of chief financial officer.

Mr. Kannappan's Employment Agreement

In 1999, Mr. Kannappan entered into an employment agreement (the "Employment Agreement") that provided, if his employment was terminated for any reason other than for "Cause" (as defined in the Employment Agreement), that he would be entitled to receive the benefits described below. In January 2009, Plantronics and Mr. Kannappan amended and restated the Employment Agreement (the "First Restated Employment Agreement") to conform the agreement to the requirements of Internal Revenue Code Section 409A and to update the change of control provisions to fit current market conditions.

In November 2009, Plantronics and Mr. Kannappan amended the First Restated Employment Agreement (the "Second Restated Employment Agreement"). Under the Second Restated Employment Agreement, if Mr. Kannappan's employment is terminated for any reason other than for "Cause", then subject to his signing and not revoking a release of claims against us, for the period of twenty-four (24) months following the Termination Date (the "Severance Payment Period") Mr. Kannappan shall be entitled to receive: (i) continued cash compensation payments equal to seventy-five percent (75%) of the average annual cash compensation earned based on the four (4) full fiscal quarters immediately preceding the Termination Date; provided, however, the time for calculating seventy-five percent (75%) of the average annual cash compensation earned shall be measured by the average annual (four (4) successive quarters grouped together) cash compensation earned in the twelve (12) full fiscal quarters immediately preceding the Termination Date and (ii) the continued provision of "Company Benefits," including "Medical Benefits" (both as defined in the Second Restated Employment Agreement).

If Mr. Kannappan voluntarily reduces his compensation as a cost reduction measure, his continued cash compensation payment shall not be calculated as outlined immediately above, but instead, the continued cash compensation payment calculation shall equal seventy-five percent (75%) of the average of the annual cash compensation earned per year in the number of full fiscal quarters specified above as if the voluntary compensation reduction had not been implemented.

The cash compensation shall be payable in accordance with our normal payroll policies as applied to our Executives. Such payments and the provision of Company Benefits shall be discontinued and we shall be entitled to a refund of all compensation paid upon a breach by Mr. Kannappan of his obligations with respect to proprietary information and a covenant not to compete or solicit.

If we terminate Mr. Kannappan's employment without "Cause" or if he resigns for "Good Reason", and such termination occurs on or within twenty-four (24) months after a Change of Control (both as defined in the Second Restated Employment Agreement), then Mr. Kannappan shall receive the following: (i) accrued compensation; and (ii) a severance payment equal to the sum of: (A) 300% of his annual base salary in effect immediately prior to the termination date or (if greater) at the level in effect immediately prior to the Change of Control; and (B) 100% of his annual target STI cash bonus for the year in which the severance payment is triggered. Under the terms of his Second Restated Employment Agreement, Mr. Kannappan would have also been entitled to 100% of his quarterly target STI cash bonus; however, as we no longer offer a quarterly incentive bonus, we have confirmed with Mr. Kannappan that any severance payment would not include any quarterly incentive target bonus amount. As compared to the benefits received upon termination for any reason other than for "Cause", Mr. Kannappan would only receive certain benefit continuation coverage. The Second Restated Employment Agreement provides that, if Mr. Kannappan is entitled to receive (1) both the severance compensation described in the preceding three paragraphs above and (2) the compensation described in this paragraph, he shall be entitled to receive the payment which yields him the greatest economic benefit. In addition, subject to Mr. Kannappan's continued employment with us through the effective date of such Change of Control, 100% of his outstanding equity awards shall vest in full.

The Second Restated Employment Agreement provides that cash severance benefits will be payable only following Mr. Kannappan's "separation from service" with us within the meaning of Section 409A and that such payments may be subject to a six-month delay period if required under Section 409A.

Ms. Scherer's Transition Agreement

On February 27, 2012, we entered into a Transition Agreement ("Transition Agreement") with Barbara Scherer, whose was at that time our Senior Vice President, Finance & Administration and CFO. Ms. Scherer stepped down from her role as CFO on July 16, 2012, the date her successor, Pam Strayer, commenced her employment with us (the "Successor Commencement Date"). Following the Successor Commencement Date, Ms. Scherer assisted in the transition of her duties to Ms. Strayer until her resignation effective September 7, 2012. For a complete description of compensation earned by Ms. Scherer in fiscal year 2013, please see the "Summary Compensation Table" elsewhere in this Proxy Statement.

Payments Upon Termination or Change of Control

Ken Kannappan

The following table shows the potential payments upon termination or a change of control of the Company for Ken Kannappan, our President and CEO, as of March 30, 2013:

Executive Benefits and Payments Upon Separation	Termination for Any Reason Other Than For Cause		Termination Other Than For Cause After Change in Control		Termination for Cause
Compensation	$2,071,239	(1)	$2,800,000	(2)	$—

Benefits	$117,798	(3)(5)	$82,733	(4)	$—

(1)
Assuming that the termination occurred during the period immediately following the end of fiscal year 2013, but before the end of the first fiscal quarter of 2014, and taking into account the fact that Mr. Kannappan earned his STI cash bonus for fiscal year 2013, Mr. Kannappan would be entitled to receive, for a period of 24 months following the Termination Date, continued cash compensation payments (in accordance with our normal payroll policies) equal to 75% of the average annual cash compensation earned during the twelve (12) full fiscal quarters immediately preceding the Termination Date. For a complete description of the benefits Mr. Kannappan is entitled to receive as well as the conditions to which such payments are subject, see "Mr. Kannappan's Employment Agreement" above.

(2)
Mr. Kannappan is entitled to receive: (i) accrued compensation; and (ii) a severance payment equal to the sum of: (A) 300% of his annual base salary in effect immediately prior to the termination date or (if greater) at the level in effect immediately prior to the change of control and (B) 100% of his annual target STI cash bonus for the year in which the severance payment is triggered. Under the terms of his Second Restated Employment Agreement, Mr. Kannappan would have also been entitled to receive100% of his quarterly incentive target bonus but, as previously mentioned, we no longer offer a quarterly incentive bonus and he has confirmed with us that any termination related payment would not include a quarterly incentive target bonus amount.

(3)	Certain Company Benefits estimated at $117,968 based on fiscal year 2013 medical benefits; automobile expense reimbursement program benefits; and disability, life and other group insurance benefits.

(4)	Continued Employee Benefits reasonably estimated at $82,733 based on Mr. Kannappan's fiscal year 2013 medical benefit elections.

(5)
Mr. Kannappan is entitled to reimbursement of certain medical expenses not covered under our medical plans generally available to all employees. This Exec-U-care medical reimbursement program allows for reimbursement of up to $2,000,000 per year. In fiscal year 2013, the amount reimbursed was $1,465 and is included in the amount reported.

The estimated benefit Mr. Kannappan would have received if his 210,557 unvested shares subject to stock options held as of March 30, 2013 became fully vested as a result of a Change of Control, is $2,246,202. The estimated benefit amount of unvested stock options was calculated by multiplying the number of unvested shares subject to stock options held by Mr. Kannappan by the difference between our common stock price of $44.19 on March 30, 2013 and the exercise price of the stock options, with negative values, if any, reported as zero.

The estimated benefit Mr. Kannappan would have received if his 38,439 unvested restricted stock award shares held as of March 30, 2013 became fully vested as a result of a Change of Control, is $1,698,587. The estimated benefit amount of unvested restricted stock awards was calculated by multiplying the number of unvested restricted stock award shares held by Mr. Kannappan by our common stock price of $44.19 on March 30, 2013, net of $0.01 consideration paid per share for awards prior to March 31, 2010.

In the event Mr. Kannappan's employment terminates as a result of voluntary resignation, then that portion of any outstanding equity awards which would vest had his employment continued for the next succeeding twelve (12) months shall become fully vested. The estimated benefit Mr. Kannappan would have received if 132,501 of his unvested shares subject to stock options held as of March 30, 2013 became fully vested as a result of his voluntary termination, is $1,368,804. The estimated benefit Mr. Kannappan would have received if 17,657 of his unvested restricted stock award shares held as of March 30, 2013 became fully vested as a result of voluntary resignation, is $780,230. The estimated benefits are based on our common stock price of $44.19 on March 30, 2013.

In the event Mr. Kannappan's employment terminates as a result of Involuntary Termination (other than for Cause), or due to Death or Disability, then that portion of any outstanding equity awards which would vest had his employment continued for the next succeeding eighteen (18) months shall become fully vested as a result. The estimated benefit Mr. Kannappan would have received if 168,056 of his unvested shares subject to stock options held as of March 30, 2013 fully vested as a result of Involuntary Termination (other than for Cause), or due to Death or Disability, is $1,755,999. The estimated benefit Mr. Kannappan would have received if 24,845 of his unvested restricted stock award shares held as of March 30, 2013 fully vested as a result of Involuntary Termination (other than for Cause), or due to Death or Disability, is $1,097,868. The estimated benefits are based on our common stock price of $44.19 on March 30, 2013.

In the event Mr. Kannappan is terminated for Cause, all unvested equity awards shall terminate upon his Termination Date.

Pam Strayer

The following table shows the potential payments upon termination or a change of control of the Company for Pam Strayer, our Senior Vice President and Chief Financial Officer as of March 30, 2013:

Executive Benefits and Payments Upon Separation	Voluntary Termination	Termination Without Cause or for Good Reason After Change in Control		Termination for Cause

Compensation	$—	$1,092,368	(1)	$—

Benefits	$—	$—		$—

(1)
If Ms. Strayer's employment is terminated by us without “Cause” or by Ms. Strayer for “Good Reason” within twenty-four (24) months after a Change of Control, she will be entitled to receive (i) accrued compensation; (ii) a severance payment equal to the sum of: (A) 200% of her annual base salary in effect immediately prior to her termination date or (if greater) at the level in effect immediately prior to the Change of Control; (B) that pro rata portion or all of her annual target STI cash bonus that she has earned but not yet been paid; (C) 200% of her annual target STI cash bonus; and (D) all of her outstanding unvested equity awards shall fully vest.

The estimated benefit Ms. Strayer would have received if her 40,000 unvested option shares and 10,000 unvested restricted stock award shares held as of March 30, 2013 fully vested as a result of Termination Without Cause or for Good Reason After a Change in Control, is $490,800 and $441,900, respectively. The estimated benefits are based on our common stock price of $44.19 on March 30, 2013.

Joe Burton

The following table shows the potential payments upon termination or a change of control of the Company for Joe Burton, our Senior Vice President of Engineering and Development and Chief Technology Officer, as of March 30, 2013:

Executive Benefits and Payments Upon Separation	Voluntary Termination	Termination Other Than For Cause After Change in Control		Termination for Cause
Compensation	$—	$893,919	(1)	$—

Benefits	$—	$18,069	(2)	$—

(1)
If Mr. Burton's employment is terminated by us without "Cause" or by him for "Good Reason" within twenty-four (24) months after a Change of Control, he will be entitled to receive (i) accrued compensation; and (ii) a severance payment equal to the sum of: (A) 100% of his annual base salary in effect immediately prior to his termination date or (if greater) at the level in effect immediately prior to the Change of Control; (B) that pro rata portion or all of his annual target STI cash bonus that he has earned but not yet been paid; (C) 100% of his annual target STI cash bonus; and (D) all of his outstanding unvested equity awards shall fully vest.

(2)	Certain employee benefits reasonably estimated at $18,069 based on Mr. Burton's fiscal year 2013 medical benefit elections.
The estimated benefit Mr. Burton would have received if his 47,778 unvested option shares and 40,250 unvested restricted stock award shares held as of March 30, 2013 fully vested as a result of Termination Without Cause or for Good Reason After a Change in Control, is $537,635 and $1,778,648, respectively. The estimated benefits are based on our common stock price of $44.19 on March 30, 2013.

Don Houston

The following table shows the potential payments upon termination or a change of control of the Company for Don Houston, our Senior Vice President, Sales as of March 30, 2013:

Executive Benefits and Payments Upon Separation	Voluntary Termination	Termination Other Than For Cause After Change in Control		Termination for Cause
Compensation	$—	$870,279	(1)	$—

Benefits	$—	$27,578	(2)	$—

(1)
If Mr. Houston's employment is terminated by us without "Cause" or by him for "Good Reason" within twenty-four (24) months after a Change of Control, he will be entitled to receive (i) accrued compensation; and (ii) a severance payment equal to the sum of: (A) 100% of his annual base salary in effect immediately prior to his termination date or (if greater) at the level in effect immediately prior to the Change of Control; (B) that pro rata portion or all of his annual target STI cash bonus that he has earned but not yet been paid; (C) 100% of his annual target STI cash bonus; and (D) all of his outstanding unvested equity awards shall fully vest.

(2)	Certain employee benefits reasonably estimated at $27,578 based on Mr. Houston's fiscal year 2013 medical benefit elections.
The estimated benefit Mr. Houston would have received if his 59,418 unvested option shares and 19,500 unvested restricted stock award shares held as of March 30, 2013 fully vested as a result of Termination Without Cause or for Good Reason After a Change in Control, is $627,191 and $861,683, respectively. The estimated benefits are based on our common stock price of $44.19 on March 30, 2013.

Renee Niemi

The following table shows the potential payments upon termination or a change of control of the Company for Renee Niemi, our Senior Vice President, Communication Solutions as of March 30, 2013:

Executive Benefits and Payments Upon Separation	Voluntary Termination	Termination Other Than For Cause After Change of Control		Termination for Cause
Compensation	$—	$797,826	(1)	$—

Benefits	$—	$9,283	(2)	$—

(1)
If Ms. Niemi's employment is terminated by us without "Cause" or by her for "Good Reason" within twenty-four (24) months after a Change of Control, she will be entitled to receive (i) accrued compensation; and (ii) a severance payment equal to the sum of: (A) 100% of her annual base salary in effect immediately prior to her termination date or (if greater) at the level in effect immediately prior to the Change of Control; (B) that pro rata portion or all of her annual target STI cash bonus that she has earned but not yet been paid; (C) 100% of her annual target STI cash bonus; and (D) all of her outstanding unvested equity awards shall fully vest.

(2)	Certain employee benefits reasonably estimated at $9,283 based on Ms. Niemi's fiscal year 2013 medical benefit elections.

The estimated benefit Ms. Niemi would have received if her 54,418 unvested option shares and 18,125 unvested restricted stock award shares held as of March 30, 2013 fully vested as a result of Termination Without Cause or for Good Reason After a Change in Control, is $568,766 and $800,925, respectively. The estimated benefits are based on our common stock price of $44.19 on March 30, 2013.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by us for fiscal years 2013, 2012 and 2011 to the NEOs. For a narrative description of our compensation philosophy and compensation elements, see the section "Compensation Discussion and Analysis" above.

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Ken Kannappan	2013	$693,750	$—	$641,400	$1,301,814	$706,300	$195,690	$3,538,954
Director, President and CEO*	2012	$675,000	$—	$733,400	$1,864,685	$621,675	$66,875	$3,961,635
	2011	$651,923	$—	$634,900	$1,198,675	$793,830	$65,692	$3,345,020
Pam Strayer (5)	2013	$231,250	$25,000	$319,200	$409,284	$117,368	$78,097	$1,180,200
Senior Vice President and CFO*	2012	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2011	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Joe Burton (6)	2013	$368,750	$250,000	$288,630	$400,558	$275,169	$83,883	$1,666,991
Senior Vice President of Engineering and Development and Chief Technology Officer	2012	$302,885	$250,000	$1,829,000	$238,418	$181,322	$44,244	$2,845,869
	2011	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Don Houston	2013	$374,070	$—	$256,560	$350,488	$249,813	$114,891	$1,345,823
Senior Vice President, Sales	2012	$364,620	$—	$256,690	$554,131	$220,399	$53,293	$1,449,133
	2011	$347,269	$—	$290,240	$419,536	$304,977	$55,597	$1,417,619
Renee Niemi	2013	$336,150	$—	$224,490	$300,419	$236,826	$85,636	$1,183,521
Senior Vice President – Communication Solutions	2012	$318,450	$—	$256,690	$554,131	$194,322	$35,541	$1,359,134
	2011	$287,981	$—	$290,240	$419,536	$252,548	$36,592	$1,286,897
Barbara Scherer (7)	2013	$165,865	$—	$—	$—	$72,321	$471,904	$710,090
Former Senior Vice President, Finance & Administration and CFO	2012	$375,000	$—	$—	$189,998	$224,250	$47,496	$836,744
	2011	$375,000	$—	$217,680	$387,270	$121,873	$51,163	$1,152,986

*
On April 14, 2013, we announced that Mr. Kannappan commenced a temporary medical leave of absence to address a treatable form of cancer. Mr. Kannappan is expected to be on leave for approximately four months. During this time he will stay involved in directing the Company to the extent practical and will remain a member of the Board. Our Senior Vice President & Chief Financial Officer, Pamela Strayer, will serve as the acting Interim Chief Executive Officer during Mr. Kannappan's absence.

(1)	Includes all bonus payments, if any, paid outside of the Executive Incentive Plan ("EIP"). See also Note 5.

(2)
Stock awards amounts and option awards amounts reported are the aggregate grant date fair value of stock-related awards in fiscal year 2013 computed in accordance with FASB ASC Topic 718. Refer to Note 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Note 11 – Stock Plans and Stock-Based Compensation to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, as filed with the SEC on May 24, 2013 for the assumptions used to value such awards.

(3)	Amounts shown are the sum of the components (a) and (b) below:

a)
The following payments made on June 9, 2011 under the quarterly STI cash bonus goals of the EIP in effect for fiscal year 2011: Mr. Kannappan ($292,593), Ms. Scherer ($60,938), Mr. Houston ($112,019) and Ms. Niemi ($92,676). No quarterly STI cash bonus goal payments were made under the EIP in fiscal years 2012 and 2013.

b)
The following payments made on June 9, 2011 under the Annual Incentive Plan of the EIP in effect for fiscal year 2011: Mr. Kannappan ($501,237), Ms. Scherer ($60,937), Mr. Houston ($192,958) and Ms. Niemi ($159,872). All amounts reported for fiscal years 2012 and 2013 were annual amounts earned under the EIP and were paid on June 7, 2012 and June 6, 2013, respectively.

(4)
Amounts shown include our contributions or other allocations to defined contribution plans for benefits such as employer 401(k) contributions, 401(k) match payments, restricted stock award dividends and insurance premiums, a supplemental benefit program available only to employees whose titles are vice president and above to reimburse participants for items such as medical co-payments, legal and financial planning services, a car allowance, and a patent award.

In addition, Ms. Strayer received relocation benefits in the total amount of $46,951 which are included in the amount reported.
Furthermore, prior to January 1, 2013, we provided all of our employees, including the NEOs, with an accrued vacation plan. Under our paid vacation policy, NEOs received one additional week of paid vacation for each of the first three years of their employment. We eliminated the accrued vacation plan for all U.S. salaried (exempt) employees, including the NEOs, effective December 31, 2012. In connection with the elimination of the plan, in December 2012 we paid each eligible employee a lump sum amount equivalent to their accrued, but unused, vacation balances as of December 31, 2012. The lump sum payments received by our CEO and other NEOs were as follows: Ken Kannappan $107,053; Pam Strayer $9,656; Joe Burton $18,444; Don Houston $53,179; and Renee Niemi $44,854.

(5)
Ms. Strayer's employment commenced on July 16, 2012. In connection with her start of employment, she was paid a sign-on bonus of $25,000 in fiscal year 2013, which amount is reported in the "Bonus" column in the table above. If she voluntarily terminates her employment prior to the first anniversary of her start date, she will be obligated to repay the entire amount of the sign-on bonus.

In addition, the amounts reported in the columns entitled "Salary" and "Non-Equity Incentive Plan Compensation" in the table above are the amounts actually earned by Ms. Strayer from her employment commencement date to the end of fiscal year 2013.

(6)
Mr. Burton's employment commenced on May 23, 2011. The amounts reported in the columns entitled, "Salary" and "Non-Equity Incentive Plan Compensation" for fiscal year 2012 in the table above are the amounts actually earned by Mr. Burton from his employment commencement date to the end of fiscal year 2012.

The amounts reported in the column entitled "Bonus" reflect the amounts actually paid to Mr. Burton in connection with his two-part hire-on bonus, split equally $250,000 in each of fiscal years 2012 and 2013. In connection with the first half of Mr. Burton's hire-on bonus paid in fiscal year 2012, the entire amount of $250,000 has been earned and all obligations to repay it have lapsed.
In connection with the second half of Mr. Burton's hire-on bonus paid in fiscal year 2013, his obligation to repay the entire $250,000 of the second half of his hire-on bonus lapsed in May 2013. If Mr. Burton voluntarily terminates his employment prior to the second anniversary of the receipt of the $250,000, which second anniversary will occur in May 2014, he will be obligated to repay $125,000. If Mr. Burton voluntarily terminates his employment on or after the second anniversary of receipt of the $250,000, he will have no obligation to repay any portion of his hire-on bonus.

(7)
Barbara Scherer served as our Senior Vice President, Finance and Administration and CFO for a portion of fiscal year 2013. Prior to the commencement of fiscal year 2013, Ms. Scherer informed us of her intention to retire. We subsequently entered into a Transition Agreement with her pursuant to which she agreed to continue serving in her then-current role while we sought her replacement and to remain employed for a transitional period after her replacement commenced employment with us. Under the terms of the Transition Agreement, we agreed to pay Ms. Scherer (i) a lump sum payment of $375,000, (ii) a pro rata portion of her potential annual STI cash bonus of $243,750 based on target achievement and STI cash bonus pool funding levels (in no event to exceed 100% of funding levels) under the fiscal year 2013 EIP if her successor commenced after the start of fiscal year 2013, (iii) accelerated vesting of outstanding equity awards as if such awards vested on a monthly rather than annual basis, (iv) a lump sum payment equal to twelve months of premiums to continue group plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and (v) twelve months of Exec-U-Care health coverage benefits. Ms. Strayer succeeded Ms. Scherer on July 16, 2012 and, thereafter, she resigned effective September 7, 2012. Accordingly, after her resignation Ms. Scherer was paid (i) the lump sum of $375,000, (ii) $72,321 as the pro rata portion of her potential STI cash bonus, (iii) $36,863 as a lump sum in connection with her COBRA coverage, and (iv) $7,435 as a lump sum in connection with her continued Exec-U-Care coverage. Other than the $72,321 STI cash bonus reported in the "Non-Equity Incentive Plan Compensation" column, each of the other foregoing amounts are reported in aggregate in the "All Other Compensation" column of the table above.

Grants of Plan Based Awards

The following table shows information concerning plan based awards to the NEOs during fiscal year 2013:

GRANTS OF PLAN-BASED AWARDS

	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock Awards	Grant Date Fair Value of Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)
Ken Kannappan (4)		$350,000	$700,000	$1,050,000
	5/4/2012				20,000			$641,400
	5/4/2012					65,000	$32.07		$645,554
	11/2/2012					65,000	$32.94		$656,260
Pam Strayer (5)		$57,590	$115,180	$230,360
	7/16/2012				10,000			$319,200
	7/16/2012					40,000	$31.92		$409,284
Joe Burton		$121,875	$243,750	$487,500
	5/4/2012				9,000			$288,630
	5/4/2012					20,000	$32.07		$198,632
	11/2/2012					20,000	$32.94		$201,926
Don Houston		$122,213	$244,426	$488,852
	5/4/2012				8,000			$256,560
	5/4/2012					17,500	$32.07		$173,803
	11/2/2012					17,500	$32.94		$176,685
Renee Niemi		$110,500	$221,000	$442,000
	5/4/2012				7,000			$224,490
	5/4/2012					15,000	$32.07		$148,974
	11/2/2012					15,000	$32.94		$151,445

(1)
Pursuant to the policy of the Compensation Committee in fiscal year 2013, equity awards to NEOs other than Ms. Strayer were approved and thereafter granted on May 4, 2012 and November 2, 2012, three days after quarterly financial results were announced. Ms. Strayer's equity awards were granted on the date her employment with the Company commenced, July 16, 2012. The exercise price of stock options is equal to the closing market price of our common stock on the date of grant. See also Note 5.

(2)	Actual amounts paid under the fiscal year 2013 EIP are set forth in the "Summary Compensation Table" above.

(3)
Restricted stock awards vest in four annual installments on the last day of the month following each anniversary of the date of grant. 33.3% of the shares subject to stock options vest on the one-year anniversary of the grant, and 1/36th of the shares subject to stock options vest each month thereafter.

(4)
The "Maximum" that Mr. Kannappan can receive under the EIP is the lesser of (i) the Corporate Pool Funding percentage, or (ii) 150% of his "Target" award amount. The greater of these two values are shown in the table above; however, for Mr. Kannappan to receive 150% of the targeted EIP, the Corporate Pool Funding must also equal 150%. In addition, in connection with his equity awards, please see the discussion of acceleration of equity grants in the section entitled "Mr. Kannappan's Employment Agreement."

(5)
The amounts reported in the "Threshold," "Target" and "Maximum" columns of the "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" section of the table above reflect the pro rated amounts Ms. Strayer was eligible to receive for at threshold, target and maximum performance under our EIP based on her employment commencement date of July 16, 2012.

(6)
Barbara Scherer, our former Senior Vice President, Finance and Administration and CFO for a portion of fiscal year 2013 was not awarded equity compensation in fiscal year 2013. Cash compensation paid to Ms. Scherer, including payments paid to her under the Transition Agreement we executed with her prior to the commencement of fiscal year 2013, are described in further detail in the Summary Compensation Table and footnote 7 to the Summary Compensation Table above.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number of shares acquired and value realized for stock options exercised and restricted stock awards vested during fiscal year 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ken Kannappan	79,000	$1,488,487	21,250	$741,496
Pam Strayer	—	$—	—	$—
Joe Burton	—	$—	9,375	$343,801
Don Houston	30,000	$393,000	7,250	$235,180
Renee Niemi	31,208	$137,736	8,125	$272,199
Barbara Scherer	26,943	$173,743	3,958	$141,690

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information about stock options and restricted stock awards held by our NEOs that were outstanding as of the end of fiscal year 2013:

	Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Ken Kannappan	100,000	—	$26.90	9/3/2013	(3)
	100,000	—	$20.44	10/27/2013	(3)
	20,000	—	$27.58	10/26/2014	(3)
	30,000	—	$24.17	5/2/2015	(3)
	50,000	—	$24.11	10/30/2016	(3)
	47,222	2,778	$30.04	5/7/2017	(4)
	38,889	11,111	$36.28	11/5/2017	(4)
	61,110	38,890	$36.67	5/6/2018	(4)
	22,222	27,778	$33.12	11/4/2018	(4)
	—	65,000	$32.07	5/4/2019	(4)
	—	65,000	$32.94	11/2/2019	(4)
					(5)	38,439	1,698,587
Pam Strayer	—	40,000	$31.92	7/16/2019	(6)
					(7)	10,000	441,900
Joe Burton	12,222	7,778	$35.16	5/23/2018	(8)
	—	20,000	$32.07	5/4/2019	(8)
	—	20,000	$32.94	11/2/2019	(8)
					(9)	40,250	1,778,648
Don Houston	10,000	—	$20.44	10/27/2013	(3)
	6,000	—	$27.58	10/26/2014	(3)
	9,000	—	$24.17	5/2/2015	(3)
	12,500	—	$12.78	10/27/2015	(3)
	32,500	—	$16.97	5/8/2016	(3)
	17,500	—	$24.11	10/30/2016	(3)
	16,527	973	$30.04	5/7/2017	(4)
	13,611	3,889	$36.28	11/5/2017	(4)
	18,944	12,056	$36.67	5/6/2018	(4)
	6,000	7,500	$33.12	11/4/2018	(4)
	—	17,500	$32.07	5/4/2019	(4)
	—	17,500	$32.94	11/2/2019	(4)
						19,500	861,683
Renee Niemi	5,000	—	$20.44	10/27/2013	(3)		.
	1,067	—	$27.58	10/26/2014	(3)
	2,800	—	$24.17	5/2/2015	(3)
	10,000	—	$12.78	10/27/2015	(3)
	20,000	—	$16.97	5/8/2016	(3)
	17,500	—	$24.11	10/30/2016	(3)
	16,527	973	$30.04	5/7/2017	(4)

486	3,889	$36.28	11/5/2017	(4)
861	12,056	$36.67	5/6/2018	(4)
6,000	7,500	$33.12	11/4/2018	(4)
—	15,000	$32.07	5/4/2019	(4)
—	15,000	$32.94	11/2/2019	(4)
				(11)	18,125	800,925

(1)
All unvested options vest over a three-year period with 1/3 vesting on the first anniversary of the grant date and 1/36th per month thereafter subject to the continued employment of the grantee of the option on each vesting date. For restricted stock awards made prior to fiscal year 2013, vesting occurs annually over a four-year period for awards of less than 10,000 shares; for awards of 10,000 shares or more, vesting occurs quarterly over the four-year period so long as the employee remains employed by us. Beginning in fiscal year 2013, all awards vest in equal annual installments over a four-year period on the last day of the month following each anniversary of the award date until fully vested and subject to the continued employment of the grantee of the award on each vesting date.

(2)
Stock Awards granted prior to April 4, 2010 require the payment of the par value of our common stock of $0.01 per share, which amounts have been subtracted from the outstanding awards of Messrs. Kannappan and Houston and Ms. Niemi. Ms. Strayer's and Mr. Burton's stock awards do not require payment of par value and are valued at the number of shares outstanding multiplied times the closing price of our common stock of $44.19 as of March 30, 2013.

(3)	Stock Option is fully vested.

(4)	Stock options fully vest in the order listed on May 7, 2013, November 5, 2013, May 6, 2014, May 6, 2014, November 4, 2014, May 4, 2015, and November 2, 2015, respectively.

(5)
Based on four stock awards granted on October 30, 2009, November 5, 2010, May 6, 2011, and May 4, 2012, respectively, with 3,282, 7,657, 11,250, and 16,250 shares, respectively, remaining unvested at the end of fiscal year 2013.

(6)	Stock option fully vests on July 16, 2015.

(7)	Based on one stock award granted on July 16, 2012 with 10,000 shares remaining unvested at the end of fiscal year 2013.

(8)	Stock options fully vest on May 23, 2014, May 4, 2015, and November 2, 2015, respectively.

(9)	Based on two stock awards of 25,000 shares each, granted on May 31, 2011, and one stock award of 9,000 shares granted on May 4, 2012.

(10)
Based on four stock awards granted on October 30, 2009, November 5, 2010, and May 6, 2011, and May 4, 2012, respectively, with 2,250, 4,000, 5,250 and 8,000 shares, respectively, remaining unvested at the end of fiscal year 2013.

(11)
Based on four stock awards granted on October 30, 2009, November 5, 2010, May 6, 2011 and May 4, 2012, respectively, with 1,875, 4,000, 5,250, and 7,000, shares, respectively, remaining unvested at the end of fiscal year 2013.

NON-QUALIFIED DEFERRED COMPENSATION

A non-qualified deferred compensation plan (the “DCP”) was initially established by the Company in 1994. Mr. Kannappan is the only NEO with a balance remaining in the DCP. His last contribution to the DCP occurred in fiscal year 1998. The DCP was thereafter frozen in fiscal year 2005.
The DCP provided certain participating executive employees (including Mr. Kannappan) the ability to defer receipt of up to 25% of all amounts paid or payable or reasonably anticipated to be paid or payable to each eligible executive employee each year. Each participant’s compensation deferrals were credited to a bookkeeping account and, subject to certain restrictions, each participant could elect to have their cash deferrals in such account invested in one of several investment options, including Plantronics common stock, although we were not obligated to actually invest any deferred amounts in the selected investment options.
As the sole remaining participant in the DCP, Mr. Kannappan may receive a distribution of deferred amounts, plus any earnings thereon (or less any losses), within 90 days of a date specified by him or, if earlier, upon a decline in our financial strength or for severe financial hardship. All distributions must be in the form of a lump sum payment, except in the case of his death or when he attains the age of 70, in which case distributions may be paid in semi-annual installments over a period of time previously specified by him. At all times Mr. Kannappan is and has been at all times fully vested in the amounts he contributed to his DCP account. Prior to freezing the plan in fiscal year 2005, we could, at our option, contribute amounts to his account, subject to vesting requirements we established, if any. As of the end of fiscal year 2013, Mr. Kannappan was fully vested in all amounts held under the DCP.
The following table sets forth for Mr. Kannappan certain information as of March 31, 2013, with respect to the DCP:

NON-QUALIFIED DEFERRED COMPENSATION
Name	Aggregate Earnings in Last Fiscal Year ($) (1)	Aggregate Balance at Last Fiscal Year End ($) (2)
Ken Kannappan	$5,981	$690,569

(1)
The aggregate earnings consist of $5,978 in the form of dividends paid on shares of our common stock held in the DCP as well as interest of $3 earned on cash held in the account. This amount is not included in the compensation reported for Mr. Kannappan in the "Summary Compensation Table" above.

(2)
The aggregate balance of the DCP as of March 30, 2013, consists of 14,946 shares of our common stock valued at $660,463.74 based on the price of our common stock of $44.19 per share as of March 31, 2013, and accumulated cash of $30,104.93. The amounts deferred were previously included in prior year Summary Compensation Tables.

Compensation Committee Interlocks and Insider Participation

Directors Tseu, Hammann and Hart served as members of the Compensation Committee during fiscal year 2013, none of whom was an officer or employee of Plantronics during fiscal year 2013 and none of whom had any relationship requiring disclosure as required by Item 404 of Regulation S-K. None of the relationships described in Item 407(e)(4)(iii) of Regulation S-K existed during fiscal year 2013.

CERTAIN RELATIONS AND RELATED TRANSACTIONS

If a related party transaction is determined by our General Counsel to be material to us, the Audit Committee must review and approve the matter in writing in advance of any such transactions. We must report all such transactions under applicable accounting rules, federal securities laws, and NYSE rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to the related business. We did not have any related party transactions in fiscal year 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received, or certain written representations from the reporting persons, we believe that, during fiscal year 2013, all filing requirements applicable to our officers and directors were performed in compliance with the requirements of Section 16(a).

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

For the Board of Directors

/s/ Rich Pickard
Rich Pickard
Secretary
Dated: June 13, 2013

APPENDIX A

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the Audit Committee's report submitted to the Board of Directors for the fiscal year ended March 31, 2013.

The Audit Committee of the Board of Directors has:

•
reviewed and discussed Plantronics' audited consolidated Financial Statements for the fiscal year ended March 31, 2013 with Plantronics' management, which has primary responsibility for those statements;

•
discussed with PricewaterhouseCoopers LLP, Plantronics' independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T); and

•
received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

The Board of Directors determined that each member of the Audit Committee is, and has been at all times during the 2013 fiscal year, "independent" as defined under the NYSE listing standards and Plantronics independence guidelines. Each member of the Audit Committee also satisfies the SEC's additional independence requirement under Rule 10A-3(b) of the Securities Exchange Act for members of Audit Committees. The Board of Directors has further determined that directors Gregg Hammann, Marshall Mohr and Marv Tseu are "audit committee financial experts" as such term is defined in Item 407 of Regulation S-K, as promulgated by the SEC.

Based on the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited consolidated Financial Statements be included in Plantronics' 2013 Annual Report on Form 10-K.

The Audit Committee

Brian Dexheimer
Gregg Hammann
Marshall Mohr (Chair)
Marv Tseu

APPENDIX B
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and this Proxy Statement.

Members of the Compensation Committee:

Gregg Hammann (Chair)
John Hart
Marv Tseu

APPENDIX C
PLANTRONICS, INC.
2003 STOCK PLAN

Amended and restated, subject to approval of stockholders on August 1, 2013

SECTION 1.	PURPOSES AND DEFINITIONS

1.1	Purposes of the Plan. The purposes of this 2003 Stock Plan are:

(A)	to attract and retain the best available personnel for positions of substantial responsibility,

(B)	to provide additional incentive to Employees, Directors and Consultants, and

(C)	to promote the success of the Company’s business.

1.2	The Plan permits the Administrator to grant Options, Restricted Stock Awards, and Restricted Stock Units.

1.3	Definitions. As used herein, the following definitions shall apply:

(A)	“Administrator” means the Board or any Committees as shall be administering the Plan, in accordance with Section 2.2.

(B)
“Applicable Laws” means the requirements relating to the administration of equity based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(C)	“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock Awards, and Restricted Stock Units.

(D)
“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan, for purposes of clarification, and shall include an Option Agreement, a Restricted Stock Award Agreement, and Restricted Stock Unit Agreement, as applicable. The Award Agreement is subject to the terms and conditions of the Plan.

(E)	“Board” means the Board of Directors of the Company.

(F)	“Change in Control” means the occurrence of any of the following events:

(i)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)
A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company); or

(iv)
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(G)	“Code” means the Internal Revenue Code of 1986, as amended.

(H)	“Committee” means a committee of individuals appointed by the Board in accordance with Section 2.2.

(I)	“Common Stock” means the common stock of the Company.

(J)	“Company” means Plantronics, Inc., a Delaware corporation.

(K)	“Consultant” means any natural person, including an advisor, engaged, directly or indirectly, by the Company or a Parent or Subsidiary to render services to such entity.

(L)	“Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(M)	“Director” means a member of the Board.

(N)	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(O)
“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(P)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(Q)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange (NYSE), its Fair Market Value shall be the closing sales price a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator

(R)	“Fiscal Year” means the fiscal year of the Company.

(S)	“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an "incentive stock option" under Section 422 of the Code.

(T)
“Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of the grant of an individual Option, a Restricted Stock Award, and Restricted Stock Unit. The Notice of Grant is part of the agreement evidencing the terms and conditions of a specific grant.

(U)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(V)	“Option” means a stock option granted pursuant to the Plan, as evidenced by a Notice of Grant.

(W)
“Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(X)	“Optioned Stock” means the Common Stock subject to an Award.

(Y)	“Outside Director” means a Director who is not an Employee.

(Z)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(AA)	“Participant” means the holder of an outstanding Award granted under the Plan.

(AB)	“Performance Goals” will have the meaning set forth in Section 6.1 of the Plan.

(AC)	“Performance Period” means any Fiscal Year or such other longer or shorter period as determined by the Administrator in its sole discretion.

(AD)
"Period of Restriction" means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(AE)	“Plan” means this 2003 Stock Plan, as amended and restated.

(AF)	“Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Restricted Stock Award or the early exercise of an Option.

(AG)	“Restricted Stock Award” means a grant of Restricted Stock pursuant to the Plan, as evidenced by a Notice of Grant.

(AH)
“Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and restrictions applying to stock granted under a Restricted Stock Award. The Restricted Stock Award Agreement is subject to the terms and conditions of the Plan.

(AI)	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 6.

(AJ)
“Restricted Stock Unit Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and restrictions applying to a Restricted Stock Unit Award. The Restricted Stock Unit Agreement is subject to the terms and conditions of the Plan.

(AK)
“Retirement” unless otherwise defined in the Award Agreement or in a written employment, services or other agreement between the Participant and the Company or any Parent or Subsidiary of the Company, will have such meaning as the Administrator may determine, or, if not so defined, will mean termination of Participant’s status as a Service Provider after he or she reaches age 55 and has completed at least ten (10) years of employment or service with the Company or any Parent or Subsidiary of the Company; provided, however, that with respect to Outside Directors “Retirement” will mean termination of an Outside Director’s status as a Director when (i) the Outside Director’s age is 55 or over and he or she has continuously been a Director for at least seven (7) years on the date of such termination or (ii) the Outside Director has continuously been a Director for at least ten (10) years from the date of such termination.

(AL)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(AM)	“Section 16(b)” means Section 16(b) of the Exchange Act.

(AN)	“Securities Act” means the Securities Act of 1933, as amended.

(AO)	“Service Provider” means an Employee, Director or Consultant.

(AP)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 7.4.

(AQ)	“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

SECTION 2.	ADMINISTRATION

2.1	Stock Subject to the Plan.

(A)
Subject to the provisions of Section 7.4, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 13,900,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(B)
Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.  Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan.

(C)
If an Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock or Restricted Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise or of an Award or issuance with respect thereto, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares of Restricted Stock or Restricted Stock Units are repurchased by or forfeited to the Company, such Shares shall become available for future grant under the Plan.

2.2	Administration of the Plan.

(A)	Procedure.

(i)	Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)
Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards as “performance based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)
Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)	Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(B)
Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)to determine the Fair Market Value;
(ii)to select the Service Providers to whom Awards may be granted under the Plan;

(iii)	to determine the number of Shares to be covered by each Award granted under the Plan;
(iv)to approve forms of agreement for use under the Plan;

(v)
to determine the terms and conditions of any Award in accordance with the provisions of the Plan; provided, however, that the Administrator will not permit any Participant to issue a promissory note in order to exercise or otherwise acquire Shares pursuant to an Award;

(vi)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to subplans established for the purpose of satisfying applicable foreign laws;

(viii)
to modify or amend each Award (subject to Section 7.6(C)), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan (but not beyond the maximum term permitted under Section 3.3); provided, however, that no such modification or amendment may invalidate this Plan as qualified under Applicable Laws;

(ix)
to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by the Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x)
to authorize any person to (i) make decisions, determinations and interpretations on behalf of the Administrator to the extent allowed under Applicable Laws, and (ii) execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(xi)	to make all other determinations deemed necessary or advisable for administering the Plan.

(C)
Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations, and those of any person authorized by the Administrator to make decisions, determinations and interpretations on behalf of the Administrator, shall be final and binding on all Participants and any other holders of Awards.

2.3	Eligibility. Awards may be granted to Service Providers subject to the terms and conditions of the Plan.

SECTION 3.	STOCK OPTIONS

3.1	Limitations.

(A)	An Option granted under the Plan may only qualify as a Nonstatutory Stock Option and shall be designated in an Award Agreement as such.

(B)	The following limitations shall apply to grants of Options:

(i)	Except as set forth in Sections 3.1(B)(ii) and 7.8, no Participant shall be granted, in any Fiscal Year, Options to purchase more than 500,000 Shares.

(ii)
In connection with his or her initial employment, a Participant may be granted Options to purchase up to an additional 500,000 Shares, which shall not count against the limit set forth in Section 3.1(B)(i).

(iii)	The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 7.4.

(iv)
If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 7.4), the cancelled Option will be counted against the limits set forth in Sections 3.1(B)(i) and (ii).

3.2	Term of Option. The term of each Option shall be seven (7) years from the date of grant or such shorter term as may be approved by the Administrator.

3.3	Option Exercise Price. The per Share exercise price of an Option shall be no less than 100% of the Fair Market Value per Share on the date of grant.

3.4
Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

3.5
Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist, subject to Applicable Laws, entirely of:

(A)	cash;

(B)	check;

(C)
other Shares, including reservation by the Company of Shares issuable to the Participant upon exercise of an Option, which have a Fair Market Value on the date of surrender or reservation equal to the aggregate exercise price of the Shares as to which such Option shall be exercised;

(D)	consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(E)
a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company sponsored deferred compensation program or arrangement;

(F)	any combination of the foregoing methods of payment; or

(G)
such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; provided, however, that the issuance of a promissory note will not be a permissible form of consideration under the Plan.

3.6	Exercise of Option.

(A)
Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

(i)
An Option shall be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 7.4.

(ii)
Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(B)
Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death, Disability or, in the case of Retirement, as set forth in Section 3.6(E) below, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for ninety (90) days following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(C)
Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (of at least six (6) months) to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(D)
Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s death. If, at the time of death, a Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(E)
Retirement of Participant. If a Participant ceases to be a Service Provider as a result of his or her Retirement, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement, to the extent the Option is vested on the date of Retirement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the date of Participant’s Retirement. If, on the date of Retirement, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after his or her Retirement, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

SECTION 4.	RESTRICTED STOCK AWARDS

4.1
Grant of Restricted Stock. Awards of Restricted Stock may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Except as set forth in Section 7.8, the Administrator will have complete discretion in determining the number of Shares of Restricted Stock granted to each Participant, provided that during any Fiscal Year no Participant will receive Restricted Stock having an aggregate value greater than $2,000,000, as determined based on the Fair Market Value of the Shares subject to each Restricted Stock Award on its respective date of grant.

4.2
Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company, as escrow agent, will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

4.3
Transferability. Except as provided in this Section 4 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

4.4	Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

4.5
Removal of Restrictions. Except as otherwise provided in this Section 4, Shares of Restricted Stock covered by each Award of Restricted Stock granted under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

4.6
Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

4.7
Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

4.8
Cancellation of Restricted Stock Award. On the date set forth in the Restricted Stock Award Agreement, all unearned or unvested Restricted Stock shall be forfeited to the Company and again will become available for grant under the Plan as set forth in Section 2.1.

SECTION 5.	RESTRICTED STOCK UNITS

5.1
Grant of Restricted Stock Units. Restricted Stock Units may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Except as set forth in Section 7.8, the Administrator will have complete discretion in determining the number of Restricted Stock Units granted to each Participant, provided that during any Fiscal Year no Participant will receive Restricted Stock Units having an aggregate value greater than $2,000,000, as determined based on the Fair Market Value of the Shares subject to each Restricted Stock Unit on its respective date of grant.

5.2
Value of Restricted Stock Unit. Each Restricted Stock Unit will have an initial value that is established by the Administrator on or before the date of grant, subject to the limitations set forth in Section 5.1.

5.3	Vesting. A Restricted Stock Unit may, in the discretion of the Administrator, vest over the Participant’s period of service or upon attainment of specified performance objectives.

5.4
Performance Objectives and Other Terms. The Administrator will set performance objectives (including, without limitation, continued service) in its discretion which, depending on the extent to which they are met, will determine the number of Shares issuable or value of Restricted Stock Units paid out to the Participants. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

5.5
Earning of Restricted Stock Units. After the applicable Performance Period has ended, the holder of Restricted Stock Units will be entitled to receive all or a portion of the Shares issuable or a cash amount payable in accordance with Section 5.6 below base on the number of Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Restricted Stock Unit, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Restricted Stock Unit.

5.6
Form and Timing of Payment of Restricted Stock Units. Issuance of Shares and/or payment of cash earned pursuant to Restricted Stock Units will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in the form of cash, by the issuance of Shares (which have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units at the close of the applicable Performance Period) or in a combination thereof.

5.7
Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unearned or unvested Shares subject to Restricted Stock Units will be forfeited to the Company, and again will be available for grant under the Plan.

SECTION 6.	PERFORMANCE GOALS

6.1
Performance Goals. The granting and/or vesting of Restricted Stock Awards or Restricted Stock Units may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including one or more of the following measures: (1) stock price, (2) revenue, (3) profit, (4) bookings, (5) cash flow, (6) customer development, (7) customer retention, (8) customer satisfaction, (9) sales channel retention, (10) sales channel satisfaction, (11) sales channel development, (12) associate retention, (13) associate satisfaction, (14) associate development, (15) net bookings, (16) net income, (17) net profit, (18) operating cash flow, (19) operating expenses, (20) total earnings, (21) earnings per share, diluted or basic, (22) earnings per share from continuing operations, diluted or basic, (23) earnings before interest and taxes, (24) earnings before interest, taxes, depreciation and amortization, (25) pre-tax profit, (26) net asset turnover, (27) asset utilization, (28) inventory turnover, (29) capital expenditures, (30) net earnings, (31) operating earnings, (32) gross or operating margin, (33) profit margin, (34) debt, (35) working capital, (36) return on equity, (37) return on net assets, (38) return on total assets, (39) return on capital, (40) return on investment, (41) return on sales, (42) net or gross sales, (43) market share, (44) economic value added, (45) cost of capital, (46) change in assets, (47) technical development, (48) expense reduction levels, (49) debt reduction, (50) productivity, (51) new product introductions, (52) delivery performance, (53) implementation or improvement of new or existing business systems, and (54) total stockholder return. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be (i) measured in absolute terms, (ii) compared to another company or companies, (iii) measured against the performance of the Company as a whole or a segment of the Company and/or (iv) measured on a pre-tax or post-tax basis (if applicable). Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

SECTION 7.	GENERAL PROVISIONS

7.1
Term of Plan. The Plan originally became effective on September 24, 2003, and was most recently amended and restated on March 12, 2013, subject to obtaining stockholder approval in accordance with Section 7.11. It shall continue in effect until terminated under Section 7.6.

7.2
Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator, in its sole discretion, makes an Award transferable, such Award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (as such term is defined in the general instructions to Form S-8 under the Securities Act through gifts or domestic relations orders, as permitted by the instructions to Form S-8 of the Securities Act.

7.3
Leaves of Absence. The vesting of Awards granted hereunder will be suspended during any unpaid leave of absence, unless the Administrator determines otherwise pursuant to a leave of absence policy in effect from time to time. A Service Provider will not cease to be an Employee in the case of (i)any leave of absence approved by the Company or (ii)transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.

7.4	Adjustments Upon Changes in Capitalization, Merger or Change in Control.

(A)
Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, and the number of Shares as well as the price per Share covered by each outstanding Award, and the numerical Share limits in Sections 2 and 3, shall be proportionately adjusted for any change in, or increase or decrease in the number of issued Shares, resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change, or increase or decrease in the number of issued Shares, effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” The Board shall make such adjustment, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

(B)
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for the Participant to have the right to exercise his or her Award prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be vested or exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Award shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, or earned, an Award will terminate immediately prior to the consummation of such proposed action.

(C)	Merger or Change in Control.

(i)
Awards. In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Award shall be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.

(1)
In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise his or her Option as to all of the Shares, including Shares as to which it would not otherwise be vested or exercisable, and all restrictions on Restricted Stock and Restricted Stock Units will lapse and all performance goals or other vesting criteria with respect to an Award will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a period of not less than fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

(2)
For the purposes of this Section 7.4(C)(i), an Award shall be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control (and in the case of Restricted Stock Units, for each implied Share determined by dividing the value of the Restricted Stock Unit by the per Share consideration received by holders of Common Stock in the merger or Change in Control), an amount of consideration (whether stock, cash, or other securities or property) equal to the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option for each Share subject to such Award, or in the case of Restricted Stock Units, the number of implied shares determined by dividing the value of the Restricted Stock Units by the per Share consideration received by holders of Common Stock in the merger or Change in Control, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per Share consideration received by holders of Common Stock in the merger or Change in Control.

(3)
Notwithstanding anything in Section 7.4(C)(i)(2) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-asset sale corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(D)
Outside Director Option and Restricted Stock Grants. Notwithstanding anything in Section 7.4(C)(i) to the contrary, in the event of a merger of the Company with or into another corporation, or a Change in Control, in which an Outside Director is terminated or asked to resign Awards granted to such Outside Director shall vest 100% immediately prior to such merger or Change in Control. In the event of a merger or Change in Control in which an Outside Director is not terminated or asked to resign, such Outside Director’s Awards shall be treated under the terms of Section 7.4(C)(i).

7.5
Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award or such later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

7.6	Amendment and Termination of the Plan.

(A)	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(B)
Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Additionally, notwithstanding anything in the Plan to the contrary, the Board may not, without the approval of the Company’s stockholders:

(i)
materially increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization as set forth in Section 7.4(A);

(ii)	materially modify the requirements for eligibility to participate in the Plan, or

(iii)
reprice Options issued under the Plan by lowering the exercise price of a previously granted Option, by canceling outstanding Options and issuing replacement Options, or by otherwise replacing existing Options with substitute Options with a lower exercise price.

(C)
Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

7.7	Conditions Upon Issuance of Shares.

(A)
Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(B)
Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

7.8
Limitation of Awards to Outside Directors. Notwithstanding the provisions of Sections 3.1(B)(i), 3.1(B)(ii), 4.1 and 5.1 above, no Outside Director may receive one or more Awards in any Fiscal Year with an aggregate grant date fair value of more than US$500,000. For these purposes the grant date fair value will mean (i) with respect to any Awards of Restricted Stock or Restricted Stock Units the product of (A) the Fair Market Value of one Share on the grant date of such Award, and (B) the aggregate number of Shares subject to the Award, and (ii) with respect to any Option, the Black-Scholes option valuation methodology, or such other methodology the Administrator may determine prior to the grant of an Award becoming effective, on the grant date of such Award.

7.9
Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

7.10	Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

7.11
Participant’s Relationship with Company. Neither the Plan nor any Award shall confer upon the Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause.

7.12
Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

APPENDIX D
List of Companies Used in Benchmarks for Compensation Analysis

Appendix D-1
Radford Global Technology Survey
(Annual Revenue of $500 million to $999.9 million)

Radford Global Technology Survey (Annual Revenue of $500 million to $999.9 million)
Company Name	Company Name	Company Name
ADTRAN	ICF INTERNATIONAL	RED HAT
ALEXION PHARMACEUTICALS	ILLUMINA	RF MICRO DEVICES
AMERICAN MEDICAL SYSTEMS	INFORMATICA	RIVERBED TECHNOLOGY
ARM	INTEGRATED DEVICE TECHNOLOGY	ROVI
ATHEROS COMMUNICATIONS	INTERMEC	SAVVIS COMMUNICATIONS
AVID TECHNOLOGY	INTERSIL	SEH AMERICA
BROOKS AUTOMATION	ITT RESIDENTIAL & COMMERCIAL WATER	SES AMERICAS
CADENCE DESIGN SYSTEMS	JACK HENRY AND ASSOCIATES	SIERRA WIRELESS AMERICA
CAMBRIDGE SILICON RADIO	JDA SOFTWARE	SMART MODULAR TECHNOLOGIES
CARL ZEISS MEDITEC	KULICKE AND SOFFA	SMART TECHNOLOGIES
CBS INTERACTIVE	LAIRD TECHNOLOGIES	SOFTCHOICE
CHECK POINT SOFTWARE TECHNOLOGIES	MENTOR GRAPHICS	STREAM
CIENA	MICROSEMI	SUPER MICRO COMPUTER
CLEARWIRE	MITEL NETWORKS	SWIFT
COHERENT	MKS INSTRUMENTS	SYNAPTICS
CREE	MONSTER WORLDWIDE	TECH MAHINDRA
CSG SYSTEMS	MULTI-FINELINE ELECTRONIX	TELESAT CANADA
CYMER	NATIONAL INSTRUMENTS	THQ
CYPRESS SEMICONDUCTOR	NEC CORP OF AMERICA	TIBCO SOFTWARE
DISNEY INTERACTIVE MEDIA GROUP	NETGEAR	TRANSACTION NETWORK SERVICES
DOLBY LABORATORIES	OMNIVISION TECHNOLOGIES	TRIDENT MICROSYSTEMS
DREAMWORKS ANIMATION	OPEN TEXT	TRIQUINT SEMICONDUCTOR
EARTHLINK	ORBITZ WORLDWIDE	UNITED ONLINE
ELECTRONICS FOR IMAGING	PACE AMERICAS	VARIAN SEMICONDUCTOR EQUIPMENT
EMERSON PROCESS MGMT -PROCESS SYSTEMS & SOLUTIONS	PLANTRONICS	VEECO INSTRUMENTS
ENTEGRIS	PMC-SIERRA	VERIGY
F5 NETWORKS	POWERWAVE TECHNOLOGIES	VERISIGN
FEI COMPANY	PROGRESS SOFTWARE	VIASAT
FINISAR	PROVIDE COMMERCE	VONAGE
GT ADVANCED TECHNOLOGIES	QLOGIC	WMS
GTSI	QUANTUM	XEROX INTERNATIONAL PARTNERS
HAEMONETICS	QUEST SOFTWARE	ZEBRA TECHNOLOGIES
HITACHI HIGH TECHNOLOGIES AMERICA	RACKSPACE HOSTING

Appendix D-2
Mercer's Benchmark Database

Mercer's Executive Remuneration Suite (Trailing 12 Month Annual Revenue $300 million to $1.4 billion)
Company Name	Company Name	Company Name
AAA Northern California, Nevada and Utah	AarhusKarlshamn USA Inc.	AET Inc. Ltd.
Affinity Health Plan	Ahlstrom USA	Aimco
Aker Solutions	Akzo Nobel, Inc. - Decorative Paints U.S.	Alfa Laval, Inc.
Alliance Data Systems - Epsilon	Alliance Pipeline Inc.	ALSAC/St. Jude Children's Research Hospital
American Cancer Society	American Heart Association	American University
Apollo Group - Apollo Global	Arlington County Government	Ascena Retail Group, Inc. - Dressbarn
Ascena Retail Group, Inc. - Justice	Ascena Retail Group, Inc. - Maurices	Associated Banc-Corp
Atkins North America	AvalonBay Communities, Inc.	Axxis Drilling, Inc.
AZZ Inc.	Banco Popular North America	Battelle - Pacific Northwest National Laboratory
Belo Corp.	BlueCross BlueShield of Vermont	BlueCross of Northeastern Pennsylvania
Boardwalk Pipeline Partners, LP	Boeing Employees Credit Union	BreitBurn Energy Partners L.P.
Bridgepoint Education, Inc.	Broadridge Financial Solutions, Inc. - Securities Processing Solutions	Brookfield Renewable Power
Build-A-Bear Workshop	Calamos Investments	Calfrac Well Services Corporation
Campari America	Capella Education Company	Caribou Coffee Company
Carnegie Mellon University	CGGVeritas	Charming Shoppes, Inc. - Fashion Bug
Charming Shoppes, Inc. - Lane Bryant	Checkpoint Systems, Inc.	Checkpoint Systems, Inc. - North America
Chicago Board Options Exchange	Choice Hotels International, Inc.	Christopher & Banks
Citizens Republic Bancorp, Inc.	City National Bank	City of Garland
Classified Ventures, LLC	Coffeyville Resources Nitrogen Fertilizers, LLC	Colorado Springs Utilities
Columbian Chemicals Company - North America Region	Columbus McKinnon Corporation	Commerce Bancshares, Inc.
Computershare	Copano Energy, LLC - Oklahoma	Copano Energy, LLC - Texas
Core Laboratories	Corning, Inc. - Environmental Technologies	Corning, Inc. - Life Sciences
Coventry Health Care, Inc. - Altius Health Plan, Inc.	Coventry Health Care, Inc. - CHC of Delaware, Inc.	Coventry Health Care, Inc. - CHC of Georgia, Inc.
Coventry Health Care, Inc. - CHC of Kansas, Inc.	Coventry Health Care, Inc. - Midlands (Iowa/Nebraska)	Coventry Health Care, Inc. - PersonalCare
Coventry Health Care, Inc. - Preferred Health Systems	Coventry Health Care, Inc. - Southern Health Services-Carelink	Coventry Health Care, Inc. - WellPath Select, Inc.
Credit Acceptance Corporation	Crescent Real Estate Equities LLC	Crocs, Inc.
Cubic Corporation - Cubic Defense Applications, Inc.	Cubic Corporation - Cubic Transportation Systems, Inc.	Curtiss-Wright Corporation - Curtiss-Wright Controls, Inc.
Curtiss-Wright Corporation - Curtiss-Wright Flow Control Corporation	CVR Energy, Inc. - CVR Partners, Inc.	Darden Restaurants, Inc. - LongHorn
Darden Restaurants, Inc. - Specialty Group	Dean Foods Company - Morningstar Foods	Deckers Outdoor Corporation - Ugg
Denver Public Schools	Digital Generation, Inc.	DineEquity, Inc.
Dresser-Rand Group Inc. - Dresser-Rand New Equipment	Dresser-Rand Group Inc. - Dresser-Rand Product Services	DRS Technologies - C3 & Aviation
DRS Technologies - Power and Environmental Systems	DRS Technologies - Reconnaissance, Surveillance and Target Acquisition (RSTA)	DRS Technologies - Tactical Systems
Dunkin' Brands, Inc.	East West Bank	Elizabeth Arden, Inc.
Energen Corporation - Alabama Gas Corporation	Energen Corporation - Energen Resources Corporation	Enerplus Resources (USA) Corporation
EnPro Industries, Inc.	EnPro Industries, Inc. - Garlock Sealing Technologies	ENSCO International, Inc. - North & South America Business Unit
Ensign United States Drilling, Inc.	Esurance Insurance Services, Inc.	EXCO Resources, Inc.
Exel, a DP-DHL Company - Automotive, Engineer, Manufacturing, Chemical & Energy (AEMCE) Sector	Exel, a DP-DHL Company - CRH	Exel, a DP-DHL Company - Retail Sector
Exel, a DP-DHL Company - TASL Sector	Exelis Inc. - Exelis Electronic Systems, Communications Systems Division	Exelis Inc. - Exelis Electronic Systems, Integrated Electronic Warfare Systems Division
Exelis Inc. - Exelis Geospatial Systems	Exelis Inc. - Exelis Geospatial Systems, ISR Division	Exelis Inc. - Exelis Geospatial Systems, Night Vision Division

Exelis Inc. - Exelis Information Systems	Exelis Inc. - Exelis Mission Systems, Afghan Programs Division	Exelis Inc. - Exelis Mission Systems, Middle East Programs Division
Exelis Inc. - Exelis Mission Systems, Space Ground & Range Systems Division	Exelis Inc. - Exelis Mission Systems, TAC Division	FairPoint Communications
Fallon Community Health Plan	FBL Financial Group, Inc.	Federal-Mogul Corporation - Vehicle Safety and Protection Group
Federated Investors	Ferrovial	First Financial Bank
First Interstate BancSystem, Inc.	First Midwest Bank, Inc.	FirstEnergy Corporation - Pennsylvania Electric Co. (PENELEC)
FirstEnergy Corporation - The Cleveland Electric Illuminating Company	FirstEnergy Corporation - Toledo Edison	FirstEnergy Corporation - West Penn Power Company
FirstGroup America - Greyhound Lines, Inc.	Fiskars Brands, Inc.	Fluor Corporation - Power
Foot Locker, Inc. - Champs/Team Edition	Foot Locker, Inc. - Footlocker.com/Eastbay	Forest City Enterprises
Forest Oil Corporation	Foster Wheeler, Inc. - Foster Wheeler NAP	Foster Wheeler, Inc. - Foster Wheeler USA
Fox Networks Group - National Geographic Channel	Fox Networks Group - SPEED	Fred Hutchinson Cancer Research Center
Fulton Financial Corporation	G&K Services, Inc.	Gardner Denver, Inc. - TCM Investments, Inc.
GCI Communication Corp.	Geisinger Health Plan	GenCorp, Inc.
GenCorp, Inc. - Aerojet General Corporation	Generali USA Life Reassurance Company	GKN America Corporation - GKN Sinter Metals, Inc.
Graco Inc.	Great River Energy	Greater Orlando Aviation Authority
Haldex, Inc.	Hancock Holding Company	Hancock Holding Company - Hancock Bank
Hancock Holding Company - Whitney Bank	Harsco Corporation - Rail	Health Net, Inc. - Health Net of Oregon
Heidrick & Struggles International, Inc.	Helzberg's Diamond Shops, Inc.	Highmark - WVA
HighMount Exploration & Production LLC	HNI Corporation - Allsteel	HNI Corporation - Hearth & Home Technologies
HNI Corporation - HON Company	Hormel Foods Corporation - Affiliated BU's	Hormel Foods Corporation - Farmer John
Hormel Foods Corporation - Foodservice	Hormel Foods Corporation - Grocery Products	Hormel Foods Corporation - Specialty Foods
Hot Topic, Inc.	Hunter Douglas Inc.	Huron Consulting Group
ICL	ICL - Industrial Products	Idaho Power Company
InterContinental Hotels Group Americas	Interval International	Intrepid Potash, Inc.
ION Geophysical Corporation	J. Paul Getty Trust	Jacobs Engineering Group, Inc. - GBNA
Jacobs Engineering Group, Inc. - Global Construction Services	Jacobs Engineering Group, Inc. - Jacobs Northern Region	Jacobs Engineering Group, Inc. - NAI East
James Hardie Industries, SE - James Hardie Building Products	James Hardie Industries, SE - James Hardie Building Products, Building Products USA	Jefferson County Public Schools
John B. Sanfilippo & Son, Inc.	Johns Hopkins HealthCare, LLC	K. Hovnanian American Mortgage
Kao Brands Company	Kao Specialties Americas LLC	KAR Auction Services, Inc. - ADESA
KAR Auction Services, Inc. - Insurance Auto Auctions	KBR, Inc. - Downstream	KBR, Inc. - Infrastructure
KBR, Inc. - Power & Industrial	Kemper Home Service Companies	Kemper Preferred
Kent State University	Kforce Inc.	Kone, Inc.
Kosmos Energy, LLC	Kuehne + Nagel - North America	Kuehne + Nagel - US
Kulicke & Soffa Industries, Inc.	Laredo Petroleum Holdings, Inc.	Lawson Products, Inc.
Legacy Reserves, LP	Legal & General America, Inc.	Leggett & Platt, Incorporated - Bedding Group
Leggett & Platt, Incorporated - Commercial Fixturing & Components Segment	Leggett & Platt, Incorporated - Consumer Products Group	Leggett & Platt, Incorporated - Home Furniture Components Group
Leggett & Platt, Incorporated - Industrial Materials Segment	Leggett & Platt, Incorporated - Specialized Products Segment	Leggett & Platt, Incorporated - Wire Division
Leo Burnett Worldwide, Inc. - Leo Burnett USA	Link-Belt Construction Equipment Company	Linn Energy, LLC
Lower Colorado River Authority	LSG Lufthansa Service Holding AG	lululemon athletica usa
Madison Square Garden	Magellan Midstream Holdings, LP - Pipeline/Terminal Division	Magellan Midstream Holdings, LP - Transportation
Maquet Getinge Group	Marc Jacobs International LLC	MarkWest Energy Partners LP - Southwest Business Unit
Matson Navigation Company - Matson Integrated Logistics	Matthews International Corporation	McMoRan Exploration Co.
MDU Resources Group, Inc. - Fidelity Exploration & Production Company	MDU Resources Group, Inc. - Montana Dakota Utilities	MDU Resources Group, Inc. - WBI Holdings, Inc.

MeadWestvaco Corporation - Coated Board	MeadWestvaco Corporation - Packaging Resource Division	Meritor, Inc. - Aftermarket
Meritor, Inc. - Industrial	Michael Baker Corporation	Mine Safety Appliances Company
ModusLink Global Solutions, Inc.	ModusLink Global Solutions, Inc. - Supply Chain Division	Moet Hennessy USA
Molex - Integrated Products Division	Mount Carmel Health Plan MediGold	MTS Systems Corporation
MTS Systems Corporation - Test Division	Munich Reinsurance America, Inc. - Windsor Health Group	National Interstate Insurance Company
National Renewable Energy Laboratory	National Rural Utilities Cooperative Finance Corporation (NRUCFC)	Nature's Sunshine Products
Navigant Consulting, Inc.	Neighborhood Health Plan of Rhode Island	Nestlé USA, Inc. - Direct Store Delivery Division
Nestlé USA, Inc. - Nestlé Sales	New York Power Authority - Niagara Power Project	Nexen Petroleum USA, Inc.
North American Hoganas Inc.	Northern Arizona University	Northwest Natural Gas
Novartis Animal Health US, Inc.	NTT Data Inc.	Oak Ridge Associated Universities
Oakland County Government	Océ Business Services	Old Dominion Electric Cooperative
Old National Bancorp	Old National Bancorp - Old National Bank	OneBeacon Insurance
Oxford Industries, Inc.	Oxford Industries, Inc. - Tommy Bahama Group	PACCAR - PACCAR Financial
Packaging Corporation of America - Containerboard	Pandora Holding US	Parker Hannifin Corporation - Climate and Industrial Controls Group
Patterson Companies - Patterson Medical	Patterson Companies - Webster Veterinary	PDC Energy
Pearson Education - Curriculum	Pearson Education - Pearson NCS, Assessments & Information	Peet's Coffee & Tea
Pennsylvania Higher Education Authority Agency	Pentagon Federal Credit Union	People's United Bank
Phillips-Van Heusen Corporation - PVH Sportswear	Piper Jaffray Companies	Plains All American Pipeline, L.P. - PAA Natural Gas Storage, L.P.
Plum Creek Timber Company, Inc.	Port Authority of Allegheny County	Port of Seattle
Portfolio Recovery Associates, Inc.	Post Holdings Inc.	Praxair, Inc. - Hydrogen-carbon Monoxide (HyCO)
Praxair, Inc. - Praxair Distribution, Inc.	Praxair, Inc. - Praxair Surface Technologies	Precision Drilling Corporation
Preformed Line Products Company	Premera Blue Cross - Alaska	Presbyterian Health Plan
PrivateBancorp, Inc.	PSS World Medical, Inc. - Gulf South Medical Supply, Inc.	Public Broadcasting Service
Questar Corporation	Quicksilver Resources Inc.	Ralcorp Holdings, Inc. - AIPC
Ralcorp Holdings, Inc. - Frozen Bakery Products	Ralcorp Holdings, Inc. - Ralston Foods	Range Resources Corp.
Raymond James Financial - Capital Markets	Raymond James Financial - Raymond James Bank	Regency Centers Corporation
Regeneron Pharmaceuticals, Inc.	Renesas Electronics America	Rexnord Corp. - Gear
Rexnord Corp. - Water Management	Riviana Foods, Inc.	RLI Insurance Company
Rowan Companies, Inc.	Sage North America	Sage North America - Sage Business Solutions
SAIF Corporation	San Antonio Water System	Sauer-Danfoss - Controls
Sauer-Danfoss - Propel	Sauer-Danfoss - Stand Alone Businesses	Save the Children Federation, Inc.
Savvis, Inc.	SBA Communications Corporation	SCANA Corporation - SEMI (SCANA Energy Marketing, Inc.)
SCF Arizona	Security Health Plan	SemGroup Corporation - Rose Rock Midstream
SemGroup Corporation - SemStream	Shoe Carnival, Inc.	Sinclair Broadcast Group, Inc.
Solera Holdings, Inc.	Solutia Inc. - Advanced Interlayers	Solutia Inc. - Technical Specialties
Sothebys	Southern California Regional Rail Authority	Southern Company - Mississippi Power Company
Space Systems/Loral	Stantec Inc.	Starwood Vacation Ownership
Stream Global Services	Stryker Corporation - Endoscopy	Stryker Corporation - Instruments
Stryker Corporation - Medical	Stryker Corporation - Neurovascular	Stryker Corporation - Spine
Susquehanna Bancshares, Inc.	Sykes Enterprises, Incorporated	Symetra Financial - Group Insurance
Symetra Financial - Life & Annuities	Synovus Financial Corporation	Taubman Centers, Inc.
TDS Telecom	Technip USA, Inc.	TeleTech Holdings, Inc.
Tennant Company	Terumo BCT	Texas Industries, Inc.
Texas State University-San Marcos	Textainer	Textron Inc. - E-Z-Go

TGS-NOPEC Geophysical Company	The Donna Karan Company LLC	The E. W. Scripps Company
The Frost National Bank	The Golden 1 Credit Union	The Johns Hopkins University Applied Physics Laboratory
The National Academies	The Pampered Chef Ltd.	The Sherwin-Williams Company - Consumer Group, Diversified Brands Division
The Sherwin-Williams Company - Global Group, Auto Division	The Sherwin-Williams Company - Latin American Coatings	The Sherwin-Williams Company - Paint Stores Group, Eastern Division
The Sherwin-Williams Company - Paint Stores Group, Southeastern Division	The Sherwin-Williams Company - Product Finishes Division	The Sherwin-Williams Company - Protective & Marine Coatings
The University of Texas System - The University of Texas Health Science Center at San Antonio	The University of Texas System - University of Texas Health Science Center	THUMS Long Beach Company
Toray Plastics (America), Inc.	Toyota Industrial Equipment Manufacturing, Inc.	Travis County
Trinidad Drilling LP	TSYS Core - TSYS International Services	TSYS Core - TSYS Merchant Services
TSYS Core - TSYS North America Services	UMB Financial Corporation	Under Armour, Inc. - Under Armour Retail Sales
Unit Corporation - Unit Drilling Company	Unit Corporation - Unit Petroleum Company	United Water
Universal Technical Institute	University of Houston	University of Maryland University College
University of Notre Dame	USG Corporation - L&W Supply	Utah Transit Authority
Vail Resorts, Inc.	Valley National Bank	Veolia Water North America
Vera Bradley, Inc.	Verisign Inc.	VF Corporation - 7 for All Mankind
VF Corporation - Contemporary Brands	VF Corporation - Imagewear	VF Corporation - Sportswear
VF Corporation - Vans	Vonage Holdings Corporation	Waddell & Reed
Wake County Government	Warnaco, Inc. - Calvin Klein Jeans	Warnaco, Inc. - Calvin Klein Underwear
Warnaco, Inc. - Intimate Apparel Group	Washington Suburban Sanitary Commission	Weber Aircraft LLC
Webster Financial Corporation	West Marine Products, Inc.	Western Michigan University
Westlake Chemical Corporation - Vinyl Chemicals	William Marsh Rice University	Wolters Kluwer NA - Corporate Legal Services
Wolters Kluwer NA - Financial & Compliance Services	Wolters Kluwer NA - Health	Wolters Kluwer NA - WK Medical Research
World Vision	Wright Express Corporation	Xylem Inc. - Analytics
Yamaha Corporation of America	Zebra Technologies Corporation	Zimmer Holdings, Inc. - Zimmer Orthopedic Surgical Products, Dover
Zions Bancorporation - Amegy Bank	Zions Bancorporation - California Bank and Trust	Zions Bancorporation - Zions First National Bank

Appendix D-3
Mercer’s Global Disclosure Database

Technology, Hardware & Equipment, Software & Services Industries (Annual Revenues of $300 million to $1.4 billion)
Company Name	Company Name
Software & Services	Technology Hardware & Equipment
ACI WORLDWIDE INC	AEROFLEX HOLDING CORP
ANSYS INC	AGILYSYS
ARIBA, INC.	AVID TECHNOLOGY INC
BLACKBAUD INC	BLACK BOX CORP
BLACKBOARD INC.	CIENA CORP
CADENCE DESIGN SYSTEMS, INC.	DOLBY
COMMVAULT	EMS TECHNOLOGIES, INC.
COMPUWARE CORP	EMULEX CORP
FACTSET RESEARCH SYSTEMS INC.	F5 NETWORKS INC.
FAIR ISAAC CORP	FEI CO
INFORMATICA CORP	FLIR SYSTEMS INC.
JDA SOFTWARE GROUP, INC.	HUTCHINSON TECHNOLOGY INC
MENTOR GRAPHICS CORP	JDS UNIPHASE CORP.
MICROS SYSTEMS INC	MTS SYSTEMS CORP
MICROSTRATEGY INC	MULTI-FINELINE ELECTRON INC
NUANCE COMMUNICATIONS INC	NETGEAR INC
PARAMETRIC TECHNOLOGY CORP	OSI SYSTEMS INC
PEGASYSTEMS INC	POLYCOM INC
PROGRESS SOFTWARE CORP	POWERWAVE TECHNOLOGIES INC
QUEST SOFTWARE INC	PULSE ELECTRONICS CORP
RADIANT SYSTEMS, INC.	QLOGIC CORP
RED HAT INC	QUANTUM CORP
ROVI CORP	ROFIN SINAR TECHNOLOGIES INC
SOLERA HOLDINGS INC	ROGERS CORP
SS&C TECHNOLOGIES HLDGS INC	SMART MODULAR TECHNOLOGIES
SYNOPSYS INC	TRIMBLE NAVIGATION
TELECOMMUNICATION SYS INC	TTM TECHNOLOGIES INC
TIBCO SOFTWARE INC.	UNOVA INC.
WEBSENSE INC	VIASYSTEMS GROUP INC
ZEBRA TECHNOLOGIES CP -CL A